CONFORMED COPY
--------------
                                                                   EXHIBIT 10.14

                           DATED 20TH NOVEMBER, 1997


                       ICI CHEMICALS & POLYMERS LIMITED

                       IMPERIAL CHEMICAL INDUSTRIES PLC

                           TERRA INDUSTRIES LIMITED

                                      and

                             TERRA INDUSTRIES INC.


                     ------------------------------------

                          SALE OF BUSINESS AGREEMENT
                                  RELATING TO
                          THE ICI FERTILIZER BUSINESS
                     ------------------------------------






                                 ALLEN & OVERY
                                    London

                                   CONTENTS

Clause                                                                      Page
1.   Interpretation............................................................1
2.   Sale Of Business..........................................................7
3.   Excluded Assets...........................................................9
4.   Consideration And Stocks.................................................10
5.   Conditions Precedent.....................................................11
6.   Contracts................................................................15
7.   Debts And Creditors......................................................17
8.   Apportionments, Prepayments And Discounts................................17
9.   Liabilities..............................................................19
10.  Purchaser's Warranties...................................................21
11.  Seller's Warranties......................................................22
12.  Environmental............................................................26
13.  Completion...............................................................26
14.  Records, Assistance And Accounts.........................................27
15.  Defunct Plant............................................................28
16.  Employees................................................................29
17.  Pensions.................................................................29
18.  Guarantees...............................................................29
19.  Protective Covenants.....................................................30
20.  ICI Roundel..............................................................32
21.  Confidentiality..........................................................32
22.  Independent Accountant...................................................34
23.  Announcements............................................................34
24.  Value Added Tax And Capital Allowances...................................34
25.  Computer Systems.........................................................36
26.  Default Interest.........................................................37
27.  Notices..................................................................37
28.  General..................................................................37
29.  Whole Agreement..........................................................39
30.  Governing Law............................................................40
31.  Jurisdiction.............................................................40

Schedules

1.   Properties...............................................................41
2.   Plant and Equipment......................................................42
3.   Intellectual Property....................................................43
4.   ICI and Terra Individuals................................................45
5.   Excluded Assets..........................................................46
6.   Implementation Agreements................................................47
7.   Warranties...............................................................51
8.   Employees................................................................62
9.   Pensions.................................................................66
10.  Stock Valuation..........................................................79
11.  Environmental............................................................84
12.  Conduct of Business up to Completion.....................................93
Signatories..................................................................122

Annexes

1.   Implementation Agreements (not in agreed form)
2.   Property Schedule
3.   Property Warranties

Agreed Form Documents

A.   Completion Certificate
B.   Disclosure Letter
C.   Property Documents
D.   Ammonium Nitrate Hedging Agreement
E.   Put Agreement
F.   Guarantee relating to D and E above
G.   Implementation Agreements (Schedule 6)
H.   Employee Notice (Schedule 8, paragraph (1))

THIS AGREEMENT is made on 20th November, 1997 BETWEEN:

(1) ICI CHEMICALS & POLYMERS LIMITED (registered number 358535), a company incorporated under the laws of England, whose registered office is at The Heath, Runcorn, Cheshire WA7 4QF (the "Seller");

(2) TERRA INDUSTRIES LIMITED (registered number 3455690), a company incorporated under the laws of England, whose registered office is at 5 Appold Street, London EC2A 2HA (the "Purchaser");

(3) IMPERIAL CHEMICAL INDUSTRIES PLC (registered number 218019), a company incorporated under the laws of England, whose registered office is at Imperial Chemical House, Millbank, London SW1P 3JF ("ICI"); and

(4) TERRA INDUSTRIES INC., a corporation incorporated under the laws of the state of Maryland, USA whose principal executive office is at 600 Fourth Street, P.O. Box 6000, Sioux City, Iowa ("Terra").

WHEREAS:

(A)  The Seller carries on the Business (as defined below).

(B) The Seller wishes to sell and the Purchaser wishes to purchase the Business with a view to carrying on the Business as a going concern in succession to the Seller on the terms set out in this agreement.

(C)  The Seller is a wholly owned subsidiary of ICI.

(D)  The Purchaser is a wholly owned subsidiary of Terra.

IT IS AGREED as follows:

1.   INTERPRETATION

(1)  In this agreement:

     "Accounts" means the audited accounts relating to the Business for the twelve month periods ended 31st December, 1995 and 31st December, 1996 and the unaudited accounts relating to the Business for the nine months ended 30th September, 1997 (comprising in each case a balance sheet, profit and loss account and cash flow statement and related notes), copies of which are annexed to the Disclosure Letter and, for the purpose of clause 14(5) only, the audited accounts relating to the Business for the twelve months ending on 31st December, 1997;

     "Acquired Intellectual Property" means the Business Intellectual Property, Licensed Intellectual Property, Non-Exclusive Information and Exclusive Information;

     "Affiliate" means in relation to any party, any subsidiary undertaking or parent undertaking of that party and any other subsidiary undertaking of that parent undertaking for the time being;

     "Agreed Form" means, in relation to any document, the form of that document which has been initialled for the purpose of identification by or on behalf of the parties to this agreement;

     "Assets" means the several assets relating exclusively or primarily to the Business to be sold to the Purchaser under this agreement and described in clause 2(1) but excluding the Excluded Assets;

     "Billingham Site Services" means those services which the Seller or any relevant member of the Seller's Group supply from the Properties before Completion and which the Purchaser or its Affiliates will provide from the Properties following Completion pursuant to the Implementation Agreements;

     "Business" means the business carried on by the Seller and any relevant member of the Seller's Group at or from the Properties comprising:

     (1)  the production, distribution and sale of:

          (a)  ammonia;

          (b)  nitric acid;

          (c)  ammonium nitrate fertilizers;

          (d)  sodium nitrite;

          (e)  liquid carbon dioxide; and

     (2)  the supply of the Billingham Site Services;

     "Business Day" means a day (other than a Saturday or Sunday) on which banks are generally open for normal business in both London and New York;

     "Business Intellectual Property" means all Intellectual Property (other than Licensed Intellectual Property) owned by the Seller or any relevant member of the Seller's Group and used exclusively in connection with the Business together with goodwill relating thereto including, without limitation, those shortly described in Part 1 of Schedule 3;

     "Completion" means completion of the sale and purchase of the Assets in accordance with clause 13 which shall be deemed to occur at 12 midnight London time on the Completion Date;

     "Completion Certificate" means a certificate in the Agreed Form confirming the matters described in clause 5(9);

     "Completion Date" has the meaning given in clause 13;

     "Computer Systems" means all computer systems and shall include, but not be limited to, computer processors, computer programmes, technical or other documentation, telecommunication systems and equipment data entered into, created or stored by such computer systems and all other computer related hardware, software, or peripherals;

     "Contracts" means all contracts and engagements (other than (i) any leases or licences in relation to the Properties and (ii) the contracts relating to the Employees) relating exclusively or primarily to the Business entered into before Completion, including orders made before Completion, by or on behalf of the Seller or any relevant member of the Seller's Group with third parties in connection with the Business which remain (in whole or in part) to be performed at Completion including, without limitation, all orders and contracts for the manufacture, sale or purchase of goods or provision or supply of services or for the hire purchase, credit sale, leasing or licence of goods or services, or the licensing of Intellectual Property and Information and including, without limitation, the Material Contracts;

     "Creditors" means all book, trade and other debts (including without limitation financial debt) or sums (including credit notes granted) due, owing, accrued or payable by the Seller or any of its Affiliates in respect of the Business (whether or not then invoiced and whether or not then due and payable) which are in respect of the period up to Completion;

     "Customs" means HM Customs & Excise;

     "Debts" means all book, trade and other debts or sums (including suppliers' credit notes) due, owing, accrued or payable to the Seller or its Affiliates in respect of the Business (whether or not then invoiced and whether or not then due and payable) which are in respect of the period up to Completion;

     "Default Interest" means LIBOR plus 2 per cent.;

     "Defunct Plant" has the meaning given in clause 15;

     "Disclosure Letter" means the letter to be dated the date of this agreement from the Seller to the Purchaser in the Agreed Form and, as the context may require, the letter together with additional specific disclosures made pursuant to clause 5 which shall be incorporated into the Disclosure Letter with effect from the Completion Date;

     "Employees" means those individuals employed by the Seller in the Business as set out in the Disclosure Letter;

     "Employment Regulations" means the Transfer of Undertakings (Protection of Employment) Regulations 1981;

     "Encumbrance" means any debenture, mortgage, charge, lien, deposit by way of security, bill of sale, option or right of pre-emption or other third party right (legal or equitable) but excluding licences of Intellectual Property or Information;

     "Environmental Claims" means any claims under the environmental warranties in paragraph A.6 of Schedule 7 or under the provisions of Schedule 11;

     "Excluded Assets" means the assets or rights referred to in clause 3;

     "Excluded Technologies" means those technologies set out in Part 3 of
     Schedule 3;

     "Exclusive Information" means all Information relating exclusively to the Business at Completion including, without limitation, the Information listed in Part 4 of Schedule 3;

     "Field of Activity" means the business of sale and manufacture of the Products;

     "Goodwill" means the goodwill of the Business with the right to carry on the Business in succession to the Seller and any relevant member of the Seller's Group but excludes any goodwill or other right in the ICI Roundel;

     "Hedging Agreements" has the meaning given in clause 13(2)(j);

     "ICI Controller's Manuals" means the control manuals which are recorded on disk which accompanies the Disclosure Letter or any printed copy made from that disk (as more fully described in Schedule 10);

     "Implementation Agreements" means the documents in Agreed Form listed in
     Schedule 6 and those other documents listed in Annex 1 to be entered into on the Completion Date;

     "Independent Accountant" has the meaning given in clause 22;

     "Information" means all information owned by the Seller or any other member of the Seller's Group relating to the Business including (but without limitation) know-how, trade secret, industrial and commercial information and techniques including (but not limited to) drawings, formulae, test reports, operating and testing procedures, shop practices, instruction manuals and tables of operating conditions and including all information owned by the Seller or any other member of the Seller's Group relating to the supply of any materials to the Business and to the marketing of any products or services supplied by the Business, including customer names and lists, sales targets, sales statistics, market share statistics, marketing surveys and reports, marketing research and any advertising or other promotional materials;

     "Intellectual Property Assignment" means the proforma assignment of Business Intellectual Property in Agreed Form;

     "Intellectual Property Consent" means the written consents executed by NWS Bank plc to the assignment to the Purchaser of the Seller's jointly held ownership in the marks "TALISMAN", "TALISMAN GOLD CARD", "CLASSIC" and "CLASSIC GOLD";

     "Intellectual Property" means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and re-examinations thereof, (b) all trademarks, service marks, trade dress, logos and trade names, together with all translations, adaptations, derivations and combinations thereof and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights and all applications, registrations, and renewals in connection therewith, (d) all intellectual property rights in all computer software (including data and related documentation), (e) all other proprietary rights of a similar nature, and (f) all intellectual property rights in all copies and tangible embodiments thereof (in whatever form or medium);

     "LIBOR" means the rate for deposits in Pounds Sterling for a period of one month which appears on the Reuters Screen ISDA Page at approximately 11.00 a.m., London time, on the first day of the period to which any interest period relates (the "Relevant Date"). If such rate does not appear on the Reuters Screen ISDA Page on the Relevant Date, the rate for that Relevant Date will be determined as if the parties had specified that the rate for the Relevant Date will be determined on the basis of the rates at which deposits in Pounds Sterling are offered by Midland Bank plc at approximately 11.00 a.m., London time, on the Relevant Date to prime banks in the London interbank market for a period of one month commencing on that Relevant Date;

     "Licensed Intellectual Property" means Intellectual Property owned by the Seller or any member of the Seller's Group and used non-exclusively in connection with the Business which is to be licensed by the Seller or the relevant member of the Seller's Group to the Purchaser but excluding the Excluded Technologies;

     "Material Contracts" has the meaning given in paragraph D(1) of Schedule 7; "Non-Exclusive Information" means Information owned by the Seller or any member of the Seller's Group and used non-exclusively in connection with the Business but excluding the Excluded Technologies;

     "Plant and Equipment" means the plant, machinery, desk top computers, spare parts, tools, equipment, tangible chattels, motor vehicles, trailers, furniture, fixtures and fittings (to the extent they are not included in the Properties) owned by the Seller or any member of the Seller's Group and used exclusively or primarily in connection with the Business as at Completion including, without limitation, those shortly described in
     Schedule 2;

     "Pounds Sterling", "Pounds" and "(Pounds)" means the lawful currency of the United Kingdom;

     "Premises" and "Premises Agreements" has the meaning given in Schedule 1;

     "Products" means ammonia, nitric acid, ammonium nitrate fertilizers, sodium nitrite and liquid carbon dioxide;

     "Properties" means the properties short particulars of which are set out in
     Schedule 1 and "Property" means any of them and includes every part of each of them;

     "Property Purchase Price" means, in respect of each Property, the consideration attributed to that Property as set out in Schedule 1;

     "Property Rights" has the meaning given in Schedule 1;

     "Property Documents" has the meaning given in Schedule 1;

     "Purchaser's Auditors" means Deloitte & Touche, Stonecutter Court, 1 Stonecutter Street, London EC4A 4TR;

     "Purchaser's Group" means the Purchaser's ultimate parent undertaking and that parent undertaking's Affiliates;

     "Purchaser's Solicitors" means Ashurst Morris Crisp of Broadwalk House, 5 Appold Street, London EC2A 2HA;

     "Records" means:

     (a) supplier records (but not the records referred to in clause 24(7)) excluding specific price, rebate and discount information relating in large part to supplies procured as part of an arrangement relating to any business other than the Business;

     (b)  employee records;

     (c)  management accounting records; and

     (d) all documents of title to the Assets (but excluding those relating to the Properties),

     in each case to the extent that the items are owned by the Seller or any relevant member of the Seller's Group at the Completion Date and relate exclusively or primarily to the Business;

     "Seller's Auditors" means KPMG Audit plc of 8 Salisbury Square, London EC4V 7BB;

     "Seller's Group" means the Seller's ultimate parent undertaking and that parent undertaking's Affiliates;

     "Seller's Solicitors" means Allen & Overy of One New Change, London EC4M
     9QQ;

     "Shared IT Services Agreement" means the IT Services Agreement of even date herewith made between ICI and Terra;

     "Stock Location" has the meaning given in Schedule 10;

     "Stocktake" has the meaning given in Schedule 10;

     "Stocks" means the stocks of fuels, raw materials, ingredients, packaging, office and laboratory supplies, revenue engineering spares, consumable stores, work in progress and finished goods at Completion belonging to the Seller's Group held exclusively or primarily for the purposes of the Business;

     "subsidiary" shall have the meaning given in section 736 of the Companies Act 1985;

     "subsidiary undertaking" and "parent undertaking" shall have the meanings given in section 258 of the Companies Act 1985;

     "Taxation" means all taxes, levies, charges, imposts and withholdings wheresoever imposed and having the character of taxation and all penalties, charges and interest relating thereto;

     "Terra Individuals" has the meaning given in clause 11(2)(d);

     "Territory" means those countries which at the date of this agreement are part of the European Economic Area;

     "VAT" means value added tax; and

     "VAT Element" means the amount of the consideration for any supply of goods or services which is attributable to VAT chargeable on that supply.

(2)  Any express reference to an enactment includes references to:

     (a) that enactment as amended, extended or applied by or under any other enactment before or after this agreement;

     (b) any enactment which that enactment re-enacts (with or without modification); and

     (c) any subordinate legislation made (before or after this agreement) under any enactment, including one within (a) or (b) above,

     except to the extent that any of the matters referred to in (a) to (c) occurring after the date of this agreement increase or alter the liability of any party under this agreement.

(3) The singular shall include the plural and vice versa and words denoting persons shall include bodies corporate and unincorporated associations of persons and, unless otherwise stated, shall include the permitted successors or assigns of such persons.

(4)  Subclauses (1) to (3) apply unless the contrary intention appears.

(5)  The headings in this agreement do not affect its interpretation.

(6) Any Schedule, Appendix or Annex to this agreement shall take effect as if set out in this agreement and references to this agreement shall include its Schedules, Appendices and Annexes.

(7) Where any statement is qualified by the expression "so far as the Seller is aware" or "to the Seller's knowledge, information and belief" or any similar statement, that statement shall, unless otherwise provided in this agreement, be deemed to mean such knowledge which those officers and operational and functional managers of the Seller listed in Part 1 of
     Schedule 4 (and no other persons) had in relation to the matter for which they have responsibility or ought to have had in relation to such matter.

(8)  For the purposes of clauses 7(1), 11(6)(b), 11(14), 14(1) and 14(4), where the statement "at the Seller's expense" or any similar statement is used and for the purpose of clauses 14(3) and 24(8) where the statement "at the Purchaser's expense" or any similar statement is used, that statement shall be deemed to mean the reimbursement by the Seller or Purchaser (as appropriate) of any reasonable out-of-pocket cost by the other party (or another member of such party's group) but shall not include any internal management time or attributable internal cost of the party to be reimbursed (or any other member of the such party's group).

2.   SALE OF BUSINESS

(1) The Seller shall sell or shall procure the sale by any relevant member of the Seller's Group in each case and the Purchaser shall purchase from
     Completion:

     (a)  the Properties (together with the Property Rights);

     (b)  the Plant and Equipment;

     (c)  the Stocks;

     (d)  the benefit (subject to the burden) of the Contracts;

     (e)  the Goodwill;

     (f)  the Business Intellectual Property;

     (g) to the extent they are capable of transfer to the Purchaser, franchises, approvals, permits, governmental licences, orders, registrations, certificates, variances, and similar rights obtained from governments and governmental agencies which relate exclusively or primarily to the Business;

     (h)  the Exclusive Information;

     (i) all records, books, letters, files, correspondence, lists, plans, architectural plans, drawings, specifications, creative materials, studies, reports and other documents (or copies or extracts thereof if such records or documents do not relate exclusively or primarily to the Business) relating to the Business (excluding the VAT records referred to in clause 24(7)); and

     (j) all other assets of the Seller or any relevant member of the Seller's Group used, in the case of Business Intellectual Property and Exclusive Information, exclusively or, in the case of any other asset, exclusively or primarily, in connection with the Business, but excluding the assets referred to in clause 3.

(2) Subject to subclauses (3) and (4), the Seller (or the relevant member of the Seller's Group) shall sell the Assets (except the Properties, the unregistered Business Intellectual Property and the Exclusive Information) with full title guarantee with effect from Completion free from all Encumbrances and together with all rights attaching thereto; provided that this shall be qualified to the extent that there has been specifically disclosed in the Disclosure Letter any Encumbrance or any other matter the existence of which reveals that the sale of the relevant Asset cannot be so made, in which event the Seller shall sell that Asset (except the Properties) with such rights, title and interest as the Seller has in that Asset and, for the avoidance of doubt, Part 1 of the Law of Property (Miscellaneous Provisions) Act 1994 shall not apply to the extent of such disclosure.

(3)  The Properties shall be sold on and subject to the conditions contained in
     Schedule 1.

(4) The unregistered Business Intellectual Property and the Exclusive Information shall be sold with such rights, title and interest as the Seller or the relevant member of the Seller's Group has in such Business Intellectual Property.

(5) The Seller and ICI grant to the Purchaser, effective from Completion, an irrevocable, perpetual, non-exclusive, royalty free licence to use the Licensed Intellectual Property and the Non-Exclusive Information in and for the purposes of the Business as carried on by the Seller at Completion. The Purchaser may appoint a sub-contractor to carry out, perform and discharge some or all of the rights and obligations granted under the licence without relieving the Purchaser of primary liability thereunder.

     Further, such licence shall be assignable in whole or in part if the assignment forms part of a sale of the whole or part of the Business by the Purchaser and the Intellectual Property and Information which is the subject of such assignment will be used by the assignee only in and for the purpose of the Business, or that part of it, provided that the Purchaser will remain primarily liable to the Seller under such licence unless the Seller, the Purchaser and any such assignee consent to a novation (or partial novation as the case may be) of such licence (or part thereof) such consent not to be unreasonably withheld or delayed by the Seller whose reasonable legal costs of entering into such novation or partial novation as the case may be, will be payable by the Purchaser.

(6) The Seller undertakes that, if at any time after the date of this agreement, the Seller or the relevant member of the Seller's Group executes any assignment of all or any part of the Licensed Intellectual Property or Non-Exclusive Information, the Seller will or will procure that the relevant member of the Seller's Group will notify such assignee (as the case may be) of the Purchaser's rights in the same.

(7) The Seller shall supply to the Purchaser a copy of such of the Non-Exclusive Information as the Purchaser may reasonably request.

(8) Pending Completion the Seller shall, and shall procure that any relevant member of the Seller's Group shall, observe the provisions of Schedule 12.

3.   EXCLUDED ASSETS

     Nothing in this agreement shall operate to transfer any assets or rights of the Seller, or any of its Affiliates other than those referred to in clause 2(1) and without limiting the generality of the foregoing there shall be expressly excluded and excepted from the sale and purchase and nothing in this agreement shall operate to transfer:

     (a) the statutory books and records of the Seller and the benefit to the Seller of this agreement;

     (b) any cash in hand or at bank (including uncleared cheques received at or before Completion to the extent the same relate to the period up to Completion) or bills receivable;

     (c) the Licensed Intellectual Property (provided that the Purchaser shall have the right to use and deal with the Licensed Intellectual Property in accordance with clause 2(5));

     (d) subject to the provisions of clause 5, the benefit of any insurance effected by or on behalf of the Seller;

     (e)  those assets listed in Schedule 5;

     (f)  Non-Exclusive Information excluding the goodwill relating thereto;

     (g) any Debts and all charges, bills, notes and securities, receivable therefor;

     (h) any balances in respect of Taxation relating to the period up to Completion;

     (i)  the Defunct Plant; and

     (j)  the Excluded Technologies.

4.   CONSIDERATION AND STOCKS

(1) Subject to subclause (3), the consideration payable by the Purchaser for the sale of the Assets (under or procured under this agreement) shall be (Pounds)200,000,000, allocated as follows:

     (a) for the Properties and the Property Rights the sum of (Pounds)8,000,000 to be apportioned as provided in Schedule 1;

     (b)  for the Plant and Equipment, the sum of (Pounds)170,000,000;

     (c) for the benefit (subject to the burden) of the Contracts, the Purchaser's covenant in clause 6;

     (d) for the Stocks, the sum of (Pounds)12,000,000 adjusted in accordance with the provisions of subclause (3);

     (e)  for the Goodwill, the sum of (Pounds)7,000,000;

     (f)  for the Business Intellectual Property, the sum of (Pounds)3,000,000;
          and

     (g)  for the remaining items in clause 2(1), the sum of (Pounds)0.

(2)  The amount of (Pounds)200,000,000 shall be paid in full on Completion.

(3) (a) The final purchase price to be paid hereunder for the Stocks shall be an amount equal to the value of the Stocks at the Completion Date calculated in accordance with the Stocktaking and valuation method set out in Schedule 10 (the "Stock Valuation").

     (b) If the value of the Stocks exceeds (Pounds)12,000,000, the amount of such excess shall be due and payable by the Purchaser to the Seller within 15 days of the Stock Valuation.

     (c) If the value of the Stocks is less than (Pounds)12,000,000, the amount of such deficit shall be due and payable by the Seller to the Purchaser within 15 days of the Stock Valuation.

     (d) Any amounts due under this subclause (3) shall bear interest at the rate of LIBOR plus one per cent. from Completion to the date of receipt by the relevant party.

     (e) Each party shall bear its own costs in connection with the said Stocktaking and Stock Valuation. The fees of the Independent Accountant instructed in accordance with Schedule 10 shall be borne equally between the Seller and the Purchaser.

(4) Subject to any express provisions in this agreement to the contrary, the consideration for the Business and the Assets and any other sum payable hereunder is exclusive of any stamp duty or transfer fees, which, if payable, shall be borne by the Purchaser.

5.   CONDITIONS PRECEDENT

(1)  The sale and purchase of the Business is conditional on:

     (a) the Purchaser not having exercised its right to withdraw from the acquisition pursuant to subclause (6) below;

     (b) the Seller having delivered to the Purchaser confirmation of the matters referred to in subclause (5) below; and

     (c)  satisfaction of subclause (2) below.

(2) Insofar as the proposed acquisition constitutes a concentration with a community dimension within the scope of Council Regulation (EEC) 4064/89 (the "Regulation") the Seller and the Purchaser agree to comply with the requirements of the Regulation and not to enter into the proposed acquisition until the requirements of the Regulation have been satisfied which will be achieved by the occurrence of any of the following events:

     (a) if the European Commission issues a decision under Article 6(1)(b) of the Regulation (or is deemed to have done so under Article 10(6) of the Regulation) declaring that the proposed transaction is compatible with the common market without imposing any conditions on either the Seller's Group or the Purchaser's Group which are deemed by the Seller or the Purchaser, as the case may be, in their reasonable opinion to be unacceptable; or

     (b) if the European Commission initiates proceedings pursuant to Article 6(1)(c) of the Regulation and issues a decision declaring that the proposed transaction is compatible with the common market (or is deemed to have done so under Article 10(6) of the Regulation) without imposing any conditions on either the Seller's Group or the Purchaser's Group which are deemed by the Seller or the Purchaser, as the case may be, in their reasonable opinion to be unacceptable; or

     (c) if the proposed transaction has been referred to a competent authority of one or more EEA States, such competent authority or authorities having issued all authorisations, consents, clearances and approvals in respect of the proposed transaction as may reasonably be deemed necessary or appropriate by the Seller's Group and the Purchaser's Group; or

     (d) if the European Commission grants a derogation to Article 7(1) of the Regulation in respect of the proposed transaction pursuant to Article 7(4) of the Regulation; or

     (e) if the European Commission decides not to continue the suspension of the proposed transaction pursuant to Article 7(2) of the Regulation.

(3) Each of the parties shall use reasonable endeavours to procure that the conditions in subclause (l) are fulfilled on or before 31st March, 1998 provided that if subclause (2)(b) is applicable each of the parties shall use reasonable endeavours to procure that subclause (2)(b) is fulfilled on or before 30th June, 1998.

(4) If the conditions in subclause (l) are not fulfilled or waived on or before the relevant date specified in subclause (3) none of the parties (provided it shall have used reasonable endeavours as aforesaid) will have any rights or liabilities under this agreement except under clauses 1, 18, 21, 23, 27, 28(2), 28(5), 29, 30 and 31 which shall survive termination of this agreement.

(5) Not later than 15 Business Days and five Business Days before the anticipated Completion Date and also immediately prior to Completion, the Seller shall provide the Purchaser with additional specific disclosures relating to the matters (if any) between the date of this agreement and the Completion Date, the absence of which would make the Warranties untrue (or incomplete) as at the Completion Date.

(6) If there has been a Material Adverse Change (as defined below), the Purchaser shall be entitled either to agree to proceed to Completion or to withdraw from the acquisition in which latter case the provisions of subclause (4) shall apply (as if the conditions in subclause (1) had not been fulfilled before the relevant date referred to in subclause (3)).

(7) If there arises or occurs between the time of execution of this agreement on the date hereof and Completion any fact, matter, event or circumstance in relation or pertaining to or giving rise to physical loss or damage to the Properties or Plant and Equipment which is or might reasonably be anticipated to be insured by or otherwise within the ambit of material damage Policy P450141/97/0/00 (the "Policy") under which the Seller or any member of the Seller's Group is an insured or otherwise has an insurable interest or any actual or contingent right of benefit, indemnity or payment from the insurer of that policy (the "Insurer"), then the Seller will use (and will procure that the relevant members of the Seller's Group use) its (and their) best endeavours to make all insurance recoveries (including any reinsurance recoveries) and to secure for the Purchaser all available benefits and indemnities in respect of the said physical loss or damage under the Policy and, subject to Completion, shall transfer all such insurance recoveries to the Purchaser and to the extent reasonably practicable give the Purchaser the benefit of or a benefit equal to all said available benefits and indemnities (in any case net of the reasonable costs of recovery from the Insurer and/or reinsurers).

(8) (a) The Seller undertakes to the Purchaser that with reference to clause 5(7), the Seller will (and will procure that the relevant members of the Seller's Group will) furthermore:

          (i) as soon as reasonably practicable (and in any event within any time limit set down in the Policy) notify the Insurer in writing of the occurrence of an event, fact, matter or circumstance giving rise to a claim for physical loss or damage to the Properties, Plant and Equipment under the Policy, (at the same time delivering to the Purchaser a copy of such written notification to the Insurer) and keep the Purchaser regularly and fully advised as to the progress of such claim and allow the Purchaser at its election (but without obligation) to be consulted in any loss adjustment, claims handling and settlement;

          (ii) in the event that and to the extent that any payment is made or indemnity or benefit is given by the Insurer to the Seller or any member of the Seller's Group in relation to such claim under the Policy, forthwith pay to the Purchaser a sum equal to the payment received (net of the reasonable costs of recovery from the Insurer and/or reinsurers) or utilise, apply or secure for the benefit of the Purchaser any such benefit or indemnity.

     (b) The Seller further irrevocably undertakes to the Purchaser that the Seller will forthwith upon execution of this agreement notify the Insurer of the provisions of clause 5(7) and of this clause 5(8) and will procure that the interest of the Purchaser is noted by the Insurer on the Policy.

     (c) The Seller warrants and represents to the Purchaser that there is no impediment or prohibition (legal or otherwise) according to the terms of the Policy or according to the terms of any statute or regulation applicable to the Insurer or according to any licence or consent possessed or required by the Insurer that would prevent or restrict the operation of clause 5(7) and this clause 5(8) for the benefit of the Purchaser in accordance with the terms hereof including without limitation:

          (i) any restriction or prohibition on the ability of the Seller or any relevant of member the Seller's Group to procure the noting of the Purchaser's interest; or

          (ii) any restriction or prohibition on the Insurer making any payment or giving any benefit or indemnity to the Seller or any member of the Seller's Group pursuant to clauses 5(7) and 5(8)(b).

     (d) The provisions of this clause 5(8) shall only be of effect in respect of an event, fact, matter or circumstance occurring during the period commencing from the time of execution of this agreement on the date hereof until the provisions of clause 13 are satisfied on the Completion Date save in respect of any claims or events notified, (or of which the Seller was aware but did not notify) to the Insurer on or prior to the satisfaction of the provisions of clause 13 on the Completion Date.

     (e) The Seller undertakes to maintain in full force and effect the Policy until the satisfaction of the provisions of clause 13 on the Completion Date and in the event of any prior renewal or replacement of the Policy shall effect such renewal or replacement on at least the same terms and conditions of coverage as the Policy with the same Insurer and with equivalent reinsurance protections and further undertakes that the provisions of 5(8)(b) and 5(8)(c) shall apply to any such policy as if it were the Policy.

(9) If there has been a breach of Warranty, by reference to the facts subsisting at the date of this agreement or at Completion or a breach of
     Schedule 12 but there has not been a Material Adverse Change (as defined below), then:

     (a) in the case of a breach of Warranty arising only upon its repetition at Completion and by reason of matters outside the Seller's control, the Seller, if it elects to remedy the breach of Warranty by reference to insurance recoveries, will use (and will procure that the relevant members of the Seller's Group use) its (and their) best endeavours to make all insurance recoveries (including any reinsurance recoveries) and to secure for the Purchaser all available benefits and indemnities in respect of the physical loss or damage to the Properties, Plant and Equipment under the Policy and, subject to Completion, shall transfer such insurance recoveries to the Purchaser and to the extent reasonably practicable give the Purchaser the benefit of or a benefit equal to all said available benefits and indemnities (in any case net of the reasonable costs of recovery from the Insurer and/or reinsurers). The Seller further undertakes that the Seller will (and will procure that the relevant members of the Seller's Group will) comply with the provisions of clause 5(8)(a) above. This provision shall only apply to insurance proceeds recoverable in respect of physical loss or damage to the Properties, Plant and Equipment occurring in the period between the time of execution of this agreement on the date hereof and Completion; and

     (b) in any other case the Seller shall, in respect of a breach of Warranty at the date of this of agreement or such a breach which arises between the date of this agreement and the Completion Date, remedy the matter or, if the matter is not remediable prior to Completion or is in respect of a breach of Warranty at Completion or breach of Schedule 12 prior to Completion, be liable in damages for breach of Warranty or for failing to comply with Schedule 12 (if applicable).

(10) The Purchaser's right to withdraw under subclause (6) is its sole remedy under this agreement in the event of a Material Adverse Change.

(11) The Seller shall provide a Completion Certificate in the Agreed Form to the Purchaser at Completion confirming, as appropriate, that:

     (a) the Warranties are true as at the Completion Date subject to the matters disclosed pursuant to subclause (5) above (which shall be incorporated into the Disclosure Letter);

     (b) the covenants given under Schedule 12 have been complied with or, if they have not been complied with, details of such non-compliance; and

     (c)  there has been no Material Adverse Change.

(12) For the purposes of this clause a "Material Adverse Change" means a change, whether inside or outside the Seller's control, whether relating to the Business or generally, which shows a deterioration in the aggregate value of the Business in the period from the date of signature of this agreement (on the assumption that the Warranties were, subject to the Disclosure Letter at the date hereof, correct at the date of this agreement) to the (scheduled) Completion Date of 10 per cent or more. In the event of dispute as to whether there has been a Material Adverse Change, either party may refer the matter for resolution by the courts of England pursuant to the provisions of clause 31.

(13) If the matter is referred to the courts pursuant to subclause (10), the Seller will continue to perform the covenants in Schedule 12 pending final determination. If the final determination is that a Material Adverse Change did occur, the Purchaser's sole remedy shall be to withdraw in accordance with subclause (6) subject to any award for costs which the court may make. If the final determination is that a Material Adverse Change did not occur then Completion shall take place 30 Business Days following the final determination and the Warranties and Disclosure Letter will be treated as having been given as at the original scheduled Completion Date and shall not be repeated or speak from the actual later Completion Date. This shall be the Seller's sole remedy subject to any award for costs which the court may make.

6.   CONTRACTS

(1) As part of the consideration for the sale and purchase of the Assets the Purchaser shall from Completion:

     (a) accept assignments from the Seller (or other members of the Seller's Group, or both, as the case may be) of the Contracts or join with the Seller in procuring a novation of the Contracts;

     (b) carry out, perform and discharge all the obligations and liabilities created by or arising under the Contracts and which, under the terms of the relevant Contract, are (in whole or in part) to be performed after Completion; and

     (c) indemnify the Seller against all actions, proceedings, costs, damages, claims and demands in respect of any failure on the part of the Purchaser to carry out, perform and discharge those obligations and liabilities.

(2) The Seller shall from Completion indemnify the Purchaser against all actions, proceedings, costs, damages, claims and demands in respect of any failure on the part of the Seller to carry out, perform and discharge all the obligations and liabilities created by or arising under the Contracts and which, under the terms of the relevant Contract, should have been carried out, performed or discharged prior to Completion.

(3) Insofar as the benefit or burden of any of the Contracts cannot effectively be assigned to the Purchaser as set out in subclause (1) except by an agreement or novation with or consent to the assignment from the person, firm or company concerned:

     (a) the Seller shall at the Purchaser's request use all reasonable endeavours with the co-operation of the Purchaser to procure such novation or assignment;

     (b) until the Contract is novated or assigned the Seller shall hold it in trust for the Purchaser absolutely and the Purchaser shall (if such sub-contracting is permissible and lawful under the Contract), as the Seller's sub-contractor, carry out, perform and discharge all the obligations and liabilities of the Seller under the Contract to be carried out, performed or discharged after Completion (subject to receiving the benefit of such Contract) and shall indemnify the Seller against all actions, proceedings, costs, damages, claims and demands in respect of any failure on the part of the Purchaser to perform those obligations; and

     (c) until the Contract is novated or assigned the Seller shall (so far as it lawfully may) give all reasonable assistance to the Purchaser (at the Purchaser's request) to enable the Purchaser to enforce its rights under the Contract. If the Contract prohibits the Purchaser from acting as the Seller's sub-contractor (as referred to in paragraph (b) above) or the Purchaser cannot be permitted to act as sub-contractor because of confidentiality obligations, the Seller shall, at the cost of the Purchaser and to the extent that the Seller is reasonably able, do all such acts and things as the Purchaser may reasonably require to enable due performance of the Contract and to provide for the Purchaser the benefit, subject to the burden, of the Contract. For the purpose of this paragraph and paragraph (b) above, it shall not be reasonable to require the Seller to make any payment unless the Purchaser has first paid the Seller sufficient cleared funds to make such payment. For the purpose of complying with this paragraph (c) the parties shall bear their own costs except that the Seller shall pay any reasonable out of pocket expenses of the Purchaser.

(4) Insofar as the benefit or burden of any licence of Intellectual Property (other than copyright in computer programmes which shall be dealt with under the provisions of clause 25) or Information (including without limitation a part of such licence as the case may be) that is not, nor forms part of, a Contract and that is necessary for the Business as performed by the Seller at Completion (a "Necessary Licence") cannot effectively be assigned to the Purchaser except by an agreement or novation with or consent to the assignment from the person, firm or company concerned:

     (a) the Seller shall at the Purchaser's request use all reasonable endeavours with the co-operation of the Purchaser to procure such novation or assignment;

     (b) until the Necessary Licence is novated or assigned the Seller shall hold it in trust for the Purchaser absolutely and the Purchaser shall (if such sub-contracting is permissible and lawful under the terms and conditions of the Necessary Licence), as the Seller's sub-contractor, carry out, perform and discharge all the obligations and liabilities of the Seller under the Necessary Licence to be carried out, performed or discharged after Completion (subject to receiving the benefit of such Necessary Licence) and shall indemnify the Seller against all actions, proceedings, costs, damages, claims and demands in respect of any failure on the part of the Purchaser to perform those obligations; and

     (c) until the Necessary Licence is novated or assigned the Seller shall (so far as it lawfully may) give all reasonable assistance to the Purchaser (at the Purchaser's request) to enable the Purchaser to enforce its rights under the Necessary Licence. If the Necessary Licence prohibits the Purchaser from acting as the Seller's sub-contractor (as referred to in paragraph (b) above) or the Purchaser cannot be permitted to act as sub-contractor because of confidentiality obligations, the Seller shall, at the cost of the Purchaser and to the extent that the Seller is reasonably able, do all such acts and things as the Purchaser may reasonably require to enable due performance of the Necessary Licence and to provide for the Purchaser the benefit, subject to the burden, of the Necessary
          Licence.   For the purpose of this paragraph and paragraph (b) above, it shall not be reasonable to require the Seller to make any payment unless the Purchaser has first paid the Seller sufficient cleared funds to make such payment. For the purpose of complying with this paragraph (c) the parties shall bear their own costs except that the Seller shall pay any reasonable out of pocket expenses of the Purchaser.

7.   DEBTS AND CREDITORS

(1) The Seller shall collect the Debts for its own account and the Purchaser shall give reasonable assistance at the Seller's expense to the Seller to enable the Seller to collect the Debts. The Parties shall co-operate to ensure that in all aspects, including the application of payments and dealing with defaulting debtors, debtors are treated in a manner which is consistent with the Seller's previous practice.

(2) The Purchaser shall account to the Seller for any Debts paid to it within 14 days of receipt. If a payment is received by the Purchaser from a person who owes any of the Debts and who is also a debtor of the Purchaser, it shall be applied (notwithstanding any direction of the debtor) in discharge of the earliest undischarged debt due from that person to the Seller or the Purchaser.

(3) Any sums received by the Purchaser in respect of any of the Debts shall be held on trust by the Purchaser for the Seller on the terms of this clause.

(4) If a payment is received by the Seller from a person who is a debtor of the Purchaser in respect of the Business carried on after the Completion Date, the Seller shall account to the Purchaser in respect of such amount within 14 days of receipt. Any such sums received by the Seller shall be held on trust by the Seller for the Purchaser.

(5) The Seller shall discharge the Creditors and shall indemnify the Purchaser against all costs, claims, demands, proceedings, expenses and liabilities in respect of them.

(6) The Purchaser shall discharge all creditors (as defined in the next sentence) and shall indemnify the Seller against all costs, claims, demands, proceedings, expenses and liabilities in respect of them. In this subclause (6) "creditors" means all book, trade and other debts (including without limitation financial debt) or sums (including credit notes granted) in respect of the Business which arise in respect of the period from Completion.

8.   APPORTIONMENTS, PREPAYMENTS AND DISCOUNTS

(1) For the avoidance of doubt all periodical charges and periodical outgoings of the Business including but not limited to rents, rates, non-customer rebates, gas, electricity, telephone and water charges and all liabilities in relation to salaries, wages, employee bonus entitlements, national insurance and pension contributions and accrued holiday pay and holiday entitlements (but for the avoidance of doubt this shall not include any entitlement to redundancy payments or any other obligation in respect of an Employee's period of continuous service) shall be apportioned on a time basis so that such part of the relevant charges attributable to the period ending on Completion shall be borne by the Seller and such part of the relevant charges attributable to the period commencing on the day immediately following Completion shall be borne by the Purchaser. All rents, licence fees, royalties and other periodical receipts of the Business shall be apportioned between the Seller and the Purchaser on a like basis.

(2) As soon as practicable after Completion (and in any event not later than 45 Business Days after Completion) the Purchaser (with the assistance of the Seller as the Purchaser may reasonably request) shall prepare a schedule of the apportionment of costs and outgoings described in subclause (1) above (excluding employee bonus entitlements) and either the

     Seller or the Purchaser (as the case may require) shall (within 15 Business Days of such schedule being prepared) pay to the other an amount equal to the net liability shown in such schedule; in the case of employee bonus entitlements the Purchaser shall prepare schedules of the apportionment of the employee bonus payments as soon as reasonably practicable after the period in which the employee bonus entitlements accrue and the bonus entitlements have been calculated and the Seller shall (within 15 Business Days of such schedules being prepared) pay to the Purchaser the amounts payable by the Seller shown in such schedules.

(3) All prepayments and payments in advance (excluding the amount of any VAT Element thereof to the extent that the Seller or the representative member of any VAT group of which the Seller is a member is required to account to Customs for such VAT) made to the Seller in the ordinary course of business prior to the Completion Date in respect of goods which are to be supplied or services which are to be provided by the Purchaser after the Completion Date, liability for which is to be assumed by the Purchaser under this agreement, shall be paid by the Seller to the Purchaser and a schedule of all such prepayments and payments in advance shall, as soon as practicable on or after the Completion Date and in any event not later than 45 Business Days after the Completion Date, be prepared by the Seller (with such assistance of the Purchaser as the Seller shall reasonably request) as at the Completion Date and the Seller shall, subject to the provisions of subclause (5) below, on the Completion Date or as soon as practicable thereafter pay to the Purchaser an amount equal to the amount of the liability shown in such schedule.

(4) All prepayments and payments in advance (excluding any VAT Element thereof which is recovered by the Seller or the representative member of any VAT group of which the Seller is a member) made by the Seller in the ordinary course of business prior to the Completion Date in respect of goods to be supplied or services to be provided to the Purchaser after the Completion Date, the benefit of which the Purchaser shall receive under this agreement, shall be reimbursed to the Seller by the Purchaser and a schedule of such prepayments and payments in advance shall, as soon as practicable on or after the Completion Date (and in any event not later than 45 Business Days after the Completion Date), be prepared by the Seller (with such assistance of the Purchaser as the Seller shall reasonably request) as at the Completion Date, and the Purchaser shall, subject to the provisions of subclause (5) below, on the Completion Date or as soon as practicable thereafter pay to the Seller an amount equal to the amount of the liability shown in such schedule.

(5) In the event that the Purchaser disputes the accuracy of the schedule(s) prepared by the Seller in accordance with subclauses (2), (3) or (4) above it shall pay or require the Seller to pay, as the case may be, the amount which is not in dispute forthwith and in the event that the Seller and Purchaser are unable to agree to such schedule(s) within fifteen (15) Business Days of the receipt of the relevant schedule(s) the Purchaser may refer the matter to an Independent Accountant in accordance with clause 22 and the Independent Accountant shall be instructed to make such determination as soon as practicable and in any event within 45 Business Days of being instructed) and the Seller or the Purchaser (as appropriate) shall pay the balance so determined within 15 Business Days of such determination. In the event that any such dispute is so referred to such Independent Accountant each of the Seller and the Purchaser shall bear 50 per cent. of the costs of such referral unless the Independent Accountant determines otherwise.

(6) Notwithstanding anything suggesting the contrary contained in this agreement, the Seller shall remain responsible for paying customer discounts (on the basis set out below) which accrue in respect of sales made in the period up to Completion and the Purchaser shall be responsible for paying customer discounts which accrue in respect of sales made in the period after Completion.

(7) In respect of any discounts (including, for this purpose, any volume related payments) which apply in respect of sales made both before Completion by the Seller and after Completion by the Purchaser, the Purchaser shall promptly following the expiry of the period to which they relate inform the Seller of the same and shall provide the Seller with a calculation of how much of such discount is payable by the Seller and how much by the Purchaser. Such calculation shall be made according to the discount structure by applying the ratio of volume of the Seller's sales pre-Completion to the volume of the Purchaser's sales post-Completion to the total discount due therefor. The total discount due in respect of the total discount period shall be calculated in line with the contract conditions existing at Completion and shall be pro-rated between the Purchaser and Seller according to the said ratio notwithstanding that the discount is expressed on a differential basis (e.g. even though a higher discount may be payable once sales pass a certain figure the parties shall assume that the total discount due is evenly spread across the total volume to which the discount pertains). Unless the Seller questions the accuracy of such calculation (in which case they shall be entitled to receive sufficient information to enable them to verify the same) such calculation shall be used by the Seller and the Purchaser for the purposes of settling the discount due in each case. The Seller shall pay to the Purchaser the discount payable by the Seller in accordance with the above calculation prior to the date on which it is payable by the Purchaser.

(8) In the event that the Purchaser wishes to change an existing discount scheme it shall first bring to an end the existing scheme and make the calculations under subclause (7) in respect of the period up to the date on which the scheme is ended.

(9) Disputes under subclauses (6), (7) or (8) may be referred by either party to the Independent Accountant pursuant to the provisions of clause 22.

9.   LIABILITIES

(1) The Seller undertakes to indemnify and keep indemnified the Purchaser against all claims by third parties giving rise to losses, costs, liabilities, proceedings, claims, demands and expenses (including reasonable legal fees) (together "Liabilities") which may be incurred by the Purchaser, or to which the Purchaser may become subject, and which arise as a result of the operation of the Business by the Seller (or any of its Affiliates) prior to Completion (whether the Liabilities are accrued, absolute, contingent, known or unknown at the Completion Date) other than as provided in clause 9(2) or the Implementation Agreements, but including without limitation Liabilities arising as a result of:

     (a) the Seller's failure (or that of any of its Affiliates) to comply with any relevant and legally enforceable corporate or other laws, rules, ordinances, regulations with respect to the operation of the Business by the Seller (or any of its Affiliates) prior to Completion;

     (b) any liability to Taxation in respect of the period prior to Completion;

     (c) the Seller's failure (or that of any of its Affiliates) to obtain any required relevant governmental or regulatory permit, licence, consent or other authorisation or renewal or variation thereof with respect to the operation of the Business by the Seller (or any of its Affiliates) prior to Completion;

     (d) any breach of contract, tort, product liability or other claim arising from or with respect to, the operation of the Business by the Seller (or any of its Affiliates) prior to Completion;

     (e) any suit, action, arbitration, charge, governmental investigation, claim, litigation or proceedings arising as a result of the operation of the Business prior to Completion;

     (f) any liabilities of the Business arising in connection with any Excluded Assets;

     (g) any fines and/or penalties and/or damages which are imposed by the Commission of the European Communities (the "Commission") and/or the EFTA Surveillance Authority (the "ESA") or which result from any judgement, order or direction (including without limitation any interlocutory, injunctive or other relief) made by any court, tribunal or other regulatory body (including the Commission and the ESA) in respect of any infringements by the Business of Articles 85 and/or 86 of the Treaty establishing the European Community and/or their equivalent provisions under the European Economic Area Agreement, which arise from the entry into of agreements by the Business prior to Completion and/or any conduct or omissions on the part of the Business prior to Completion in connection with such agreements, and all reasonable costs and expenses which the Purchaser or any member of the Purchaser's Group may incur in responding to or defending any Commission and/or ESA inquiry or proceeding or any other proceedings before a court, tribunal or other regulatory body in relation to such infringements or alleged infringements; and

     (h)  any amount owing to any member of the Seller's Group.

(2)  The indemnity in subclause (1) shall not apply:

     (a) in relation to Contracts, to which the provisions of clause 6 shall apply;

     (b) in relation to Debts and Creditors, to which the provisions of clause 7 shall apply;

     (c)  in relation to VAT, to which the provisions of clause 24 shall apply;

     (d) in relation to Employees, to which the provisions of Schedule 8 shall apply;

     (e) in relation to pensions, to which the provisions of Schedule 9 shall apply; or

     (f) in relation to Environmental Liabilities (as defined in Schedule 11), to which the provisions of Schedule 11 shall apply.

(3) Save as expressly stated otherwise in this agreement the Purchaser undertakes to indemnify and hold harmless the Seller from and against all Liabilities which may be incurred by the Seller (or any of its Affiliates), or to which the Seller (or any of its Affiliates) may become subject, and which arise as a result of the operation of the Business after Completion (other than Liabilities expressly retained by the Seller under this agreement) and any and all actions suits, proceedings, claims, demands, assessments and judgements with respect to the foregoing.

10.  PURCHASER'S WARRANTIES

 The Purchaser and Terra each warrants to the Seller that:

     (a) it (and each of its Affiliates, in respect of the Implementation Agreements and the other agreements entered into pursuant to this agreement to which it is a party) has the requisite power and authority to enter into and to perform this agreement, such Implementation Agreements and the other agreements entered into pursuant to this agreement;

     (b) it (and each of its Affiliates, in respect of the Implementation Agreements and the other agreements entered into pursuant to this agreement to which it is a party) has obtained or satisfied all corporate, regulatory and other approvals, or any other significant conditions, necessary to execute and perform this agreement, such Implementation Agreements and the other agreements entered into pursuant to this agreement;

     (c) this agreement, the Implementation Agreements and the other agreements entered into pursuant to this agreement constitute (or, when executed, will constitute) valid and binding obligations of the Purchaser (and each of its Affiliates, in respect of the Implementation Agreements and the other agreements entered into pursuant to this agreement to which it is a party) enforceable in accordance with their terms;

     (d) compliance with the terms of this agreement, the Implementation Agreements and the other agreements entered into pursuant to this agreement by the Purchaser or its Affiliates (as appropriate) will:

          (i) not constitute a breach of any agreement or contract to which the Purchaser or such Affiliate is a party or by which it is bound;

          (ii) be in compliance with the Purchaser's or such Affiliate's memorandum and articles of association or other constitutional documents; and

          (iii) not contravene any order, judgement, decree or regulation or any other restriction of any kind by which the Purchaser or such Affiliate is bound; and

     (e)  each of the Purchaser and Terra:

          (i) is a company, duly incorporated and subsisting under the laws of England and Wales and the State of Maryland, USA, respectively; and

          (ii) is not in liquidation, administration or administrative receivership, nor has any resolution been passed by the shareholders or creditors to put either of the companies into liquidation, administration or administrative receivership (and has not done or suffered in any jurisdiction other than England and Wales, anything equivalent to the things referred to in this subparagraph (ii)).

11.  SELLER'S WARRANTIES

(1) The Seller warrants to the Purchaser that, save as otherwise stated in this agreement and subject to all matters and circumstances disclosed in the Disclosure Letter, each of the statements set out in Schedule 7 to this agreement (the "Warranties") are true and accurate as at the date of this agreement and at Completion (by reference to the facts and circumstances then subsisting).

(2)  The Purchaser acknowledges and agrees that:

     (a) no representations, warranties, collateral contracts or other assurances of any kind (express or implied) have been given by or on behalf of the Seller or any member of the Seller's Group and on which the Purchaser may rely in entering into this agreement except for the Warranties and, in particular, but without prejudice to the generality of the foregoing, no member of the Seller's Group makes any express or implied representation or warranty (other than the Warranties) as to the physical condition or suitability for any particular purpose of any of the Assets, individually or collectively, which are otherwise being purchased "as is, where is" at the time of Completion;

     (b) no other statement, promise or forecast made by or on behalf of the Seller or any member of the Seller's Group (except in instances of fraud) may form the basis of, or be pleaded in connection with, any claim by the Purchaser under or in connection with this agreement or the Implementation Agreements (save as set out in such agreements);

     (c) any claim by the Purchaser or any person deriving title from it in connection with the Warranties (a "Warranty Claim") shall be subject to the following provisions of this clause; and

     (d) at the time of entering into this agreement none of the individuals set out in Part 2 of Schedule 4 (the "Terra Individuals") are aware that the Purchaser will at the date of this agreement or at Completion be entitled to bring a Warranty Claim.

(3)  The liability of the Seller under or in respect of the Warranties or under
     Schedule 11 shall be limited as follows:

     (a) there shall be disregarded for all purposes any breach of the Warranties or liability under Schedule 11 in respect of which the amount of the damages (or other payment) to which the Purchaser would otherwise be entitled is less than (Pounds)50,000 (excluding interest, costs and expenses) provided that any series of claims arising from the same or similar circumstances shall be treated as a single claim for these purposes and to the extent that the claim(s) is satisfied by the Seller from insurance proceeds a series of claims or events or a single claim or event shall be interpreted in accordance with the terms and conditions of the Policy referred to in 5(7);

     (b) the Purchaser shall not be entitled to recover any damages (or other payment) in respect of any breach or breaches of the Warranties until the amount of damages in respect of such breach or breaches (together with any liability on the part of the

          Seller and all members of the Seller's Group under Schedule 11) exceeds in aggregate the sum of (Pounds)1,000,000 in which event the Purchaser shall be entitled to recover the whole of such amount and not just the excess;

     (c) the maximum aggregate liability of the Seller and all members of the Seller's Group in respect of all and any Warranty Claims (other than Environmental Claims) shall not exceed (Pounds)100,000,000;

     (d) the maximum aggregate liability of the Seller and all members of the Seller's Group in respect of all and any Environmental Claims shall not exceed (Pounds)100,000,000;

     (e) in respect of any liability which is contingent, unless and until such liability becomes an actual liability and is due and payable provided that recovery for claims associated with a contingent liability in existence prior to the Expiration Date shall still be permitted when actual liability does not become due and payable until after the Expiration Date if notice of the contingent liability has been given in accordance with subclauses (6) and (7) below.

(4)  The Purchaser acknowledges and agrees that:

     (a) no liability shall attach to the Seller by reason of any breach of any of the Warranties to the extent that the loss has been recovered by the Purchaser under Schedule 11 or any other term of this agreement or any other document referred to herein and accordingly the Purchaser may only recover once in respect of the same loss;

     (b)  the Seller shall not be liable for breach of any Warranties or under
          Schedule 11 or any other term of this agreement to the extent that the subject of the claim has been or is made good or is otherwise compensated for without cost, expense or loss to the Purchaser in a manner reasonably acceptable to the Purchaser; and

     (c) in calculating the liability of the Seller for any breach of the Warranties or under Schedule 11 there shall be taken into account the amount by which any taxation for which the Purchaser is now or will in the future be accountable or liable to be assessed is or will be reduced or extinguished as a result of the matter giving rise to such liability.

(5)  The Purchaser shall not be entitled to make any Warranty Claim:

     (a) to the extent that provision or allowance for the matter or liability which would otherwise give rise to the claim in question is taken account of or reflected in the determination of the Stock Valuation;

     (b) in respect of anything fairly disclosed in the Disclosure Letter (which, with respect to the Warranties given as at the date of this agreement, shall, for the avoidance of doubt, exclude any additional specific disclosures after the date of this agreement and, with respect to the Warranties given at the date of Completion, will include the benefit of additional specific disclosures made pursuant to clause 5);

     (c) if the claim would not have arisen but for a change in (or in the judicial interpretation of) or an enactment or repeal of legislation or regulation, or the introduction, change in or cessation of the published practice of any taxation authority taking effect after the date of this agreement;

     (d) to the extent that the claim arises as a result only of any change after Completion in the accounting bases upon which the Business values its assets or computes its profits or arises as a result of the taxation or accounting policies, bases or practices of the Purchaser being different to those adopted or used in preparing the Accounts (except to the extent that such change is made as a result of the Accounts not being as warranted in paragraph B(1) of Schedule 7); or

     (e) to the extent that the claim arises as a result of a circumstance which arose:

          (i)  prior to Completion with the written consent of the Purchaser; or

          (ii) due to any voluntary act or omission of the Purchaser after Completion which was outside the ordinary course of business, which the Purchaser knew would result in a breach of Warranty and the primary intention of which was to create a claim for breach of Warranty.

          Notwithstanding any other provision of this agreement, the Purchaser shall be deemed not to have any notice of any matters which might be disclosed in any fire certificates or planning provisions which may have been available to the Purchaser or its advisers.

(6) If any of the directors of the Purchaser or senior management of Terra become aware that the Purchaser is entitled to make a Warranty Claim or a claim in respect of any indemnity by the Seller under this agreement (except in relation to claims under the indemnities set out in Schedule 11) the Purchaser shall give notice to the Seller within 30 days of such person or persons becoming aware of any such matter specifying (in reasonable detail) the matter which gives rise to the claim, the nature of the claim and the amount claimed in respect thereof (including the Purchaser's calculation of the loss thereby alleged to have been suffered by it) provided that the Purchaser shall not lose any rights to bring a Warranty Claim or a claim in respect of any indemnity by reason of failing to give such a notice unless and except to the extent that the Seller's liability is increased as a result of such failure. If the Warranty Claim or claim in respect of an indemnity in question is as a result of or in connection with a liability or alleged liability to a third party:

     (a) the Purchaser shall make no admission of liability, agreement, settlement or compromise with any third party in relation to any such liability or alleged liability without the prior written consent of the Seller (such consent not to be unreasonably withheld or delayed), and the Purchaser shall (subject to being indemnified by the Seller against all reasonable costs, claims and liabilities arising in connection therewith) take such action to avoid, mitigate, dispute, resist, appeal, settle, compromise or contest the liability as may be reasonably requested by the Seller (provided any such actions would not be prejudicial to its ongoing business interests in a material respect);

     (b) the Purchaser shall make available to the Seller, at the Seller's expense, such persons and all such access and information as the Seller may reasonably require for avoiding, disputing, resisting, appealing, compromising or contesting any such liability.

(7) The Seller shall cease to have any liability under or in respect of the Warranties (other than the Warranties in respect of environmental matters to which the time limitations in Schedule 11 shall apply) on the date two years from Completion (the "Expiration Date") in respect of any Warranties except in respect of a Warranty Claim of which the Purchaser gives notice to the Seller before the relevant date and in accordance with subclause (6) above but the liability of the Seller in respect of any Warranty Claim shall absolutely terminate if proceedings in respect of it have not been commenced within 12 months of service of notice of that Warranty Claim (and for this purpose proceedings shall not be deemed to have been commenced unless they have been properly issued and validly served upon the Seller); provided, however, that such limitation on liability shall not apply with respect to Warranties relating to the ownership of assets and due authorisation of this agreement, the Implementation Agreements and transactions contemplated thereby.

(8) Without prejudice to the Purchaser's duty to mitigate any loss in respect of any breach of the Warranties or in respect of any claim under Schedule 11 if in respect of any matter which would otherwise give rise to a breach of the Warranties or a claim under Schedule 11 the Purchaser is entitled to claim under any policy of insurance then the Purchaser shall use all reasonable endeavours to pursue such insurance claim and the amount of any insurance monies recovered by the Purchaser (net of taxes and costs of recovery and excluding returns of premium (if any)) shall reduce to that extent or extinguish the claim for breach of the Warranties or the amount indemnified under Schedule 11.

(9) If the Seller or any member of the Seller's Group makes any payment by way of damages for breach of the Warranties (the "Damages Payment") and the Purchaser receives any benefit otherwise than from the Seller or that member which would not have been received but for the circumstance giving rise to the claim in respect of which the Damages Payment was made the Purchaser shall, once it has received such benefit, forthwith repay to that Seller or member an amount equal to the lower of the amount of such benefit and the Damages Payment net of taxes and the cost of recovery.

(10) The Purchaser shall not be entitled to rescind or terminate this agreement after Completion in any circumstances provided that nothing in this subclause shall exclude or limit any liability for fraud.

(11) Any payment made by the Seller in respect of a breach of the Warranties or under any indemnity shall be deemed to be a reduction in the consideration for the sale of the Business.

(12) References to the Seller shall include any member of the Seller's Group which might have any liability with respect to the Warranties or under any indemnity.

(13) The Purchaser shall not be entitled to claim for punitive damages in respect of any Warranty Claim or in respect of a claim in respect of any indemnity by the Seller under this agreement.

(14) The Purchaser shall take reasonable steps at the Seller's expense (provided such expenses are taken into account when calculating damages) to avoid or mitigate any loss or damage which may give rise to a claim under or in connection with this agreement, whether arising in contract, tort (including, without limitation, negligence) or otherwise howsoever arising.

(15) The Seller shall have no liability under or in connection with this agreement whether arising in contract, tort (including, without limitation, negligence or otherwise howsoever arising) save in relation to the Warranties and as otherwise expressed in this agreement.

(16) The Seller and ICI, on behalf of themselves and each member of the Seller's Group, waive any and all claims which they or any member of the Seller's Group might otherwise have against any of the Employees, to the intent that this subclause (16) shall be for the benefit of, and enforceable against the Seller, ICI and each member of the Seller's Group by, the Employees and each member of the Purchaser's Group in connection with the sale of the Assets and the Business, this agreement and any document ancillary to it and any information supplied or omitted to be supplied by them and any act or omission by them or any of them in connection with the preparation of and the contents of this agreement and any document ancillary to it (including, without limitation, the Disclosure Letter) except that this clause shall not result in the Seller, ICI or any member of the Seller's Group waiving claims for wilful default or fraud by the Employees.

(17) The Purchaser shall not be deemed to have any specific knowledge except as specifically disclosed in the Disclosure Letter.

(18) The provisions of this clause shall have effect notwithstanding any other provisions of this agreement.

(19) Subject to the Terra Individuals not being aware of the Purchaser being entitled to bring a Warranty Claim at the date of this agreement or at Completion (as provided for in (2)(d) above), the Purchaser shall be entitled to claim after Completion that any of the Warranties is or was untrue or has or had been breached even if the Purchaser knew or could have discovered on or before Completion that the Warranty in question was untrue or had been breached and Completion shall not in any way constitute a waiver of any of the Purchaser's rights in respect of any such claim (provided that subclause (2)(d) shall take precedence over the provisions of this subclause (19)).

12.  ENVIRONMENTAL

     The Seller and the Purchaser shall observe and perform the provisions of
     Schedule 11 expressed to be observed and performed by each of them respectively.

13.  COMPLETION

(1) Completion shall take place on the later of 31st December, 1997 and the tenth Business Day following the satisfaction or, with the agreement of all the parties, waiver of the conditions precedent set out in clause 5 (other than conditions with respect to actions the respective parties will take at Completion itself) or such other date as the parties hereto may mutually determine (the "Completion Date").

(2) Completion shall take place at the offices of the Seller's Solicitors on the Completion Date, at which time:

     (a) each party shall provide to the other evidence in a form reasonably satisfactory to the other that it (and each Affiliate entering into an Implementation Agreement) has all necessary corporate approvals and its signatories have the necessary authority to enter into this agreement and the other agreements referred to herein;

     (b) the Seller shall execute and deliver to the Purchaser the Property Documents in the Agreed Form;

     (c) the Seller shall execute and deliver the Completion Certificate as described in clause 5(11);

     (d) each party shall (or shall procure that its relevant Affiliates) duly execute, deliver and, to the extent applicable, complete the Implementation Agreements;

     (e) the Purchaser shall pay to the Seller the sum of (Pounds)200,000,000 in respect of the Consideration by telegraphic transfer to such account as the Seller may specify;

     (f) the Seller shall let the Purchaser into possession of the Assets and occupation of the Properties;

     (g) the Seller shall make available at the Properties the Records and other documents relating exclusively to the operation of the Business (the "Business Records") to the Purchaser (but delivery at the place where the Records are currently kept shall be a sufficient discharge of this obligation provided that such place is included with the Properties);

     (h) the Seller shall execute and deliver the Disclosure Letter (as amended pursuant to clause 5) which the Purchaser shall acknowledge and return the duly executed copy;

     (i)  the Seller shall deliver the Intellectual Property Consent;

     (j) the Seller or the relevant member of the Seller's Group shall, in respect of the Business Intellectual Property, execute and deliver to the Purchaser the Intellectual Property Assignment in the Agreed Form; and

     (k) the parties shall procure the execution and delivery by their respective Affiliates of the Ammonium Nitrate Hedging Agreement, the Put Agreement and the related Guarantee (the "Hedging Agreements") each in the Agreed Form and, if the Seller so requires, corporate resolutions, approvals and legal opinions in a form satisfactory to the Seller in respect of the Hedging Agreements.

14.  RECORDS, ASSISTANCE AND ACCOUNTS

(1) The Purchaser shall retain all the Business Records (including, without limitation, those documents pertaining to research, development and testing of products, sales, marketing and regulatory compliance of products) for a period of at least six years following the Completion Date and during that period shall allow the Seller and its advisers to inspect and (at the Seller's expense) to copy the same at reasonable times on reasonable notice for reasonable purposes. For a period of six years following the expiry of that period the Purchaser shall not dispose of or destroy any of the Business Records without first giving the Seller at least six months' notice of its intention to do so and giving the Seller the opportunity to remove and retain any of them (at the Seller's expense).

(2) Prior to any disposal of the Business by the Purchaser or any member of the Purchaser's Group (whether or not the disposal is part of some larger transaction and whether or not it forms part of a sale of shares or assets) during the twelve year period following Completion, the Purchaser shall give written notice of such sale to the Seller in sufficient time for the Seller to pursue its rights to inspect, copy, remove or retain documentation pursuant to this clause 14.

(3) For a period of at least six years following the Completion Date, the Seller shall retain all the records relating to the Business owned by and in the possession of the Seller other than the Business Records or (at the Seller's option) shall retain extracts from the same. During that period, the Purchaser shall be entitled to inspect the same and, in so far as they relate to the Business, the Purchaser shall be entitled (at the Purchaser's cost) to copy such extracts at reasonable times on reasonable notice. For a period of six years following the expiry of that period the Seller shall not dispose of or destroy any of such records without first giving the Purchaser at least six months' notice of its intention to do so and giving the Purchaser the opportunity to remove and retain any of them (at the Purchaser's expense). Following the expiry of that further period the Seller shall be at liberty to destroy any of such records or extracts.

(4) The Purchaser shall, at the Seller's expense and on reasonable notice from the Seller for reasonable purposes, give such assistance to the Seller as the Seller may reasonably require in relation to completing accounts of the Seller for the year ending 31st December, 1997 or any proceedings by or against the Seller or any of its Affiliates (other than proceedings involving the Purchaser or its Affiliates), including, without limitation, proceedings relating to employees' claims, product liability or taxation. Such assistance shall include, without limitation, access to personnel and records of the Purchaser after Completion and access to the Properties (insofar as the Purchaser or its Affiliates can grant such access) except to the extent that access relates to litigation between the Seller and the Purchaser.

(5) The Seller shall as soon as reasonably practicable and in any event within 60 days after the Completion Date provide to the Purchaser copies of the Accounts for the year ended 31st December, 1997.

15.  DEFUNCT PLANT

(1) The Seller shall at its expense remove the following plant (the "Defunct Plant") within the periods stated:

     (a)  the 1A ammonia plant at Severnside within 42 months of Completion;

     (b)  the LP1 plant at Billingham within 42 months of Completion;

     (c)  the LP2 plant at Billingham within 42 months of Completion; and

     (d)  the LP3 ammonia plant at Billingham within 42 months of Completion.

(2) The removal of the Defunct Plant shall be conducted in accordance with the terms of the letter dated 13th November, 1997 (LP Ammonia Arrangements) and an internal ICI e-mail dated 15th November, 1997 which are attached as annex 9 to the Disclosure Letter.

(3) In removing the Defunct Plant the Seller shall ensure that there is no breach of Environmental Law, that no contamination is created and that the area from which the Defunct Plant has been removed is in a safe condition.

(4) The Seller further undertakes to ensure that the removal is carried out in such a way so as not to interfere to any material degree with the normal running of the Business or damage to the Business.

(5) The Seller shall be liable for all loss or liability caused to the Purchaser as a result of the breach by the Seller of its obligations under this clause.

16.  EMPLOYEES

     The Seller and the Purchaser shall observe and perform the provisions of
     Schedule 8 expressed to be observed and performed by each of them respectively.

17.  PENSIONS

     The Seller and the Purchaser shall observe and perform the provisions of
     Schedule 9 expressed to be observed and performed by each of them respectively.

18.  GUARANTEES

(1) Each of ICI and Terra (the "Guarantor") as primary obligor unconditionally and irrevocably:

     (a) guarantees by way of continuing guarantee to the other and its Affiliates (the "Beneficiary") the payment when due of all amounts payable by it and its Affiliate which is party to this agreement (the "Obligor") to the Beneficiary under this agreement;

     (b) undertakes to ensure that the Obligor will perform when due all its obligations under this agreement;

     (c) agrees to indemnify and keep indemnified the Beneficiary against all losses and damages sustained by it flowing from any non-payment or default of any kind by the Obligor under this agreement; and

     (d) agrees that if and each time that the Obligor fails to make any payment to the Beneficiary when it is due under this agreement, the Guarantor shall on demand (without requiring the Beneficiary first to take steps against the Obligor or any other person) pay that amount to the Beneficiary (and the certificate of the Beneficiary shall in the absence of manifest error be conclusive evidence of the Seller's failure to make the payment).

(2) The Guarantor's obligations under this clause shall not be affected by any matter or thing which but for this provision might operate to affect or prejudice those obligations, including without limitation:

     (a) any time or indulgence granted to, or composition with, the Obligor or any other person;

     (b) the taking, variation, renewal or release of, or neglect to perfect or enforce this agreement or any right, guarantee, remedy or security from or against the Obligor or any other person; or

     (c) any unenforceability or invalidity of any obligation of the Obligor, so that this clause shall be construed as if there were no such unenforceability or invalidity.

(3) The Beneficiary may appropriate any sum paid by the Obligor, the Guarantor or any other person or recovered or received on account of the obligations the subject of this clause as the Beneficiary sees fit, whether or not towards those obligations.

(4) Until all amounts which may be or become payable under this agreement have been irrevocably paid in full, the Guarantor shall not as a result of this clause or any payment or performance under this clause be subrogated to any right or security of the Beneficiary or claim or prove in competition with the Beneficiary against the Obligor or any other person or claim any right of contribution, set-off or indemnity.

(5) The Guarantor will not hold any security from the Obligor in respect of this guarantee and any such security which is held in breach of this provision will be held by the Guarantor in trust for the Beneficiary.

(6) Subject to subclause (7) below, the Guarantor will reimburse the Beneficiary for all legal and other costs (including VAT) incurred by the Purchaser in connection with the enforcement of this guarantee.

(7) The liability of the Guarantor under the Guarantee in this clause shall under no circumstances exceed the liability of the Obligor and shall be subject to any limitations on liability contained in this agreement (including, without limitation, the provisions of clause 11).

19.  PROTECTIVE COVENANTS

(1) The Seller covenants with the Purchaser that no member of the Seller's Group will:

     (a) for a period of four years from Completion within the Territory carry on or be engaged or involved in the Field of Activity (save as the owner for investment purposes only of securities traded on a recognised stock exchange and not exceeding ten per cent. of the securities of that class);

     (b) without prior approval from the Purchaser, for a period of two years from Completion, solicit or endeavour to entice away from the Purchaser or its Affiliates any of the Employees whether or not such person would commit any breach of his/her contract of employment by reason of leaving the service of that member of the Purchaser's Group;

     (c) disclose to any third party (except as otherwise required by law or any competent regulatory body or Stock Exchange) any information of a secret or confidential nature in the possession of the Seller's Group relating to the Business; or

     (d) attempt or knowingly assist or procure any person to do any of the foregoing things.

(2) The Purchaser covenants with the Seller that no member of the Purchaser's Group will disclose to any third party (except as otherwise required by law or any competent regulatory body or Stock Exchange), any Non-Exclusive Information of a secret or confidential nature in the possession of the Purchaser's Group.

(3) Each of the restrictions in subclause (1) above shall be enforceable independently and its validity shall not be affected if the other is invalid.

(4) The parties acknowledge that the provisions of this clause are no more extensive than are reasonable to protect the Purchaser and the Seller (as the case may be).

(5) Nothing in this clause 19 or in this agreement shall prevent the Seller or its Affiliates from:

     (a) purchasing shares in any company or any business which has an interest in the Field of Activity (the ownership of which would otherwise contravene subclause (1)) unless more than 20 per cent. of the turnover of such company or business in its last accounting year was generated by its interest in the Field of Activity; provided, however, that if the Seller or its Affiliates acquire any such shares or business which it wishes to sell at any time during the period of four years from Completion, the Seller or its Affiliates (as applicable) will first offer such shares or business to the Purchaser. If the Purchaser does not buy such shares or business within a reasonable period of time following such offer and in any event (provided the Seller or the Purchaser has not unreasonably delayed) within six months of such offer being made, the Seller and its Affiliates may sell such shares or business to any third party at not less than the price so offered and declined;

     (b)  carrying on or being engaged, involved or having any interest in:

          (i) any business it currently carries on (other than the Business) substantially as conducted in the previous 12 months;

          (ii) any business after such time as the Purchaser or its Affiliates have ceased to carry on or be engaged or involved in such business;

          (iii) shares of Irish Fertilizer Industries Limited (or its successor) and the business carried on by that company;

          (iv) sales of ammonium nitrate by the ICI explosives business provided that such sales are not knowingly made by the Seller's Group for use in fertilizers in the Territory; or

          (v) nitric acid as an intermediate for industrial use by the Seller's Group or a joint venture to which a member of the Seller's Group is a party;

     (c) being involved in the Field of Activity only insofar as it relates to process licensing, technical assistance or the manufacture, sale or lease of catalysts, absorbents and adsorbents to any person which is itself involved in the Field of Activity.

(6) Each of the parties to this agreement confirms that if by virtue of any provision of this agreement or of any other agreement or arrangement of which this agreement forms part any such agreement or arrangement is subject to registration under the Restrictive Trade Practices Act 1976 (the "RTPA") none of the parties to any such agreement or arrangement who carries on business within the United Kingdom shall give effect to, or enforce or purport to enforce the agreement or arrangement in respect of any such provision until the day after particulars of the agreement or arrangement have been furnished to the Director General of Fair Trading under section 24 of the RTPA.

20.  ICI ROUNDEL

(1) Nothing contained in this agreement shall entitle the Purchaser to any rights to carry on business in the names of ICI or of the Seller, or otherwise to use any trademark, service mark, trade name or logo (including but not limited to the ICI trade mark known as the ICI Roundel) or to use any name, mark or logo confusingly similar thereto, other than those comprised in the Business Intellectual Property and the Licensed Intellectual Property subject to the terms and conditions of this agreement.

(2) To the extent that any such name or trademark is displayed on any Asset or is displayed on any sign or otherwise at the Properties the Purchaser shall delete or cover the same as soon as practicable after Completion.

(3) To the extent that any such name or trademark appears on any Stock, the Purchaser shall delete or cover the same before such Stock is sold, passed to or otherwise disclosed to any third party, except where it is displayed on packaging or labelling materials which are included in the Stock and used for the packaging or labelling of products passed to customers of the Business within the period of six months from the Completion Date or if such supplies existing at Completion are unused at the expiry of six months from the Completion Date, at the earlier of the date on which such supplies are used or 12 months from the Completion Date.

(4) The Purchaser shall indemnify the Seller (for itself and on behalf of its Affiliates) against all costs, claims, demands and liabilities which result from a breach by the Purchaser or any of its Affiliates of the provisions of this clause.

21.  CONFIDENTIALITY

(1)  For the purposes of this clause:

     (a) "Confidential Information" means all information received by the Purchaser's Group from the Seller's Group relating to the Seller, its Affiliates and the businesses conducted by the Seller's Group (whether pursuant to, or in relation to, this agreement or any of the Implementation Agreements) and all information received by the Seller's Group from the Purchaser's Group relating to the Purchaser, its Affiliates and the businesses conducted by the Purchaser's Group (whether pursuant to, or in relation to, this agreement or any of the Implementation Agreements), including not only written information but information transferred orally, visually, electronically, or by any other means. For the avoidance of doubt, the term Confidential Information shall not include:

          (i) information that is in the public domain at the date of this agreement;

          (ii) information that subsequently comes into the public domain, otherwise than as a result of a breach of this agreement, but only after it has come into the public domain;

          (iii) information which the receiving party or its Representatives obtain from a third party not under any confidentiality obligation to the disclosing party respecting such information;

          (iv) information which the receiving party or its Representatives at the time of disclosure already has in its possession and which is not subject to any obligation of secrecy on its part to the other party; or

          (v) information which is independently developed by employees of the receiving party or its Representatives who had no access to the information disclosed by the disclosing party.

     (b) "Representatives" means Affiliates, directors, officers, employees, agents or representatives of either party or its Affiliates and also the funders of any member of the Purchaser's Group in connection with the funding of the acquisition under this agreement at Completion or any refinancing thereof, and their respective solicitors, accountants, consultants and financial or other advisers (provided that any entities or persons are subject to an obligation or duty of confidentiality).

(2) Each party undertakes, for a period of 10 years from the date of this agreement (subject to such other period specified in an Implementation Agreement in relation to particular information), to maintain Confidential Information received by it or its Representatives relating to the other party or the other party's Affiliates (or their respective businesses) in confidence and not disclose that Confidential Information to any person other than its Representatives except with the prior written approval of the other party.

(3) Each party undertakes only to disclose to Representatives such Confidential Information relating to the other party or the other party's Affiliates as is reasonably required for the purposes of performing the obligations under this agreement and the Implementation Agreements and only to Representatives whom it has informed of the confidential nature of the Confidential Information and who undertake to keep it confidential. Each party shall be responsible for breach of such confidentiality undertaking by it or its Representatives and undertakes to indemnify and hold harmless the other party, its Affiliates or any successor to such business against all actions, proceedings, costs, claims, demands, liabilities, losses or expenses (including legal expenses) arising from such breach.

(4) In the event that, after receipt of Confidential Information, either party, or any person or Representative to whom it has transmitted Confidential Information, becomes legally required (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigation, demand or similar process, or otherwise) to disclose any of the Confidential Information received, the legally compelled party shall provide the other party with prompt written notice of that requirement so that the other party may seek a protective order or other appropriate remedy but shall not be obliged to delay disclosure if to do so would be in breach of any conditions for such disclosure imposed by the authority compelling disclosure and in any event should the other party not be successful in seeking or obtaining a protective order or other appropriate remedy, the other party shall waive compliance with the provisions of this agreement for such particular case to enable the legally compelled party or its Representative to comply with any such legal requirement.

(5) Each party will only use (or permit the use by its Representatives of) the Confidential Information received by it or its Representatives for the purposes of the transactions contemplated by this agreement.

(6) Notwithstanding any provision to the contrary, the provisions of this clause shall survive termination of this agreement.

22.  INDEPENDENT ACCOUNTANT

(1) Where this agreement expressly so provides or if either party wishes to refer any matter in dispute in accordance with the provisions of Schedule 10 for determination under this clause 22 it shall give notice to the other requiring the appointment of an independent accounting firm of international reputation (the "Independent Accountant"). If the parties are unable to agree upon the Independent Accountant within 14 days of such notice, then the Independent Accountant shall be appointed by the President for the time being of the Institute of Chartered Accountants in England and Wales on the application of either party.

(2) If the Independent Accountant delays or becomes unwilling or incapable of acting or if for any other reason the President for the time being of the Institute of Chartered Accountants in England and Wales thinks fit he may discharge the Independent Accountant and, in the absence of agreement between the parties, appoint another in his place.

(3) The Independent Accountant shall act as an expert and not as an arbitrator and his decision shall (in the absence of manifest error or material departure from instructions) be final and binding on the parties. The Independent Accountant shall afford the parties the opportunity of making written representations to him.

(4) The fees and expenses of the Independent Accountant shall be borne by the parties in equal shares unless the Independent Accountant otherwise determines or as otherwise stated in this agreement.

23.  ANNOUNCEMENTS

     Neither party shall make or permit any member of the Seller's Group or the Purchaser's Group, as the case may be, to make any announcement concerning this agreement, the fact or status of the transaction to which this agreement relates or any ancillary matter except as required by law or any competent regulatory body or with the prior written approval of the other party, the Seller or ICI such approval not to be unreasonably withheld or delayed.

24.  VALUE ADDED TAX AND CAPITAL ALLOWANCES

(1) All amounts expressed in this agreement as being payable by the Purchaser are expressed exclusive of any Value Added Tax which may be chargeable on any supply for which such amounts form the consideration and the amount of any such Value Added Tax shall be payable in addition thereto subject as hereinafter provided.

(2) The Seller, ICI and the Purchaser intend that article 5 of the Value Added Tax (Special Provisions) Order 1995 ("article 5") shall apply to the sale of the Assets under, or procured under, this agreement, so that the sale is treated as neither a supply of goods nor a supply of services.

(3) If nevertheless any VAT is payable on any supply by the Seller or ICI under this agreement or any supply procured pursuant to this agreement, the Purchaser shall pay the Seller or ICI the amount of that VAT in addition to the price and the Seller, or, as the case may be, ICI shall issue (or procure the issue) to the Purchaser a proper VAT invoice in respect of that VAT, but any such payments shall be without prejudice to the rights of the Purchaser under clause 24(4).

(4) If any VAT is payable as mentioned in subclause (3) above and such VAT would not have been payable:

     (a) had the Purchaser complied with its obligations under subclause (6)(a) or continued to use the Assets as mentioned in subclause (6)(b); or

     (b) had any matter or circumstance notified in writing by the Purchaser to the Seller or ICI (as the case may be) in relation to the application by the Seller or ICI (as the case may be) to Customs for a ruling as to the application of article 5 to the sale of the Assets under this Agreement been correct, then

     (aa) such VAT shall be payable by the Purchaser to the Seller or ICI (as the case may be) on the later of (i) five working days before the Seller or ICI (as the case may be) is obliged to account to Customs for such VAT and (ii) five working days after the Seller or ICI (as the case may be) gives the Purchaser written notice that such VAT is payable and of the amount of such VAT; and

     (bb) the Purchaser shall indemnify the Seller or ICI (as the case may be) against any interest or penalties imposed by Customs arising out of the treatment by the Seller, ICI and the Purchaser of the sale as described in subclause (2) above except to the extent that any such interest or penalties are referable to any period after the Seller or ICI (as the case may be) has received cleared funds equal to such VAT from the Purchaser.

     In all other circumstances the Purchaser shall pay such VAT to the Seller or ICI (as the case may be) within five working days of recovery of such VAT by the Purchaser (or by the representative member of any VAT group of which the Purchaser is a member) pursuant to sections 25 or 26 of the Value Added Tax Act 1994 (and the Purchaser shall use reasonable endeavours to procure such recovery as soon as lawfully possible) provided that if such VAT has not been so recovered in full on the expiration of three months after Completion the Purchaser shall be deemed for the purposes of this sub-clause to have recovered such VAT in full on that date.

(5) If the Purchaser fails to pay the amount of the tax on the due date under subclause (3), it shall pay Default Interest on that amount from the due date until actual payment (excluding any period for which interest indemnified under subclause (2) runs) compounded monthly.

(6)  With a view to procuring that article 5 applies, the Purchaser:

     (a) shall ensure that the Purchaser is registered for VAT not later than the date of Completion; and

     (b) warrants that the Assets are to be used by the Purchaser in carrying on the same kind of business as that carried on by the Seller and ICI.

(7) The Seller and the Purchaser envisage that section 49 of the Value Added Tax Act 1994 will apply to the sale and purchase of the Assets under this agreement but intend that the Seller should retain the records referred to in that section, and accordingly:

     (a) notwithstanding anything in this agreement the Seller shall not be required to deliver to the Purchaser the records referred to in section 49;

     (b) the Seller shall make a request to Customs under section 49 for the records to be preserved by the Seller;

     (c) if or for so long as that request is not granted, the Seller shall preserve the records on behalf of the Purchaser for such period as may be required by law, and shall during that period permit the Purchaser reasonable access to them to inspect or make copies of them; and

     (d) the Seller may fulfil its obligations under paragraph (c) by procuring that a future transferee of its business or any other person preserves the records and permits reasonable access as mentioned in that paragraph, in which case the Seller shall notify the Purchaser of the name of that person to the contrary in this agreement.

(8) The Seller shall if so requested by the Purchaser and at the Purchaser's expense supply the Purchaser with all information which is in the Seller's possession and which is reasonably necessary to enable the Purchaser to claim any capital allowances which may be available to the Purchaser in respect of any Asset, fixture, property or any other item or asset of any description being acquired by the Purchaser.

25.  COMPUTER SYSTEMS

(1) To the extent that defined terms are used in this clause 25 they shall bear the meaning given to them in this agreement but in the absence of any definition they shall bear the meaning given to them in the Shared IT Services Agreement.

(2) On condition that the Purchaser and ICI enter into the Shared IT Services Agreement on or before the Completion Date, each of the Seller and ICI shall use its reasonable endeavours to ensure that the Purchaser will for a period of 18 months from and including Completion be able to use and/or obtain the benefit of the Computer Systems necessary for the conduct of the Business as the Business was carried on by the Seller during the Comparison Period.

26.  DEFAULT INTEREST

     Subject as otherwise provided to the contrary in this agreement, if any sum due for payment under or in accordance with this agreement is not paid on the due date the party in default shall pay Default Interest on that sum from the due date until the date of actual payment calculated on a day to day basis.

27.  NOTICES

(1) Any notice or other document to be served under this agreement shall be in writing and may be delivered by hand or sent by post or overnight courier service to the party to be served at its address appearing in this agreement (and marked for the attention of the person whose name is referred to in subclause (3) below) or at such other address (or marked for the attention of such other person) as it may have notified to the other party in accordance with this clause. Any notice or other document sent by post shall be sent by registered post (if both posted and for delivery within the same jurisdiction) or by registered airmail (if posted for delivery outside the jurisdiction in which it is posted).

(2)  Any notice or document shall be deemed to have been served:

     (a)  if delivered by hand, at the time of delivery; or

     (b) if posted or if sent by overnight courier service, at 10.00 a.m. on the second Business Day after it was sent for delivery within the same jurisdiction, or at 10.00 a.m. (local time at the place of destination) on the fifth Business Day after it was put in the post if sent by registered airmail.

(3) The person to whom notices or documents should be addressed for the purposes of subclause (1) is:

     (a)  if to be served on the Seller or  ICI:
          the Company Secretary;

     (b)  if to be served on the Purchaser or Terra:
          Mr G.M. Valentine.

(4) In proving service of a notice or document it shall be sufficient to prove that delivery was made by hand or that the envelope containing the notice or document was properly addressed and provided to the overnight courier or posted (either by registered post or by registered airmail, as the case may be, in accordance with the requirements of this clause).

28.  GENERAL

(1) Each of the obligations, warranties and undertakings set out in this agreement which is not fully performed at Completion will continue in force after Completion.

(2) Unless otherwise expressly stated all payments to be made under this agreement shall be made in Pounds Sterling to the Seller in immediately available funds to the account of the

     Seller at such account as the Seller may notify to the Purchaser and to the Purchaser in immediately available funds to such account as the Purchaser may notify to the Seller.

(3) Save as otherwise provided to the contrary in this agreement, each payment to be made under this agreement shall be made free and clear of all deductions or withholdings of any kind, except for those required by law, and if any deduction or withholding must be made by law, an additional amount will be paid sufficient to ensure that the recipient receives a net amount equal to the full amount which it would have received if the payment had been made without the deduction or withholding. If and when the recipient of the payment (the "recipient") obtains a relief or refund attributable to the deduction or withholding, it will pay to the maker of the payment (the "payer") an amount equal to the relief or refund, less:

     (a) any external costs of the recipient in obtaining the relief or refund and in paying the said amount to the payer;

     (b) any additional Taxation liability of the recipient arising on such relief or refund; and

     (c) any deduction or withholding required by law on such payment of such amount by the recipient to the payer.

(4) None of the rights or obligations under this agreement may be assigned or transferred without the written consent of the other party provided, however, that either party may:

     (a) assign any or all of its rights and interests hereunder to one or more of its Affiliates provided that:

          (i) such assignment shall only be permitted if the assignment has no adverse effect on the non-assigning party;

          (ii) if the Affiliate to which the rights have been assigned ceases to be an Affiliate of the assigning party, the rights which have been transferred shall, prior to it ceasing to be an Affiliate, be re-transferred to the party which originally assigned those rights or to another Affiliate of that original assigning party; and

          (iii) it shall be a condition of any such assignment that reasonable notice is given in writing to the other party of the proposal to assign (identifying the rights proposed to be assigned, the identity of the proposed assignee and such other details relating thereto as the other party may reasonably require);

     (b) designate one or more of its Affiliates to perform its obligations under this agreement (in any or all of which cases the Seller or the Purchaser, as the case may be, nonetheless shall remain responsible for the performance of all of its obligations hereunder); or

     (c) (in respect of the Purchaser only) assign its rights and interests under this agreement for the benefit of the funders of any member of the Purchaser's Group in connection with the funding of the acquisition under this agreement at Completion or any refinancing thereof.

(5) Save as otherwise provided in this agreement, each party shall pay the costs and expenses incurred by it in connection with the entering into and completion of this agreement.

(6) This agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same agreement and any party may enter into this agreement by executing a counterpart.

(7) No amendment, variation or waiver of this agreement or any provision of this agreement shall be effective unless it is in writing and duly executed by or on behalf of each of the parties.

(8) Both parties shall and shall procure that their Affiliates shall at their own expense at all times from the date of this agreement do all things as may be reasonably required to give effect to this agreement including, without limitation, the execution of all deeds and documents, procuring the convening of all meetings, the giving and obtaining of all necessary waivers and consents and the passing of all resolutions and otherwise exercising all powers and rights available to them. For the avoidance of doubt, the Seller shall be responsible for all costs that have been or may be incurred as a result of any assignment of Business Intellectual Property executed between members of the Seller's Group prior to Completion including the costs of recording of such assignment.

(9) The Purchaser hereby waives and relinquishes any right of set-off or counterclaim, deduction or retention which the Purchaser might otherwise have in respect of sums due to the Seller under the Hedging Agreements.

(10) Each of the parties hereto acknowledges and agrees that the other parties would be damaged irreparably in the event any of the provisions of this agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the parties hereto agrees that the other parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this agreement and to enforce specifically this agreement and the terms and provisions of this agreement in addition to any other remedy to which it may be entitled, at law or in equity.

(11) The Seller's Group will, prior to the Completion Date, permit representatives of the Purchaser to have reasonable access at all reasonable times and on reasonable notice, and in a manner which, in the reasonable opinion of the Seller, will not unduly interfere with the normal business operations of the Seller or any member of the Seller's Group, to all premises, properties, personnel, books, records (including tax records), contracts, and documents of or pertaining to the Business, subject to appropriate undertakings of confidentiality and subject to obligations of confidentiality to third parties.

29.  WHOLE AGREEMENT

(1) Subject to subclause (2) below, this agreement, the Implementation Agreements and the other agreements to be entered into pursuant to this agreement (if and when executed) contain the whole agreement between the parties and their respective Affiliates relating to the transactions contemplated by this agreement and the Implementation Agreements and supersede all previous agreements (including the Data Room Rules dated 19th August, 1997) between the parties and their respective Affiliates relating to such transactions.

(2) A provision in another agreement between the parties to this agreement or between the respective parent undertakings of the parties (and whether made before or after the date of this agreement) which refers to this agreement and which extends or supplements any provision in this agreement will be deemed for the purposes of subclause (1) above to form part of the whole agreement between the parties as referred to in that subclause.

(3) Each of the parties to this agreement acknowledges on its own behalf and on behalf of each of its Affiliates that, in agreeing to enter into this agreement and the Implementation Agreements, it has not relied on any representation, warranty, collateral contract or other assurance (except those set out in this agreement and the Implementation Agreements) and waives all rights and remedies which, but for this subclause, might otherwise be available to it in respect of any such representation, warranty, collateral contract or other assurance, provided that nothing in this subclause shall limit or exclude any liability for fraud.

30.  GOVERNING LAW

     This agreement is governed by and shall be construed in accordance with English law.

31.  JURISDICTION

     The parties submit to the non-exclusive jurisdiction of the English courts for all purposes relating to this agreement. Terra irrevocably appoints the Purchaser as its agent for service of process.

AS WITNESS the hands of the duly authorised representatives of the parties on the date which first appears on page 1.

                                  SCHEDULE 1
                                  See Annex 2

                                  SCHEDULE 2

                              PLANT AND EQUIPMENT

                                  BILLINGHAM
                       Ammonia 4 Production Plant (NH3)
                     Ammonia Storage Facilities (NH3 Sto)
                Sphere and loading facilities for Road Tankers
              Dilution plant and storage and Road Tanker Loading
                      Nitric Acid Plants, Nos 1,8,3 and 4
                        Ammonium Nitrate Prilling Tower
                             Sodium Nitrate Plant
  Storage facilities for finished product fertilizer, nitric acid and sodium nitrate
         CO\\2\\ liquefaction plants (Nos 2 and 3) and storage bullets
Pipe bridges with pipes and cables; buried pipelines; auxiliary boilers and; de-
                            mineralised water plant



                                  SEVERNSIDE

                      Two leading concept ammonia plants
                            Two nitric acid plants
                      One ammonium nitrate prilling tower
                    Storage for finished product fertilizer
                          CO\\2\\ liquefaction plant
                           Utilities infrastructure



                                    STANLOW

                    CO\\2\\ liquefaction plant and storage

                                  SCHEDULE 3

                INTELLECTUAL PROPERTY AND EXCLUDED TECHNOLOGIES


                    Part 1:  Business Intellectual Property

                            Registered Trade Marks

                     See annex 6 of the Disclosure Letter

                           Unregistered Trade Marks

                                    Classic
                                 Classic Gold
                                   Number 8
                                    Super 8
                                 Sulphur Gold
                                   Blue Bag


                    Part :  Licensed Intellectual Property

                                    Designs

                                    1054749
                                    1054750

                                    Patents

                                EP 0080839 (UK)
                                EP 0320153 (UK)

                 Copyright relating to the following Software:

                                      QSA

   Modifications to SAP/R2 order processing system dedicated to the Business Developments as at Completion of Modifications to SAP/R3 order processing system dedicated to the Business

                        Part 3:  Excluded Technologies

                                    Patents

                                EP 0080270 (UK)
                                EP 0124228 (UK)
                                EP 0157480 (UK)
                                EP 0180412 (UK)
                                EP 0194067 (UK)
                                EP 0254395 (UK)
                                EP 0287238 (UK)

                        Part 4:  Exclusive Information

           Information relating to the manufacture of Sodium Nitrite
         Information relating to the abatement of NOx from Nitric Acid
                        Manufacture using caustic soda

                                  SCHEDULE 4


                                    Part 1

                                ICI Individuals

                                 R.W. Carter
                                 G.M. Fish
                                 M. Gardner
                                 S.A. Roberts
                                 T.A. Shovlin
                                 A.J. Lewis
                                 C. Lock
                                 P. Gill
                                 M.J. Welch
                                 D.S. Flett
                                 J. Hullah
                                 R.C. Goodwin
                                 M. Bell
                                 J. Lees
                                 C.A. Hobson
                                 S.J. Beer
                                 J. Robertson
                                 M. White

                                    Part 2

                               Terra Individuals
                                 M.L. Bennett
                                 G.H. Valentine
                                 L.S. Hlobek
                                 E.L. Slockers
                                 S. Savage

                                  SCHEDULE 5

                                EXCLUDED ASSETS

1. All assets required by the Seller or its Affiliates for the supply or receipt of utilities, services or products to be supplied by the Seller or its Affiliates to the Purchaser or its Affiliates pursuant to the Implementation Agreements which are located either outside the Properties and are not subject to the Property Rights or identified in the Implementation Agreements as being retained by the Seller or its Affiliates.

2. Any interest in the Wilton site except as set out in the Implementation Agreements or the Property Documents and/or Premises Agreements.

                                  SCHEDULE 6

                           IMPLEMENTATION AGREEMENTS


-------------------------------------------------------------------------------------
          AGREEMENT                       SUPPLIER                    PURCHASER
-------------------------------------------------------------------------------------
        1.  UTILITIES                   The Business                   Methanol
           Nitrogen
        Potable Water
    Fire Water (Raw Water)
         Gately Water
         Demin Water
           Effluent
           IP Steam
           LP Steam
-------------------------------------------------------------------------------------
       2.  ELECTRICITY                  The Business                   Methanol
          50Hz Elec
-------------------------------------------------------------------------------------
        3.  MATERIALS                   The Business                   Methanol
        Carbon Dioxide
-------------------------------------------------------------------------------------
         4.  SERVICES                   The Business                   Methanol
       Site Road System
        Interface Ops
        Process Pipes
-------------------------------------------------------------------------------------
        5.  UTILITIES                   The Business                    Amines
         Gately Water
          Fire Water
        Potable Water
           Effluent
           HP Steam
           IP Steam
           LP Steam
          Condensate
    Nitrogen (by pipeline)
-------------------------------------------------------------------------------------
       6.  ELECTRICITY                  The Business                    Amines
          Elec 40Hz
          Elec 50Hz
-------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------
            AGREEMENT                       SUPPLIER                      PURCHASER
----------------------------------------------------------------------------------------
         7.  MATERIALS                    The Business                      Amines
            Ammonia
----------------------------------------------------------------------------------------
         8.  UTILITIES                    The Business                     Acrylics
            LP Steam
          Demin Water
     Raw Water (Fire Water)
    Raw Water (Gately Water)
         Potable Water
     Nitrogen (by pipeline)
            Effluent
 IP Steam (includes supply and
           purchase)
----------------------------------------------------------------------------------------
        9.  ELECTRICITY                   The Business                     Acrylics
           50 Hz Elec
----------------------------------------------------------------------------------------
         10.  MATERIAL                    The Business                     Acrylics
            Ammonia
----------------------------------------------------------------------------------------
         11.  UTILITIES                   The Business                     Katalco
         Potable Water
     Fire Water (Raw Water)
            Effluent
            LP Steam
    Gately Water (Raw Water)
            Nitrogen
----------------------------------------------------------------------------------------
        12.  ELECTRICITY                  The Business                     Katalco
       50 Hz Electricity
----------------------------------------------------------------------------------------
         13.  MATERIAL                    The Business                     Katalco
        Weak Nitric Acid
----------------------------------------------------------------------------------------
         14.  MATERIALS                   The Business                  Polyurethanes
        Weak Nitric Acid
----------------------------------------------------------------------------------------
         15.  MATERIALS                   The Business                    Explosives
        Weak Nitric Acid
----------------------------------------------------------------------------------------
         16.  UTILITIES                     ICI Tubs                     The Business
           Raw Water
            Nitrogen
            Nitrogen
----------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------
              AGREEMENT                        SUPPLIER                    PURCHASER
-----------------------------------------------------------------------------------------
            17.  SERVICES                   Plymouth Tubs                The Business
          Pay Roll Services
            Jetty Services
-----------------------------------------------------------------------------------------
            18.  MATERIALS
               Hydrogen
-----------------------------------------------------------------------------------------
            19.  MATERIALS                     Katalco                   The Business
              Catalysts
-----------------------------------------------------------------------------------------
            20.  MATERIALS                     Methanol                  The Business
            Instrument Air
               LP Steam
-----------------------------------------------------------------------------------------
            21.  UTILITIES                     Acrylics                  The Business
    IP Steam (includes supply and
              purchase)
-----------------------------------------------------------------------------------------
           22.  GAS-SUPPLY                      Seller                     Purchaser
             BGT (No. 1)
-----------------------------------------------------------------------------------------
           23.  GAS-SUPPLY                      Seller                     Purchaser
             BGT (No. 2)
-----------------------------------------------------------------------------------------
           24.  GAS-SUPPLY                      Seller                     Purchaser
                Mobil
-----------------------------------------------------------------------------------------
           25.  GAS-SUPPLY                    Purchaser                    Acrylics

-----------------------------------------------------------------------------------------
           26.  GAS-SUPPLY                    Purchaser                     Amines

-----------------------------------------------------------------------------------------
       27.  GAS-TRANSPORTATION                Purchaser                       ---
                Master
-----------------------------------------------------------------------------------------
       28.  GAS-TRANSPORTATION                Purchaser                    Methanol
               Methanol
-----------------------------------------------------------------------------------------
      29.  Terra and ICI parent
      guarantees relating to the
              agreements
-----------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------
               AGREEMENT                         SUPPLIER                    PURCHASER
-------------------------------------------------------------------------------------------
      30.  The Shared IT Services
     Agreement between ICI and the
               Purchaser
-------------------------------------------------------------------------------------------
      31.  Assignment of Business
         Intellectual Property
-------------------------------------------------------------------------------------------
        32.  Ammonia facilities
       access agreement (Amines)
-------------------------------------------------------------------------------------------
    33.  Ammonia facilities access
         agreement (Acrylics)
-------------------------------------------------------------------------------------------

                                  SCHEDULE 7

                                  WARRANTIES

In this Schedule 7 "material adverse effect" means an adverse effect upon the Business which might reasonably be expected to result in a diminution in the value of the Business in the hands of the Purchaser following Completion in excess of (Pounds)100,000.

                                  A.  GENERAL

A.1  Capacity and conduct of business

(1) Each of the Seller and ICI (and each of its Affiliates, in respect of the Implementation Agreements and the other agreements entered into pursuant to this agreement to which it is a party) has the requisite power and authority to enter into and to perform this agreement, such Implementation Agreements and the other agreements entered into pursuant to this agreement.

(2) Each of the Seller and ICI (and each of its Affiliates, in respect of the Implementation Agreements and the other agreements entered into pursuant to this agreement to which it is a party) has obtained or satisfied all corporate, regulatory and other approvals, or any other significant conditions, necessary to execute and perform this agreement, such Implementation Agreements and the other agreements entered into pursuant to this agreement.

(3) This agreement, the Implementation Agreements and the other agreements entered into pursuant to this agreement constitute (or when executed, will constitute) valid and binding obligations of the Seller and ICI (and each of its Affiliates, in respect of Implementation Agreements and the other agreements entered into pursuant to this agreement to which it is a party) enforceable in accordance with their terms.

(4) Compliance with the terms of this agreement by the Seller and ICI and the other agreements entered into pursuant to this agreement and the Implementation Agreements by the Seller or its Affiliates (as appropriate) will:

     (a) not constitute a breach of any agreement or contract to which the Seller, ICI or such Affiliate is a party or by which it is bound; or

     (b) be in compliance with the Seller's, ICI's or such Affiliate's memorandum and articles of association or other constitutional documents; or

     (c) not contravene any order, judgment, decree or regulation or any other restriction of any kind by which the Seller, ICI or such Affiliate is bound.

(5) Each of the Seller and ICI is a company, duly incorporated and subsisting under the laws of England and Wales and is not in liquidation, administration or administrative receivership, nor has any resolution been passed by the shareholders or creditors to put either of the companies into liquidation, administration or administrative receivership.

(6) The Seller does not act or carry on business in partnership with any other person in relation to the Business.

(7) The Seller does not have any branch, agency, place of business or permanent establishment outside England and Wales in relation to the Business.

A.2  The assets

(1) Save in respect of Business Intellectual Property, Exclusive Information and those Assets that are leased and are identified as such in the Disclosure Letter, the Seller has full legal and beneficial title to each of the Assets.

(2) None of the Assets is subject to any Encumbrance except those which arise in the ordinary course of business and do not have a material adverse effect on the Business.

(3) The Assets together with the rights conferred under or pursuant to this agreement will enable the Purchaser to continue to run the Business after Completion in all material respects in the same way as it was run by the Seller as at 30th September, 1997 and as at the date of this agreement.

(4) All significant items of plant and equipment used in the Business have been adequately maintained and are in reasonable working order having regard to their age and use.

A.3  Compliance with statutes

(1) The Seller, its officers, agents and employees are not in contravention of any statute, order or regulation which is likely to result in a fine or penalty which would have a material adverse effect on the Business.

(2) There is no order, decree or judgment or any court or governmental agency outstanding in relation to the Business other than in relation to routine debt collection.

A.4  Licences, consents and permits

(1) The Seller has all governmental and regulatory authorisations, licences, permits and consents necessary to own and operate the Assets and to carry on the Business, except where the failure to obtain such authorisations, licences, permits or consents individually or in aggregate would not have a
     material adverse effect on the Business.   For the avoidance of doubt the
     Seller provides no warranty or undertaking that any such authorisations, licences, permits or consents will be available to the Purchaser.

(2) All authorisations, licences, permits and consents of the type referred to in (1) have been identified in the Disclosure Letter.

A.5  Litigation

     The Seller's Group is not engaged in any litigation or arbitration proceedings which would have a material adverse effect on the Business except as plaintiff for collection of debts in the ordinary course of business and there are no such proceedings, in existence or, so far as the Seller is aware, threatened against the Seller and, so far as the

     Seller is aware, there are no claims, facts or events which are likely to give rise to any such proceedings.

A.6  Environmental matters

(1) Notwithstanding the provisions of any other Warranty the provisions of this paragraph A.6 are the only Warranties given in relation to the Environment, Environmental Laws, Environmental Permits and Dangerous Substances.

(2)  In this paragraph:

     (a)  "Environmental Law" has the meaning given in Schedule 11;

     (b) "Environmental Permits" means any governmental authorisations, permits, licences and consents required under or in relation to any Environmental Law;

     (c) "Environmental Contamination" has the meaning given in Schedule 11 provided that, for the purposes of this warranty A.6 such contamination must be present prior to Completion and cause or be likely to cause material harm to human health or pollution of the environment;

     (d) "Dangerous Substance" means any natural or artificial substance (whether in the form of solid, liquid, gas or vapour) capable of causing significant harm to man or the environment.

     (e) "Material Upgrades" means in relation to any plant or process all material changes under current written conditions contained in existing Environmental Permits which are required either now or in the future including for the avoidance of doubt any upgrades required under improvement programmes.

(3) The Seller, its agents, officers and employees are not in contravention of any Environmental Law which is likely to result in a fine or penalty which would have a material adverse effect on the Business.

(4) There is no written notice, order, decree or judgment of any court or regulatory or governmental agency of the United Kingdom outstanding, nor agreements to which the Seller is a party or by which the Seller is bound, in relation to the Business which arises as a result of or, in the case of agreements, concern Environmental Law or liabilities thereunder which would have a material adverse effect on the Business.

(5) The Seller has all Environmental Permits necessary to own and operate the Assets and to carry on the Business, except where the failure to obtain such Environmental Permits individually or in aggregate would not have a material adverse affect on the Business. For the avoidance of doubt, the Seller provides no warranty or undertaking that any such Environmental Permits will be available to the Purchaser.(6) A list of all material Environmental Permits has been identified in the Disclosure Letter.

(7) The Seller is not engaged in any litigation or arbitration proceedings concerning Environmental Law or Dangerous Substances solely in relation to and affecting the Business and, so far as the Seller is aware, there are no such proceedings pending nor any circumstances likely to give rise to such proceedings against the Seller in its capacity as owner of the Business, in each case which would have a material adverse effect.

(8) So far as Seller is aware, there is no Environmental Contamination present at any adjoining sites which has led or is likely to lead to on site Environmental Contamination at the Billingham and/or Severnside sites. For the purposes of this warranty A.6(8) only, the Seller's awareness shall be judged by reference solely to the actual knowledge, without any documentary, oral or other investigation enquiry or consultation of any kind, of Tony Lewis, John Reynolds, Ron Goodwin in the case of the Billingham site and Richard Baker, Graham Foster, Mike Welch in the case of the Severnside site.

(9) A list of all Material Upgrades of which the Seller is aware is provided in the Disclosure Letter.

A.7  Title retention

     Other than in the ordinary course of trading, the Seller has not acquired or agreed to acquire any of the Assets on terms that the property therein does not pass until full payment is made.

A.8  Customers and suppliers

     The Disclosure Letter sets out details of the ten principal customers and ten principal suppliers of materials (by value) of the Business.

A.9  Condition of Stock

     All products manufactured by the Seller prior to Completion and included within the Stocks conform with the specifications against which those products would have been sold by the Seller to customers of the Business if the Seller had continued to carry on the Business after Completion as it was carried on by the Seller prior to Completion, provided always that the Seller's liability for breach of this warranty shall not exceed the costs which the Seller would have suffered had the Seller's policy in relation to out of specification product which applied prior to Completion, been continued following Completion.

                                  B.  ACCOUNTS

(1) The Accounts have been prepared in accordance with UK generally accepted accounting principles and present fairly the financial position of the Business as at the end of the periods for which they were prepared and the results of operations and changes in financial position and cash flows for the period in respect of which they were prepared have been prepared in conformity with the ICI Controller's Manual applied on a basis consistent with the previous twelve months save for changes made in the ICI Controller's Manual to reflect changes in UK accounting practice from time to time (save as noted therein).

(2) Save as noted therein, the Accounts have not been affected by any extraordinary, exceptional or non-recurring item or by any other fact or circumstance rendering the profit or loss for the relevant period unusually high or low.

(3) Particulars of all grants, subsidies, payments or allowances received or receivable by the Seller or any of its Affiliates in relation to the Business from any governmental authority, body or agency (whether supranational regional or local) (but always excluding any relating to Taxation) the loss of which would have a material adverse effect are identified in the Disclosure Letter.

(4) The amounts of raw materials, work in progress, finished goods and packaging and promotional material comprised in the Stock are at a level which is consistent with the trading requirements of the Business.

                       C.  ANTI COMPETITIVE ARRANGEMENTS

(1) In relation to the Business, the Seller is not a party to any agreement, arrangement, concerted practice or course of conduct (whether by omission or otherwise) which:

     (a) is subject to registration under the Restrictive Trade Practices Acts 1976 but is not so registered;

     (b) infringes Article 85 or 86 of the Treaty establishing the European Community and/or Articles 53 and/or 54 of the European Economic Area Agreement or any other anti-trust or similar legislation in any jurisdiction in which the Seller carries on the Business;

     (c) is an "anti-competitive practice" within the meaning of the Competition Act 1980;

     (d) contravenes the provisions of the Resale Prices Act 1976 or an undertaking which has been given by, or an order which has been made against, the Seller pursuant to that Act;

     (e) so far as the Seller is aware, could give rise to the imposition of any anti-dumping duty on the Seller or the Purchaser or other sanction against the Seller or the Purchaser under any EU trade legislation, and the effect of which would have a material adverse effect on the Business.

(2) The Seller has not received in the last three years any process, notice or communication, formal or informal, from the Office of Fair Trading or Directorate General IV of the European Commission or the EFTA Surveillance Authority or any relevant local or national anti-trust regulatory authority, relating to any aspect of the Business which alleges any illegal practices, course of conduct, agreements or arrangements in relation to the Business and so far as the Seller is aware no such process, notice or communication is likely to be received.

                             D.  MATERIAL CONTRACTS

(1) All Material Contracts relating to the Business are referred to in the Disclosure Letter. For the purpose of this warranty "Material Contracts" means contracts or commitments to enter into contracts (with third parties not within the Seller's Group):

     (a)  of a duration from the date of this agreement of more than 12 months;

     (b) which are for a duration from the date of this agreement of less than 12 months but which can reasonably be expected to involve aggregate income or expenditure in respect of the Business in excess of (Pounds)300,000; or

     (c)  which are agency, distributorship or management agreements.

(2) So far as the Seller is aware, it is not in breach of, or in default under, any of the Material Contracts, the consequence of which would have a material adverse effect on the Business.

(3) The Seller is not a party to any contract or arrangement, other than to the extent that they relate to Intellectual Property, which restricts its freedom to carry on the Business in any part of the world in such manner as it thinks fit.

(4) Save as set out in the Disclosure Letter there is not, and there has not at any time during the last two years been, any contract or arrangement between the Seller and a party which was not part of the Seller's Group in relation to the Business which was not of an arm's length nature and was material to the Business.

(5) So far as senior management of the Seller is aware (without having made any enquiry of third parties), after Completion (whether by reason of an existing agreement or arrangement or as a result of the proposed acquisition of the Business and Assets by the Purchaser):

     (a) no supplier of the Business will cease supplying the Business or will substantially reduce its supplies to the Business;

     (b) no customer of the Business will cease to deal with the Business or will substantially reduce its existing level of business with the Business;

     (c) the Business will not lose the benefit of any right or privilege which it enjoys; and

     (d)  no officer or Employee will leave,

     in each case, which he is aware would have a material adverse effect.

(6) There will be no material agreements between the Businesses and any member of the Seller's Group immediately following Completion (save for the Implementation Agreements, any other agreements to be entered into pursuant to this agreement and any other arrangements to be entered into pursuant or ancillary thereto) which is not in the ordinary course of business or other than on an arm's length basis.

                                 E.  EMPLOYEES

(1) The Employees are all the persons employed in the Business. The Disclosure Letter contains details of each Employee's name, age, salary, period of continuous employment, grade and any allowances the Employee is entitled to and the particulars of the Employees in the Disclosure Letter are accurate in all respects.

(2) No Employee has given, or has been given, notice of termination of his employment.

(3) Specimen terms of employment of all Employees are included in the Disclosure Letter.

(4) The collective agreements included in the Disclosure Letter are all the agreements between the Seller and the trade unions representing the Employees.

(5) So far as the Seller is aware, there is no industrial action pending in relation to the Business which would have a material adverse effect on the Business.

(6) Since 30th September, 1997 there has been no change in the rates of remuneration or other benefits or other terms of employment of the Employees and no person will be entitled to receive any benefit as a direct consequence of the Sale of Business. The Seller is not a party to any contractual arrangement to make changes to remuneration or other benefits or other terms of employment or to establish any new bonus arrangements for the Employees.

(7) There are no sums owing to any present or former Employees or officers in the Business apart from salary for the month in which Completion takes place and any business expenses.

(8) The Seller has not in relation to the Business in the last three years been the subject of any adverse report, complaint or investigation of the Health and Safety Executive in relation to the Assets or been prosecuted, formally cautioned or warned for any violation of any applicable laws or regulations including the Health and Safety at Work etc. Act 1974 and the Control of Substances Hazardous to Health Regulations 1987. So far as the Seller is aware, the Seller has fully complied with all health and safety statutes and regulations in relation to the Business.

(9) The terms of the Employees are such that their employment may be terminated by not less than three months' notice without liability for any contractual payments in excess of three months' salary including by way of compensation or damages (except for unfair dismissal or a statutory redundancy payment).

                              F.  PENSION SCHEMES

(1) This sub-paragraph applies to the ICI Pension Fund governed by a deed dated 5th March, 1996 (the "Scheme").

(2) Except pursuant to the Scheme, the Seller has not paid, provided or contributed towards, and is not under any obligation or commitment (whether or not legally enforceable) to pay, provide or contribute towards, any retirement/death/disability benefit for or in respect of any Employee or any person previously employed in the Business (or any spouse, child or dependant of any of them). For this purpose "retirement/death/disability benefit" means any pension, lump sum, gratuity or other like benefit given or to be given on retirement or on death, or in anticipation of retirement, or, in connection with past service, after retirement or death, or to be given on or in anticipation of or in connection with any change in the nature of the service of the employee in question or given or to be given on or in connection with the sickness or disability of an employee.

(3)  The Seller has included the following in the Disclosure Letter:

     (a) copies of the documents constituting and governing the Scheme (including notices, announcements and explanatory literature of current effect);

     (b) a copy of the Trustees' report to members and the audited accounts of the Scheme (including the auditor's report) for the last scheme year and any short form report issued to members;

     (c) all material particulars relating to the Employees relevant to establish their entitlement to benefits;

     (d) all material particulars of any discretionary practice of the Scheme in the two years before the date of this agreement and of any proposal to operate any discretionary practice in the future (including, without limitation, pension increases and early retirement benefits).

(4) The documents disclosed contain particulars of all the benefits provided by and the terms of the Scheme, including (but without limitation) any enhancement of or addition to the benefits or terms in respect of any person.

(5) The Scheme is approved by the Board of the Inland Revenue as an exempt approved scheme within the meaning of section 592 of the Income and Corporation Taxes Act 1988 and so far as the Seller is aware there is no reason why such approval might be withdrawn or cease to apply.

(6) The active members of the Scheme are contracted-out of the State Earnings-Related Pension Scheme by reference to the Scheme and so far as the Seller is aware there are no circumstances which might cause such certificate to be withdrawn or cease to apply.

(7) Each Employee who is entitled to membership of the Scheme (whether under the Scheme Documents or any applicable law) has been invited to join the Scheme as of the date on which he became entitled.

(8) There are no legal proceedings with regard to the benefits payable in respect of any Employee under the Scheme which are pending or threatened in writing.

(9) No power has been exercised under the Scheme to grant or augment any benefit under the Scheme for or in respect of an Employee which would not otherwise have been provided under the Scheme Documents and no assurance has been given that such a power will be exercised.

(10) All contributions due from Employees who are members of the Scheme have been duly made.

(11) No claim has been made, or threatened in writing, by any of the Employees against the trustees or administrator of the Scheme, the Seller or any person the Seller is or may be liable to indemnify or compensate (including any complaint under the internal dispute resolution procedure or to the Pensions Ombudsman or the Occupational Pensions Regulatory Authority) in respect of any act, event, omission or other matter arising out of or in connection with the Scheme (other than routine claims for benefits) and so far as the Seller is aware there are no circumstances which may give rise to any such claim.

                                G.  PROPERTIES

                                  See Annex 3

                           H.  INTELLECTUAL PROPERTY

To the extent that any warranty in this Section H is qualified by the words "so far as the Seller is aware" or any similar statement, this statement shall be deemed to mean such knowledge which any of those persons listed in Part 1 of
Schedule 4, John Leng, Chris Gratwick or Ann Bashir (and no other persons) had or ought reasonably to have had at Completion in relation to the matter for which they have responsibility.

(1) The Seller or a member of the Seller's Group is the legal and beneficial owner of the Acquired Intellectual Property.

(2) Short particulars of all registrations (or applications for registration) of Business Intellectual Property and material Licensed Intellectual Property are provided in the Disclosure Letter.

(3) Following Completion the Purchaser will own or have licensed to it all Material Intellectual Property and have the right to use all Material Information necessary for the conduct of the Business as such Business was carried on by the Seller at Completion.

(4) The Seller has not received notice that any Intellectual Property or Information used in the Business infringes any third party rights.

(5) The Seller is not currently aware of attacks by others on the validity of any Business Intellectual Property.

(6) All material agreements relating to the Business Intellectual Property and Exclusive Information to which the Seller or a member of the Seller's Group is a party are listed in the Disclosure Letter.

(7) Neither the Seller nor any member of the Seller's Group is in breach or is aware of a breach by any third parties of any of the agreements referred to in paragraph (6) above which would have a material adverse effect.

(8) So far as the Seller is aware, no third party is infringing or misusing or threatening to infringe or misuse any Business Intellectual Property or Exclusive Information.

                                     I. TAX

I.1  Duties etc.

     None of the Assets is liable to distraint, sale, mortgage, confiscation or forfeiture by virtue of non-payment or underpayment of any Taxation or duty or by virtue of non-compliance by the Seller with any legislation or regulation relating to any Taxation or duty.

I.2  Capital Goods Scheme

     All Assets which are or have been subject to the provisions of Part XV of The Value Added Tax Regulations 1995 are listed in the Disclosure Letter and all adjustments required to be made pursuant to the said part on or before the date hereof have been properly made and properly declared to H.M. Customs and Excise.

I.3  Elections to waive exemption from VAT

     The Seller has not made any elections to waive exemption from VAT under paragraph 2 of Schedule 10 to the Value Added Tax Act 1994 in relation to any Property or any part of any Property which are in force.

I.4  Capital allowances

(1) None of the Assets is leased within the meaning of section 50 of the Capital Allowances Act 1990.

(2)  In respect of any Assets which are plant and machinery for the purposes of
     Part II of the Capital Allowances Act 1990 and which are fixtures (as defined in section 51(2) of that Act) at Completion either (i) no person has been or will have become entitled to allowances in respect of any expenditure incurred on the provision of the fixture or, (ii) if any person has become so entitled that person has been, is or will be required to bring the disposal value of the fixture into account under section 24 of that Act otherwise than by virtue of sub-section (7) of that section.

(3) No person other than the Seller has an interest in any Asset which is a fixture (by virtue of such person holding an interest in the land to which that fixture is attached) where such person is entitled to claim allowance pursuant to Part II Capital Allowances Act 1990 in respect of the fixture.

(4) The Seller has claimed allowances pursuant to Part II Capital Allowances Act 1990 in respect of any machinery and plant which has become a fixture and which is an Asset, or where the Seller has not claimed such allowances the Disclosure Letter contains particulars of the disposal value (as defined in section 26 Capital Allowances Act 1990) brought into account by the last person (if any) disposing of such fixtures on or after 24 July 1997 to claim such allowances.

I.5  Stamp Duty

     All documents in the possession or under the control of the Seller or to the production of which the Seller is entitled and which are necessary to establish the title of the Seller to any of the Assets and which attract stamp duty in the United Kingdom or elsewhere which would need to be paid in order rely on any such document before a competent court have been properly stamped, and, if United Kingdom stamp duty has not been paid because the documents have been executed and retained outside the United Kingdom, would not attract United Kingdom stamp duty if brought into the United Kingdom.

               J. CONDUCT OF BUSINESS SINCE 30TH SEPTEMBER, 1997

(1) Except for the purposes of giving effect to the transactions contemplated by this agreement the Business has since 30th September, 1997 been conducted and carried out only in the ordinary course consistent with its past practices.

(2) Except for Plant and Equipment purchased, sold or leased in the ordinary course of business the Seller has not since 30th September, 1997 purchased, sold, leased, mortgaged, pledged or otherwise hired or disposed of any material Asset and without limiting the generality of the foregoing has not terminated, entered into or modified any contract, lease, sub-lease, licence or sub-licence which at Completion can reasonably be expected to involve income or expenditure in respect of the Business in excess of (Pounds)1,000,000 per annum.

(3)  Since 30th September, 1997:

     (a) there has been no material adverse change in the Business taken as a whole; and

     (b) no customer or supplier of the Business has ceased purchasing from, or supplying to, the Seller in connection with the Business which would have a material adverse effect on the Business.

                                   K. GENERAL

The slides given at the presentations made by representatives of the Seller to representatives of the Purchaser and the written responses to written questions copies of both of which are included in the Disclosure Letter, the information contained in Part 2 of annex 3 of the Disclosure Letter and the historical
pensions information contained in annex [      ] to the Disclosure Letter were
given in good faith and at the time they were given fairly presented the historical data and facts contained therein and the Seller is not aware of any fact which renders any such information untrue or inaccurate in any material respect. All such information has been given in good faith by the Seller to the Purchaser but nothing in this agreement shall constitute a warranty in respect of matters in the future, including any forecast of future performance of the Business or any aspect thereof, or of any expression of opinion or judgement or of the accuracy of any estimate.

                                 L.  INSURANCE

(1) The Seller has produced to the Purchaser summaries of insurance policies in effect in relation to the Plant and Equipment and Properties which are relevant for the purposes of clause 5(7) and all such policies are in full force and effect.

(2) The policies of insurance referred to in (1) afford the Seller adequate cover against such risks as companies carrying on the same type of business as the Business commonly cover by such insurance and in particular insure the Plant and Equipment and Properties against fire in their full replacement value.

(3) So far as the Seller is aware, there are no circumstances which might lead to any liability under such insurance as referred to in (1) being avoided by the insurers.

                                  SCHEDULE 8

                                   EMPLOYEES

(1) The Seller and the Purchaser acknowledge and agree that under the Employment Regulations the contracts of employment between the Seller and the Employees and the collective agreements annexed to the Disclosure Letter will have effect after Completion as if originally made between the Purchaser and the Employees or between the Purchaser and the relevant trade union (as the case may be). On or as soon as practicable after Completion the Seller and the Purchaser shall jointly issue to each Employee a notice in the Agreed Form.

(2) Without prejudice to paragraph (1) above, if the contract of employment of any of the Employees is found or alleged not to have effect after Completion as if originally made with the Purchaser as a consequence of the application of the Employment Regulations to the transaction the Purchaser agrees that it will:

     (a) in consultation with the Seller and within seven days of being so requested by the Seller, make to that Employee an offer in writing to employ him under a new contract of employment to take effect on the termination referred to below; and

     (b) the offer to be made will be such that none of the terms and conditions of the new contract will differ materially from the corresponding provision of that Employee's contract of employment immediately before Completion.

     Upon that offer being made the Seller shall terminate the contract of employment of the Employee concerned acting lawfully in accordance with the terms of the contract of employment. If such offer were not made the Seller may, at any time after the expiry of seven days from the request by the Seller, terminate the contract of employment of the Employee. In either event the Purchaser shall indemnify the Seller against all liabilities arising out of or in connection with the termination of the employment of that Employee and against any such sum payable to it or in respect of that Employee under his contract of employment after Completion until such termination, including the costs of such termination.

(3) If any contract or employment of any employee of the Seller who is not an Employee is found or alleged to have effect after as if originally made with the Purchaser as a consequence of the application of the Employment Regulations to the transaction the Seller agrees that it will:

     (a) in consultation with the Purchaser and within seven days of being so requested by the Purchaser, make to that employee an offer in writing to employ him under a new contract of employment to take effect on the termination referred to below; and

     (b) the offer to be made will be such that none of the terms and conditions of the new contract will differ materially from the corresponding provision of that employee's contract of employment immediately before Completion.

     Upon that offer being made the Purchaser shall terminate the contract of employment of the employee concerned acting lawfully in accordance with the terms of the contract of employment. If such offer were not made the Purchaser may, at any time after the expiry of seven days from the request by the Purchaser, terminate the contract of employment of the employee. In either event the Seller shall indemnify the Purchaser against all liabilities arising out of or in connection with the termination of the employment of that employee and against any sum payable to it or in respect of that employee under his contract of employment.

(4) The Seller shall discharge all its obligations in respect of the Employees up to Completion and shall indemnify the Purchaser against all liabilities arising from the Seller's failure to do so.

(5) The Purchaser shall on and from Completion discharge all the obligations of the employer in relation to the Employees and shall indemnify the Seller against all liabilities arising from the Purchaser's failure to do so.

(6) The Purchaser shall provide the Seller with such information and assistance at such times as the Seller may reasonably request or as may be necessary for the Seller to comply with the requirements of Regulation 10 of the Employment Regulations or any other requirement to consult with the Employees a relevant trade union or any other employee representative.

(7) The Seller shall indemnify the Purchaser against any liability relating to an Employee which arises out of any act or omission by the Seller or any other event, matter or circumstance occurring before Completion excluding:

     (a) any obligation in respect of the Employee's period of continuous employment;

     (b) any liabilities which arise out of a failure by the Purchaser to comply with (4) above;

     (c)  any liability referred to in (6) below.

(8) The Purchaser shall indemnify the Seller against any liability relating to an Employee which arises out of or in connection with:

     (a) any provision of this agreement including (without limitation) the change of employer occurring by virtue of the Employment Regulations and/or this agreement;

     (b) the termination of his employment, a change to a term of his employment or working conditions (including, without limitation, any term under an occupational pension scheme), any act or omission by the Purchaser or any other event, matter or circumstance occurring at or after Completion.

(9)  The Purchaser agrees that for a period of  two years from the Completion
     Date:

     (a) the Employees will receive contractual remuneration and benefits (including retirement benefits) which in aggregate, judged objectively, are no less favourable than their contractual remuneration and benefits at the Completion Date; and

     (b) it will not make any unilateral material change to the contractual terms and conditions of employment of the Employees (which would include as an example those contained in the 1991 Staff Agreement Manual) without prior consultation, where required, by any local laws or agreements, with recognised trade unions, appropriate employee representatives, or the Employees.

(10) In this Schedule:

     "Beneficiary" means, in relation to an indemnity, the person receiving the benefit of the indemnity;

     "claim" includes a claim by any person (including a trade union, a governmental or statutory or local authority or commission);

     "Covenantor" means, in relation to an indemnity, the person undertaking to indemnify the Beneficiary; and

     "liability" and "liabilities" includes any award, compensation, damages, fine, loss, order, payment made by way of settlement, costs and expenses (including legal expenses on an indemnity basis) properly incurred in connection with a claim and also includes the costs and expenses of any investigation by the Equal Opportunities Commission, the Commission for Racial Equality or any health and safety enforcement body and of implementing any requirements which may arise from any such investigation.

(11) If the Beneficiary becomes aware of any matter which might give rise to a claim for an indemnity from the Covenantor, the following provisions shall apply:

     (a) the Beneficiary shall, within seven days of becoming aware of the matter, give written notice to the Covenantor of the matter in respect of which the indemnity is being claimed (stating in reasonable detail the nature of the matter and, so far as practicable, the amount claimed) and shall consult with the Covenantor with respect to the matter. If the matter has become the subject of any proceedings the Beneficiary shall give the notice within sufficient time to enable the Covenantor time to contest the proceedings before any first instance judgement in respect of such proceedings is given;

     (b)  the Beneficiary shall:

          (i) take such action and institute such proceedings, and give such information and assistance, as the Covenantor or its insurers may reasonably request to dispute, resist, appeal, compromise, defend, remedy or mitigate the matter or enforce against any person (other than the Covenantor) the rights of the Beneficiary or its insurers in relation to the matter;

          (ii) in connection with any proceedings related to the matter (other than against the Covenantor) use professional advisers nominated by the Covenantor or its insurers and, if the Covenantor or its insurers so requests, allow the Covenantor or its insurers the exclusive conduct of the proceedings in each case on the basis that the Covenantor shall fully indemnify the Beneficiary for all costs incurred as a result of any request or nomination by the Covenantor or its insurers; and

          (iii) not admit liability in respect of or settle the matter without the prior written consent of the Covenantor, such consent not to be unreasonably withheld or delayed; and

     (c) if the Covenantor has conduct of any litigation and negotiations in connection with a claim, the Covenantor shall promptly take all proper action to deal with the claim so as not, by any act or omission in connection with the claim, to cause the Beneficiary to be in breach of its obligations to its current or past employees or to cause the Beneficiary's business interests to be materially prejudiced.

(12) If the Covenantor does not elect to have conduct of any litigation and negotiations in connection with a claim by notice in writing to the Beneficiary within seven days of the Beneficiary giving notice of the matter which might give rise to a claim for an indemnity under this clause the Beneficiary shall be at liberty to take such action in relation to that matter as it considers expedient.

(13) If the Inland Revenue brings into any charge to taxation any sum payable under any of the indemnities contained in this clause, the amount so payable shall be grossed up by such amount (such amount being referred to as the "gross-up amount") as will ensure that after deduction of the tax so chargeable there shall remain a sum equal to the amount that would otherwise have been payable under such indemnity. To the extent that the Beneficiary subsequently obtains any tax credit, allowance, repayment or relief as a result of the Covenantor paying to it the gross-up amount, it shall pay to the Covenantor so much of the economic benefit from that tax credit, allowance, repayment or relief which it has received as does not exceed the gross-up amount (any question as to the accrual or amount of any such economic benefit, the order and manner of making any claim for any tax credit, allowance, repayment or relief, and the timing of any payment, being determined by the Beneficiary's auditors).

(14) Any failure by any party to exercise any rights under this clause will not operate as a waiver by that party of any such rights nor should it prevent that party from exercising the same right. The liability of any party under this clause shall not be released, impaired or affected by anything done by or arrangements or alterations of terms made with any of the parties to this agreement.

(15) The indemnities given by the Covenantor in this clause are in addition to any rights which the Beneficiary may have at law or otherwise including, but not limited to, any right of contribution.

(16) The indemnities contained in this clause shall, for the avoidance of doubt, extend to include all costs and expenses suffered or reasonably incurred by the Beneficiary in connection with enforcing its rights under this clause.

(17) No statement in the Disclosure Letter shall affect any of the indemnities in this clause.

                                    SCHEDULE 9

                                    PENSIONS

1.   Interpretation

(A) In addition to the provisions of clause 1 of this agreement, this schedule is construed as set out in this paragraph.

(B) The following expressions and related expressions have the same meanings as in the Pension Schemes Act 1993: "cash equivalent", "contracted-out", "guaranteed minimum pension" and "money purchase benefits".

(C)  The following expressions have the same meanings as in the Rules:
     "Pensionable Service" and "Normal Retirement Age".

(D)  The following expressions have the following meanings:

     "Actual Payment Date" means the date on which the Transfer Amount is actually transferred to the Purchaser's Scheme.

     "Actuary" means a Fellow of the Institute or Faculty of Actuaries or a firm of those Fellows or a body making available the advice of one of those Fellows.

     "Actuary's Letter" means the letter from the Seller's Actuary to the Purchaser's Actuary relating to this schedule dated 17th November, 1997, a copy of which appears as annex 10 to the Disclosure Letter.

     "AVCs" means additional voluntary contributions paid by Members to the Seller's Scheme.

     "Consenting Member" means a person:

     (a)  who is an Employee and a Member at Completion;

     (b) who begins to accrue retirement benefits as stated in paragraph 2(B) under the Purchaser's Scheme as of Completion and who continues to accrue those benefits at the Due Payment Date; and

     (c) in respect of whom the Seller's Scheme receives within one month of the distribution of election forms to Members, a signed election that a transfer payment be made from the Seller's Scheme to the Purchaser's Scheme and who does not withdraw his election.

     "Due Payment Date" means a date notified by the Seller to the Purchaser which is not later than one month after all the Transfer Conditions have been satisfied provided they then remain satisfied.

     "Exempt Approved Scheme" has the same meaning as in section 592 of the Income and Corporation Taxes Act 1988 and "Exempt Approved" is construed accordingly.

     "Investment Adjustment" has the meaning as defined in the Actuary's Letter.

     "Member" means, at any time or during any period specified in this schedule, an active member of the Seller's Scheme (including a member who is temporarily absent under the Rules on maternity leave).

     "Purchaser's Actuary" means an Actuary appointed by the Purchaser and notified to the Seller for the purpose of this schedule. Until further notice, the Purchaser's Actuary is Simon Lawrence of Hewitt Associates, Prospect House, Abbey View, St. Albans, Herts AL1 2QU.

     "Purchaser's Scheme" means the occupational pension scheme or schemes described in paragraph 2 and, where the context requires, includes its or their trustees.

     "Rules" means, in relation to the Seller's Scheme, the trust deeds, rules and other documents governing the Seller's Scheme as identified in the Disclosure Letter.

     "Seller's Actuary" means an Actuary appointed by the Seller and notified to the Purchaser for the purpose of this schedule. Until further notice, the Seller's Actuary is Mr R T G Hails of Watson Wyatt Partners.

     "Seller's Scheme" means the retirement benefit scheme established by deed dated 22nd July, 1927 and governed by a deed dated 5th March, 1996 known as the ICI Pension Fund. Where the context requires, the "Seller's Scheme" includes its trustees.

     "Transfer Conditions" means all of the following:

     (a) The Board of the Inland Revenue has given written approval to the transfer of assets from the Seller's Scheme and to the Purchaser's Scheme in respect of the Consenting Members and any condition to which that approval is subject is satisfied.

     (b) The Purchaser's Scheme is as described in paragraph 2, the invitation to join and the notices have been issued and the Purchaser's Scheme provides the benefits referred to in that paragraph and neither the Purchaser nor any member of the Purchaser's Group has made any statement to the effect that any such benefit will be reduced or discontinued in respect of any Employees.

     (c) The Seller's Scheme has received the written elections that a transfer payment be made from the Seller's Scheme to the Purchaser's Scheme completed and signed by the Consenting Members.

     (d) The calculation referred to in paragraph 3(C) has become final and binding as mentioned in that paragraph.

     (e) The Seller's Scheme has received the confirmation, undertakings and appendices (which includes a copy of the contracting-out certificate in relation to the Purchaser's Scheme) set out in appendix B executed by the Purchaser's Scheme and those confirmations and undertakings remain true and effective in all material respects.

     "Transfer Amount" and "unadjusted Transfer Amount" have the meanings given in paragraph 3.

2.   Purchaser's Scheme

(A)  The Purchaser will procure that the Purchaser's Scheme:

     (i) is an Exempt Approved Scheme at Completion or is designed to be capable of approval by the Board of the Inland Revenue as an Exempt Approved Scheme with effect from Completion and at the Due Payment Date will be a scheme to which the Seller's Scheme can by law, and in accordance with Inland Revenue practice relating to Exempt Approved Schemes, make a transfer payment in respect of the Consenting Members' entire rights under the Seller's Scheme (including rights to guaranteed minimum pensions);

     (ii) is contracted-out by virtue of section 9(2B) of the Pension Schemes Act 1993 with effect from Completion;

     (iii) provides the benefits which are offered and accepted as mentioned below, subject, in the case of benefits under (C), to receipt of the Transfer Amount and, before the full Transfer Amount has been transferred, those benefits must be paid by the Purchaser's Scheme to the extent of the assets which have been received.

(B) The Purchaser will offer to each person who is an Employee and a Member at Completion, in relation to employment from and after Completion, benefits which are of final salary type, are in accordance with the benefit structure set out in Appendix A, and in the opinion of the Seller's Actuary are as at Completion, no less valuable than those which would prospectively have been provided by the Seller's Scheme for and in respect of him if he had continued in membership of the Seller's Scheme after Completion. The Purchaser's Scheme will include in the benefits offered, an equivalent benefit to that provided by Rule 13(A)(iii) and (iv) of the 1949 section of the Rules and Rules 17 and 19 of the 1967 section of the Rules.

(C) The Purchaser will offer to each person who is both an Employee and a Member at Completion for his Pensionable Service under the Seller's Scheme up to Completion, benefits which are of final salary type, are in accordance with the benefit structure set out in Appendix A, and in the opinion of the Seller's Actuary are, as at Completion, no less valuable than those which would prospectively have been provided by the Seller's Scheme for an in respect of him if he had continued in membership of the Seller's Scheme after Completion. The Purchaser's Scheme will include in the benefits offered, an equivalent benefit to that provided by Rule 13(A)(iii) and (iv) of the 1949 section of the Rules and Rules 17 and 19 of the 1967 section of the Rules.

(D) The Purchaser will offer arrangements for additional voluntary contributions of similar type to those available under the Seller's Scheme at Completion. The Purchaser will procure that the Purchaser's Scheme will provide under those arrangements, in respect of any Consenting Members' AVCs transferred to the Purchaser's Scheme, benefits which are at least equal in value at the date of transfer to the value of the AVCs so transferred.

(E) Not later than one week after Completion the Purchaser will invite in writing Employees who are members of the Seller's Scheme who are still employed in the Business and who have not reached their Normal Retirement Age to become members of the Purchaser's Scheme with effect from Completion with benefits in accordance with paragraph 2(B), such offer not being conditional on such Employees agreeing to transfer their benefits in respect of past service to the Purchaser's Scheme. The forms of invitation referred to in this paragraph will be submitted to the Seller in advance of their issue, and will not be issued until the Seller has approved them, such approval not to be unreasonably withheld or delayed.

(F) Before Completion the Purchaser will supply the Seller with a draft of a notice (the "notice") to be issued to Employees who were members of the Seller's Scheme and have joined the Purchaser's Scheme pursuant to the invitation referred to in paragraph 2(E) above explaining the options available to them in relation to their accrued rights under the Seller's Scheme. Within 10 working days after receipt of the notice, the Seller will inform the Purchaser in writing whether the Seller agrees that the notice adequately explains the options and accrued rights under the Seller's Scheme, or of any objection thereto. As soon as practicable after the notice, or any revised notice following an objection by the Seller, has been agreed (or, in the event of a dispute, the determination of the issue concerned pursuant to paragraph 8), the Purchaser will issue the notice in the agreed form to each person referred to in this paragraph and confirm such issue, with a copy of the notice, to the Seller.

(G) In this paragraph "benefits" includes all options under the Rules and the rate of contributions required to be paid by Members.

3.   Calculation of Transfer Amount

(A) The Purchaser will provide the Seller promptly with the documents and information necessary for the calculation of the unadjusted Transfer Amount and both the Seller and the Purchaser will answer any questions which the Seller's Actuary may reasonably have on the documents and information provided. The Seller will procure that the Seller's Actuary will calculate the Transfer Amount within 6 weeks of receiving those documents, information and answers.

     The unadjusted Transfer Amount shall be calculated in accordance with the Actuary's Letter. Any liability which there may be in respect of any difference as between a man and a woman relating to the guaranteed minimum pension shall not be included in the calculation.

     If any Consenting Member has more than one period of Pensionable Service any period before the last (the "previous periods") is ignored in that calculation but the unadjusted Transfer Amount includes the cash equivalents at Completion of the benefits (as set out in the Rules) which have accrued in respect of those Consenting Members for the previous periods.

     The Transfer Amount shall be the unadjusted Transfer Amount adjusted in line with the Investment Adjustment in accordance with the Actuary's letter.

     In calculating the Transfer Amount any benefits under the Seller's Scheme which are attributable to AVCs paid by the Consenting Members and in respect of which the Consenting Members are not entitled to benefits based on their final pensionable earnings, and the AVCs themselves, are disregarded.

(B) Within 14 days after the Seller's Actuary has calculated the unadjusted Transfer Amount the Seller (or the Seller's Actuary) will notify the Purchaser (or the Purchaser's Actuary) in writing of the result of that calculation and supply to him the particulars of the calculation (excluding the amount of the Investment Adjustment but including particulars of the precise manner in which they are calculated) and the data on which the calculation is based which the Purchaser's Actuary reasonably requires to enable him to check that the calculation is mathematically correct and in accordance with the terms of this schedule. The Purchaser's Actuary has 6 weeks from the date on which those particulars and data have been supplied to him in which he may raise any objection in writing that the calculation is incorrect or not in accordance with the terms of this schedule.

(C) The calculation referred to above is final and binding on the Seller and the Purchaser on the later of (i) if the Purchaser's Actuary raises no objection within the terms of (B) above, the expiry of the period mentioned above in which he may raise an objection, and (ii) if the Purchaser's Actuary raises an objection within the terms of (B) above, the date of a subsequent written agreement between the Seller's Actuary and the Purchaser's Actuary that the calculation (or revised calculation) is mathematically correct.

4.   Transfer of Transfer Amount and AVCs

(A) The Seller will use all reasonable endeavours to procure that on the Due Payment Date the Seller's Scheme transfers to the Purchaser's Scheme equities representing the Transfer Amount and, as at the date of transfer, the AVCs paid by the Consenting Members.

(B) The Seller and the Purchaser will use all reasonable endeavours to secure agreement between the Seller's Scheme and the Purchaser's Scheme respectively as to the particular equities to be transferred representing the Transfer Amount. If agreement is not reached by the Due Payment Date, the transfer will be in the form of equities of the Seller's Scheme selected by the Seller's Scheme as a representative selection held by the Seller's Scheme. Any equities to be transferred will be valued at the mid-market price at the close of business on The London Stock Exchange on the day before the date of transfer.

(C) The Purchaser will seek promptly from the Board of Inland Revenue approval to the transfer of assets from the Seller's Scheme to the Purchaser's Scheme in respect of the Consenting Members and, at the Seller's request, will supply promptly to the Seller the documents and information which the Seller reasonably requires to enable the Seller's Scheme to obtain a corresponding approval.

5.   Payments by Seller and Purchaser

(A) If the Transfer Amount is not transferred in full to the Purchaser's Scheme within one month after the Due Payment Date as provided for in paragraph 4, the Seller shall, subject to (B) and (C) below, not later than one month after receipt of a written demand from the Purchaser, pay to the Purchaser, by way of an adjustment of the consideration for the Shares, the following amount:

     (i) if some assets have been transferred from the Seller's Scheme to the Purchaser's Scheme (whether before or after that written demand is received) - the amount by which the Transfer Amount (calculated as at the date on which those assets were transferred) exceeds the value so transferred but the excess for this purpose shall:

          (a) be the excess adjusted by the Investment Adjustment as provided for by the Actuary's Letter; and

          (b) be reduced (after the adjustment in (a)) if, despite some assets having been transferred to the Purchaser's Scheme, any benefit remains payable to or in respect of a Consenting Member under the Seller's Scheme; the reduction will be by the aggregate of the cash equivalents of these benefits;

     (ii) if no assets have been transferred - the amount by which the Transfer Amount (calculated as at the date on which payment is made to the Purchaser in accordance with this sub-paragraph) exceeds the aggregate of the cash equivalents of the benefits remaining payable to or in respect of the Consenting Members under the Seller's Scheme when payment is made in accordance with this sub-paragraph.

     For the purpose of this sub-paragraph each of the Consenting Members in respect of whom benefits are so payable shall be deemed to have a right to a cash equivalent.

     The amount derived under (i) and (ii) above is referred to below as the "Shortfall".

(B) If any of the Transfer Conditions ceases to be fulfilled or effective, the Purchaser shall not demand payment pursuant to (A) above and the time limit referred to in (A) above will not commence, or (if any of the Transfer Conditions cease to be fulfilled or effective after the time limit has started to run) will be suspended, until all those conditions are again fulfilled and effective.

(C)  No payment shall be due from the Seller pursuant to (A) above:

     (i) if the reason for the Transfer Amount (or part of it) not having been transferred to the Purchaser's Scheme by the expiry of the time limit referred to above is the failure of the Purchaser's Scheme for whatever reason to accept the whole or any part of the Transfer Amount or if the reason is any other reason within the control of the Purchaser or the Purchaser's Scheme;

     (ii) unless the Purchaser undertakes in writing to the Seller to pay any amount received pursuant to (A) above forthwith to the Purchaser's Scheme.

(D) If payment is made by the Seller in accordance with (A) above the amount of that payment, will be deducted from the amount otherwise payable under paragraph 4(A).

(E) If the Seller pays to the Purchaser an amount under paragraph 5(A), the Purchaser shall forthwith make a contribution of an equal amount to the Purchaser's Scheme.

(F) If the Purchaser or any member of the Purchaser's Group obtains for the accounting period in which the Shortfall is paid by the Seller under this paragraph or in any of the four succeeding accounting periods a Tax Benefit, the Purchaser shall pay to the Seller an amount equal to the amount of the Tax Benefit. Payment shall be made by the Purchaser forthwith upon the later of (i) the date on which corporation tax would otherwise have been paid if it had not been for the Tax Benefit or the date of receipt of any repayment of corporation tax and (ii) the amount of the Tax Benefit being certified by the auditor to the Purchaser or the applicable member of the Purchaser's Group, which certification the Purchaser shall procure is made at the earliest reasonably practicable opportunity, each accounting period being dealt with separately. For this purpose Tax Benefit means the aggregate of the amount by which a company's liability to pay corporation tax is reduced and the amount of any repayment of corporation tax to which the company is entitled which, in either case, arises as a result of the contribution referred to in paragraph 5(E), including any such reduction or entitlement attributable to a surrender by way of group relief or consortium relief in accordance with the provisions of sections 402 to 413 of the Taxes Act 1988 to a member of the Purchaser's Group. The Purchaser shall use all reasonable endeavours to procure that a Tax Benefit is obtained in the earliest possible accounting period.

6.   Discontinuance of Purchaser's Scheme

     The Purchaser shall not exercise any power to terminate its liability to contribute to the Purchaser's Scheme before the expiry of two years from Completion.

7.   No assistance

     The Purchaser agrees that it will not, and will procure that the Purchaser's Scheme and the Purchaser's Group will not, take any action or provide any assistance to any person (direct or indirect) which might result in the Seller's Scheme transferring a smaller or a larger amount than the Transfer Amount and the assets representing Consenting Members' AVCs to the Purchaser's Scheme.

8.   Disputes

     Any dispute between the Seller and the Purchaser or between the Seller's Actuary and the Purchaser's Actuary concerning the calculation of the Transfer Amount or compliance with paragraph 3 shall, in the absence of agreement between them within one month of the party concerned having notified the other of the dispute, be referred to an independent actuary chosen by agreement between the parties or, failing agreement, appointed by the President for the time being of the Institute of Actuaries at the instance of either party. The independent actuary shall determine the disputed matter in accordance with this schedule (including the Actuary's Letter) acting as an expert and not as an arbitrator and his decision shall be final and binding. The fees and expenses of the independent Actuary and of the President shall be borne equally between the parties, except that the independent Actuary shall have power to determine, at the request of either party, that the fees and expenses shall be borne exclusively by the other party or in such proportions as the Actuary may determine and any such determination shall be final and binding.

                                   APPENDIX A

                              SUMMARY OF BENEFITS

The intention of this appendix is to summarise the main provisions of the Seller's Scheme as at the date of this agreement. If there is an error in that description the provisions of the Seller's Scheme (as set out in the Rules) will replace the appropriate provision of this appendix.

Relationship with SERPS

Contracted-out

Normal Retirement Age

Last day of the month in which the member attains age 62.

Eligibility

All Employees who elect to join the Purchaser's Scheme.

Pensionable Service

Years and months as a member of the Seller's Scheme and the Purchaser's Scheme prior to retirement.

Pensionable Pay

Basic annual salary plus overtime, and bonuses treated as pensionable but excludes profit related pay bonus and holiday bonus.

Final Pensionable Pay

The greater of either final 12 months' pensionable pay or highest pensionable pay during any tax year in the last 10 years.

State Pension Element

The pension will be reduced to take account of the State pensions earned while the member has contributed to the Seller's Scheme under the 1967 Rules and the Purchaser's Scheme. This will include any graduated National Insurance pension earned after joining under the 1967 Rules in respect of contributions to the State Graduated Pension Scheme before April 1975 and the State Pension Element including Graduated Pension will be calculated at leaving or retirement as:

State Single Person's Pension (averaged over 12 months) x 1967 Rules/Service with the Buyer

                         x 1/50 plus Graduated Pension

The State Pension Element including Graduated Pension will be paid as a temporary supplement from the later of age 50 and retirement date until State Pension Age. For service after 5th April,

1997, the State Pension Element will be subject to the same increase guarantee as applies to pensions in payment (in excess of GMP).

Member's contributions

Members will pay contributions as a percentage of Pensionable Pay at the difference between employee's Contracted-in and employee's Contracted-out rates on earning between the Lower Earnings Limit and the Upper Earnings Limit and at the rate of 6.5% above the Upper Earnings Limit. Members may also pay Additional Voluntary Contributions.

Member's Pension

Retirement at Normal Retirement Date

1.47% x Final Pensionable Pay x Service under the 1948 Rules of the Seller's Scheme plus

2.2% x (Final Pensionable Pay up to and including (Pounds)11,250 non adjustable) x Service under the 1967 Rules of the ICI Scheme/Service with the Purchaser plus

1.83% x (Final Pensionable Pay - (Pounds)11,250 non adjustable) x Service under the 1967 Rules of the ICI Scheme/Service with the Buyer minus the State Pension Element including the Graduated Pension Scheme element.

A temporary supplement is also paid until State Pension Age equal to State Pension Element, including the Graduated Pension Scheme element, subject to Inland Revenue maxima.

Women employed by the Seller before 1st January, 1986 as monthly staff may choose, on leaving, to be Special Category Members. In this case their pension percentages for the purposes of the above formulae will be increased as follows:

     1.47% becomes 1.69%
     2.2% becomes 2.31%
     1.83% becomes 1.93%

This pension is available from age 60.

Men in the same circumstances may choose to have their service after 17th May, 1990 calculated on the Special Category Member basis.

If a Member chooses to receive Special Category Member's benefits, no spouse's or children's pensions will be payable in respect of those benefits.

Early Retirement

Employee initiated:

Available from age 57 without actuarial abatement with Company consent subject to 10 years' Pensionable Service. Pension calculated as for retirement at Normal Retirement Date but based on Final Pensionable Pay and Pensionable Service completed at date of retirement. The pensionable service requirement reduces on early retirement after the age of 57.

Employer initiated:

Available from age 50 subject to 10 years' Pensionable Service. Pension calculated as above.

Ill-health Retirement

A failure of health pension is payable either:

a) on retirement due to permanent incapacity (as certified by the Company Medical Officer) subject to the completion of 10 or more years' Pensionable Service or

b) on retirement at any time if the Company Medical Officer certifies that employment is ceasing by reason of serious and permanent incapacity arising from injury or ill-health. The pension is calculated in the normal manner except that credit is given for part of the additional service the member could have completed if he had continued in the Company's employment until Normal Retirement Date. In the case of a) above, the special credit is half the member's potential service up to a maximum of 10 years. In the case of b) above the special credit shall be equal to half the additional service the member could have completed.

Cash Option

Up to 25% of the basic pension (excluding the temporary supplement to the pension) may be exchanged for a sum, subject to such Inland Revenue rates as are applicable, including any maximum.

Benefits on Death while a Contributing Member

Cash 4 times the member's Pensionable Pay (excluding overtime) or Final Pensionable Pay if higher is paid as a lump sum.

Spouse's and Children's pension        A prospective pension (calculated on the
                                       same basis as for serious ill-health
                                       retirement) is payable to the Member's
                                       spouse during the first five years after death. Thereafter the pension reduces to 52.5% of the full pension but children's pensions are payable.

Benefits on Death after Retirement

Cash on death within 5 years of retirement and if no spouse's or children's pension is payable the balance of 5 years' pension payments is payable.

Spouse's pension                       during the balance (if any) of the 5 year
                                       period after the member's retirement:

                                       a pension calculated by reference to the amount of the pension before commutation (and including any increases granted since the pension commenced) is payable to the member's spouse.

                                       Thereafter:

                                       the pension payable to the spouse will
                                       reduce to 52.5% of the full pension but
                                       children's pensions will become payable.

Leaving membership

A deferred pension is payable from age 62 calculated on Final Pensionable Pay and Pensionable Service to date of leaving. A deferred pension may be taken at the member's request on or after age 50 at a reduced rate (as advised by the independent actuary).

1. A female member may opt to receive a deferred pension at age 60 without reduction.

2. A male member who opts to take his deferred pension at age 60 will have no reduction applied to that part of his pension attributable to his Pensionable Service after 17th May, 1990.

For 1. and 2. above, if Special Category Membership is adopted, they will not be entitled to any spouse's pension earned by female members for all service and male members for service post 17th May, 1990, apart from that required by legislation.

A member with less than 2 years' Pensionable Service may opt for a refund of contributions as an alternative to a deferred pension.

Pension Increases

In deferment                           increases at the statutory rate of 5% per
                                       annum or the increase in the Retail
                                       Prices Index, if less, on pension in
                                       excess of the Guaranteed Minimum Pension
                                       (GMP). Fixed rate increases on the GMP.

In payment                             guaranteed increases at the rate of 5 per
                                       cent. per annum or the increase in the
                                       Retail Prices Index, if less, on pension in excess of the GMP. Statutory increases on the GMP.

Maximum Benefits Rule

The benefits payable will continue to be subject to the limits set out in the Seller's Maximum Benefits Rule and the maximum laid down from time to time by the Inland Revenue.

Seller's Supplementary Fund Benefits

Those Employees who are entitled to additional benefits under the Rules of the Seller's Supplementary Pension Fund (which Rules form part of the Seller's Scheme) will be entitled to additional benefits in the Purchaser's Scheme as advised by Seller's Actuary to the Purchaser's Actuary.

                                  APPENDIX B
                              TRANSFER AGREEMENT

                                                                 Date:
To:  The trustees of the [                       ] Scheme
From:  The trustees of the [   ] Scheme
       (the "Receiving Scheme")

Re: Employees of [              ] Limited

We request the transfer to us of the sum and/or assets referred to in Appendix 2 hereto equal in value to the Transfer Amount calculated in accordance with the
letter from [                  ] to [            ] dated [   ] 1997 in respect
of the members listed in Appendix 1 hereto (the "Consenting Members") and, in consideration of that transfer, we hereby confirm and undertake as follows:

1.   The Consenting Members have been offered membership of the Receiving Scheme
     as of [          ], 1997 with the benefits and members' contribution rate
     described in the notice issued to them on [       ] 1997, a copy of which
     is Appendix 3 hereto (the "Notice").

2. Each Consenting Member who has accepted that offer has been admitted to membership of the Receiving Scheme and has entered employment with an employer which participates in the Receiving Scheme and that employment is contracted-out by reference to the Receiving Scheme by virtue of section 9(2B) of the Pension Schemes Act 1993 (a copy of the appropriate contracting-out certificate(s) is Appendix 4 hereto). Each Consenting Member will be entitled in respect of the Transfer Amount to benefits from the Receiving Scheme which are as described in the Notice and, on receipt of the Transfer Amount, we relieve you of all liabilities to or in respect of the Consenting Members.

3. We undertake to treat the amounts previously advised as Consenting Members' contributions for the purposes of the Receiving Scheme and not to allow a refund of contributions on subsequent cessation of service or membership except where a refund is not prohibited by Inland Revenue restrictions or the preservation requirements in force under the Pension Schemes Act 1993.

4. We confirm that the Receiving Scheme is established and administered wholly in the United Kingdom and is an exempt approved scheme (within the meaning of section 592 of the Income and Corporation Taxes Act 1988) or is designed to be capable of approval as an exempt approved Scheme with effect from [ ] and that we are permitted under the documents governing the scheme and by the Inland Revenue to receive the Transfer Value (a copy of the appropriate letter of consent from the Inland Revenue is Appendix 5).

5. We enter into this agreement as the trustees of the Receiving Scheme so as to bind us and our successors as trustee(s) of the Receiving Scheme.

Add names and signatures of trustees of Receiving Scheme.

                                  SCHEDULE 10

                                STOCK VALUATION
                           STOCK VALUATION PROCEDURES

In this Schedule references in brackets (for example (Ref. AP 144)) are references to ICI's Controller's Manual.

1.   Stock Taking Procedure

(1) This stocktaking procedure shall be followed to carry out a physical stocktake pursuant to Clause 4 of this agreement in order to quantify the Stock (the "Stocktake"). The Stock quantified will be valued in accordance with the provisions of paragraph 2 of this Schedule 10.

(2) The Seller shall provide to the Purchaser at least 21 days before the Completion Date for the purposes of this Schedule 10 the following information relating to the Stock:

     (a) details of each location where the Stock is stored ("Stock Location");

     (b) details of the type, by unit and/or item, of Stock held;

     (c) details of the estimated quantities and value (by unit and/or item) of Stock; and
     (d)  details of the Seller's existing stocktaking procedures.

(3) For all Stock, the Stocktake shall commence at each Location at the Completion Date (unless otherwise agreed between the parties) commencing at a time to be agreed (unless otherwise agreed between the parties).

(4)  At each Stock Location:

     (a) separate serially pre-numbered stock sheets (the "Stock Sheets") shall be used to record all quantities of Stock (an original and a duplicate copy of each);

     (b)  the Stock Sheets shall record:

          (i)  the physical location of the Stock;

          (ii) a detailed description of the Stock;

          (iii)the total quantity, by unit and/or item, of the Stock;

          (iv) the date of the Stocktake;

          (v)  the time at which the Stocktake commenced and terminated;

          (vi) the identity of the persons undertaking the Stocktake;

     (c) the persons undertaking the Stocktake at each Stock Location shall sign each Stock Sheet;

     (d) any potentially damaged or out of specification quantities of the Stock with a brief description of the nature of the potential damage or deviation from specification shall be recorded on separate Stock Sheets from those referred to in sub-paragraph (b) above;

     (e) for the Stock, where book records are available, they shall be reconciled to the Stock counted at the Stocktake and any discrepancies between the two sets of figures up to 90% of the total value of discrepancies shall be checked and the actual quantities shall be confirmed;

     (f) procedures shall be agreed between the parties (if appropriate) to avoid omission or double counting of Stock;

     (g) where necessary, meters at each Stock Location shall be read at the Completion Date or as close as is practicable to that time and, if appropriate, adjusted back to the Completion Date by applying the relevant production/consumption rates; and

     (h) the Purchaser and the Purchaser's Auditors shall have the right to attend the Stocktake and to perform tests.

(5) The Stocktake at each Stock Location shall be deemed to have been completed when the Seller shall have received all of the Stock Sheets (including those in sub-paragraph (4)(a) above) for each Stock Location and shall have signed the Actual Values Certificate (as defined in this Schedule 10) confirming the quantities of the Stock recorded on the Stock Sheets and shall have provided the Purchaser with true copies of such Stock Sheets and the Actual Values Certificate as defined in paragraph 3(1) below.

(6) The Seller shall retain the original Stock Sheets and the duplicate of the same shall be retained by the Purchaser.

(7) The Seller and the Purchaser shall use all reasonable endeavours to ensure that no deliveries to or despatches from any of the Stock Locations shall take place during the Stocktake provided that this shall not restrict the right of the Seller or the Purchaser to continue production, deliveries or despatches at any Stock Location.

(8) Although it is the Seller's responsibility to undertake the Stocktake, the Seller shall require the assistance of the Purchaser's employees to fulfil this responsibility and the Purchaser shall ensure such assistance is provided at no charge.

2.   Valuation of Stock

     The valuation shall be made in accordance with principles laid down in ICI's Controller's Manuals as consistently applied by the Business. "ICI Controller's Manuals" means the control manuals in existence as at the date of this agreement which are compiled in accordance with UK GAAP and used for accounting purposes within the ICI Group and which are recorded on disk form as attached and identified as Annex 8 of the Disclosure Letter (and which consists of an introduction to the Group Controller's Manual, Bulletin

     Board Accounting Language, Bulletin Board Reporting, Accounting Definitions and Conventions, Accounting Policies and Procedures, Controls, Reporting). The following are key extracts relevant to this agreement.

(1) Valuation of the Stock (to be quantified in accordance with the provisions of Clause 1 of this Schedule 10) shall be conducted by the Seller. In this paragraph 2 of Schedule 10 the valuation of the Stock shall be calculated by reference to the Cost (as hereinafter defined) of the Stock unless otherwise indicated herein.

(2) Subject to the provisions of paragraph 2(3), "Cost" for the purposes of the valuation of the Stock shall be calculated in accordance with the Seller's usual accounting conventions as applied in the past and shall have the following meanings:

     (a) in respect of raw materials and ingredients and packaging which are purchased by the Seller (and any other member of the Seller's Group) from sources external to the Seller's Group, Cost shall be the lower of the unit rate recorded in the Seller records at the Completion Date which will include the purchase price, including non-recoverable duties, transport and handling costs and any other directly attributable costs, less trade discounts, rebates and subsidies incurred to acquire the same (Ref. AP 143 2.2.1) and net realisable value (as defined below);

     (b) in respect of raw materials and ingredients and packaging which are purchased by the Seller (or another member of the Seller's Group) from another business owned by a member of the Seller's Group, Cost shall be the lower of the unit rate recorded in the Seller stock records at the Completion Date which will include the internal transfer price charged by that other business together with any duties, transport and handling costs and any other directly attributable costs incurred to acquire the same and net realisable value (as defined below);

     (c) in respect of each Manufactured Products (Ref AD 12123), Cost shall be the lower of either:

          (i) the variable production cost as recorded in the Seller stock records at the Completion Date plus the unit rate of fixed cost of production (including depreciation and plant and work's overheads) for 1997, the unit rate of fixed cost of production being the budgeted fixed costs of production divided by the budgeted production (Ref. AP 142); or

          (ii) net realisable value, being Sales Value less Variable Selling Expenses as defined in (Ref. AP 144);

     (d) in respect of each of the scrap quality Manufactured Products, Cost shall be zero;

     (e) in respect of Purchased Products (Ref. AD 1213), Cost shall be the lower of:

          (i) the unit rate recorded in the Seller records at the Completion Date which will include the purchase price together with any non-recoverable duties, transport and handling costs and any other directly attributable costs to acquire the same; or

          (ii) the net realisable value, as defined in sub-paragraph 2(2)(c)(ii) of this Schedule;

     (f) in respect of work-in-progress, Cost shall be the lower of the cost of issues of materials (including intermediaries and finished product) input to the process (Ref. AD 12121/AP 143) and net realisable value (as defined above).

(3) At the completion of the valuation of Stock within the period as defined in paragraph 3(1) below, the Seller shall issue the Actual Values Certificate. The Seller shall provide to the Purchaser copies of the supporting working papers, if requested to do so.

3.   Certification and Resolution Disputes

(1) At the Completion Date or as soon as reasonably practicable thereafter and in any event no later than twenty one days after the Completion Date, the Seller shall prepare and issue to the Purchaser a detailed schedule showing the calculation of the values of Stock. Such schedule shall be the Actual Values Certificate and shall be expressed in Pounds Sterling (or in local currency of the Business if it is not located in the UK).

(2) The Purchaser shall within a period of twenty one days from receipt of the Actual Values Certificate from the Seller either issue its confirmation thereof or shall state in writing if it disagrees (providing reasons and reasonable details of the areas of dispute and quantifying the amount thereof) in default of which it shall be deemed to have confirmed the Actual Values Certificate. During the said period the Seller shall supply to the Purchaser such information as it may reasonably require to show how the Seller has arrived at the values contained in the Actual Values Certificate and will allow them full access to their working papers supporting the calculation of such values.

(3) If the Purchaser shall disagree with any element or elements of the calculation of the values in the Actual Values Certificates then the parties shall attempt to resolve the issues between them. Any such resolution shall be expressed in a joint report (the "Joint Resolution") signed by both the Seller and the Purchaser stating the values agreed upon.

(4) If no Joint Resolution has been signed by both parties within a period of thirty-nine days from the issue of the Actual Values Certificate the element or elements within the calculation of the values in the Actual Values Certificate with which the Purchaser disagrees (the "area of dispute") may be referred by either party to an Independent Accountant in accordance with clause 22 of this agreement.

(5) The Seller and the Purchaser shall procure that all records, working papers and other information as may be reasonably required by the Independent Accountant for the purposes of this Schedule shall be made available upon request therefore and they shall generally render all assistance reasonably necessary for the preparation of the Confirmed Actual Values Certificate.

(6) For the purposes of this Agreement the Confirmed Actual Values Certificate shall mean:

     (i) the Actual Values Certificate (if such certificate is confirmed by the Purchaser pursuant to paragraph 3(2) above);

     (ii) the Joint Resolution (if a disagreement shall have been resolved pursuant to paragraph 3(3) above); or

     (iii) the Actual Values Certificate as amended by the Independent Accountant (if any matters shall be referred to them pursuant to paragraph 3(4) above).

                                  SCHEDULE 11

                                 ENVIRONMENTAL

1.   INTERPRETATION

     For the purposes of this Schedule, words and expressions defined in the Sale of Business Agreement to which this Schedule is attached shall have the same meaning in this Schedule and, in addition, the following terms shall have the following meanings:

     "Commercially Reasonable Expenses" are those costs and expenses which a reasonable person acting in a commercially prudent manner taking into account the need to minimise his expenditure would expend to meet any Environmental Liabilities. For the avoidance of doubt Commercially Reasonable Expenses shall not include any cost or expenses incurred as a result of the adoption or imposition of standards of clean-up more stringent than those which are provided for under Environmental Law which, in the event of a dispute, shall be determined solely by the Expert under subparagraph 11(iii);

     "Controlled Waters" means any ground or surface waters to which Environmental Law applies;

     "Environment" means air, Controlled Waters, land (whether on, in or below such land, excluding any buildings or other permanent structures on, in or below the land), and flora and fauna including man;

     "Environmental Contamination" means any discharge, release, leakage, spillage, escape or disposal or presence of Hazardous Material at, in, on or under the Properties;

     "Environmental Laws" means any and all legislation, regulations, orders or common law relating to protection of the Environment which as at the Completion Date are in effect and capable of enforcement by legal process in the U.K., including, for the avoidance of doubt, Part IIA of the Environmental Protection Act 1990 and the first set of statutory guidance which is brought into force thereunder, and any subsequent set to the extent that they do not impose materially more onerous obligations, as if such provisions and guidance were in full force and effect at the date hereof;

     "Environmental Liabilities" means:

     (i) all claims, costs, expenses (including reasonable professional fees incurred), losses, liabilities, fines or penalties necessarily suffered or incurred by the Purchaser (or the Seller or any member of the Seller's Group in the case of the Counter Indemnity) pursuant to any Environmental Proceedings;

     (ii) for the purposes only of an Environmental Remediation Agreement, all claims, costs, expenses (including reasonable professional fees incurred), losses or liabilities (including the cost of carrying out remediation of Environmental Contamination) to the extent necessarily suffered or incurred by the Purchaser (or the Seller or any member of the Seller's Group in the case of the Counter Indemnity) in order to avoid an environmental authority bringing an Environmental Proceeding which, in the event of a dispute, shall be determined solely by the Expert under subparagraph 11(ii);

     BUT EXCLUDING any claims, costs, damages, expenses, losses, liabilities or penalties to the extent that they are not Commercially Reasonable Expenses;

     "Environmental Proceeding" means any writ and/or interim or final judicial or administrative decree, judgment, injunction, order or notice brought or served on or against the Purchaser (or the Seller or any member of the Seller's Group in the case of the Counter Indemnity) under which it is obliged due to action taken by any regulatory authority pursuant to Environmental Laws to undertake or pay the cost of clean-up of Environmental Contamination and/or fines or penalties arising as a result of Environmental Contamination;

     "Environmental Remediation Agreement" means any agreement between the Seller and the Purchaser that it is reasonably necessary to undertake remediation of Environmental Contamination or, in the event of disagreement, any determination by the Expert that:

     (i) Environmental Contamination is present in circumstances where an environmental authority has the power to issue an Environmental Proceeding against the Purchaser or the Seller which would, if so issued, result in a requirement to carry out remediation; and

     (ii) the environmental authority would, but for the fact that it is unaware of the Environmental Contamination concerned, be more likely than not to bring such an Environmental Proceeding in relation to such Environmental Contamination;

     PROVIDED THAT for the purposes of the determinations in both (i) and (ii) above;

     (i) it is to be assumed that the party or parties against whom such an Environmental Proceeding would be brought have not reached and would not reach agreement regarding voluntary clean-up with the relevant environmental authority; and

     (ii) the Expert is to take no account of Environmental Contamination and/or circumstances existing to the extent that either would not be present had the Purchaser complied with its duty to mitigate under paragraph 5;

     "Hazardous Material" means hazardous or harmful or toxic substances, pollutants or wastes;

     "Indemnity" means the indemnity contained in paragraph 2 below;

     "Site(s)" means the Properties as defined in the agreement of which this Schedule forms part;

2.   INDEMNITY

(1) The Seller undertakes to the Purchaser that, subject to the provisions of this agreement, it will indemnify and hold harmless the Purchaser against all Environmental Liabilities arising at or from the Site(s), to the extent that such Environmental Liabilities are a direct result of Environmental Contamination occurring on or before the Completion Date.

(2) Notwithstanding paragraph 2(1) above neither the Seller nor any member of the Seller's Group shall be liable under the Indemnity or otherwise to the extent that such liability arises from or is attributable to the failure of the Purchaser to comply with the provisions of paragraphs 4(1), 4(4) and 5 to 14.

3.   THE COUNTER INDEMNITY

(1) The Purchaser undertakes to the Seller (for the benefit of the Seller and any member of the Seller's Group) that, subject to the provisions of this agreement, it will indemnify and hold harmless (the "Counter Indemnity") the Seller and any member of the Seller's Group from and against all Environmental Liabilities arising at or from the Site(s) after the Completion Date save to the extent that such Environmental Liabilities fall within the Indemnity.

(2) Notwithstanding subparagraph 3(1) above, the Purchaser shall not be liable to the Seller under the Counter Indemnity or otherwise to the extent that such liability arises from or is attributable to the failure of the Seller to comply with the provisions of paragraphs 6-8, 10, 11, 13 and 14 of this Schedule.

4.   LIMITATIONS

(1) Neither the Seller nor any member of the Seller's Group shall be liable under the Indemnity to the extent that Environmental Liabilities have arisen:

     (a) due to any act or omission of the Purchaser or any employee, agent, contractor or Affiliate thereof which is outside the normal course of business and which the Purchaser knew or ought reasonably to have known could give rise to a claim under the Indemnity, provided, for the avoidance of doubt and subject to the duty to mitigate in paragraph 5, that the Purchaser shall not be considered to have made such an omission solely by a non-negligent failure to undertake precautionary investigatory or remediatory work in relation to Environmental Contamination; or

     (b) as a result of a change in use of the Site(s) to a use which is more sensitive to Environmental Contamination; or

     (c) due to any negligent act or omission of the Purchaser or any employee, agent, contractor or Affiliate thereof.

(2) No claim against the Seller or any member of the Seller's Group under the terms of the Indemnity for any Environmental Liabilities shall be valid unless notice has been served on the Seller in accordance with the provisions of paragraph 7 within 10 years of the Completion Date.

(3) The maximum aggregate liability of the Seller and all members of the Seller's Group in respect of all and any claims under the Indemnity and warranties in paragraph A.6 of Schedule 7 shall not exceed (Pounds)100 million.

(4) The Seller shall not be liable in respect of any Environmental Liability to the extent that such Environmental Liability arises:

     (a) as a result directly or indirectly of information voluntarily given by or on behalf of the Purchaser to a regulatory authority in circumstances other than where there is a mandatory reporting requirement under Environmental Law or where the Seller has previously proposed or approved this course of action in writing, such approval not to be unreasonably withheld or delayed; and/or

     (b) from any admission of liability by the Purchaser in respect of any clean-up which needs to be done, except where the Seller has approved such admission in writing, such approval not to be unreasonably withheld or delayed.

(5) If the Indemnitor (as defined in paragraph 6(1)) makes any payment in respect of any Environmental Liabilities under the Indemnity or Counter Indemnity, as the case may be, (the "Indemnity Payment") and the Claimant (as defined in paragraph 6(1)) receives any benefit otherwise than from the Indemnitor which would not have been received but for the circumstances giving rise to the claim in respect of which the Indemnity Payment was made, the Claimant shall, once it has received such benefit, forthwith repay to the Indemnitor an amount equal to the lower of the amount of such benefit and the Indemnity Payment.

(6) In the event that the Indemnitor (as defined in paragraph 6(1)) either incurs external charges, costs and expenses for environmental services or internal charges for its own environmental services, in either case including but not limited to testing and/or analytical services and/or contaminated soil disposal facilities, in connection with or in relation to any actual or potential Environmental Liabilities under the Indemnity or Counter Indemnity (as appropriate) then such external charges, costs and expenses shall be deemed to be payments made under the Indemnity or Counter Indemnity (as appropriate). Any internal charges shall be made on the same basis as the Indemnitor charges to its own business or its Affiliates.

(7) It is hereby expressly agreed that, save where the Seller has accepted liability or is otherwise liable under the terms of the Indemnity, all costs incurred by the Purchaser in carrying out environmental analyses and tests of the Site(s) (and its (or their) surrounds) shall be borne by the Purchaser.

5.  MITIGATION

     The Purchaser shall take all reasonable steps to avoid or mitigate any Environmental Liabilities and/or potential Environmental Liabilities which may give rise to a claim under or in connection with this Indemnity howsoever arising. Where and to the extent such steps require expenditure, the costs will be borne by the Seller provided that, except in the case of emergency or imminent danger to public health or safety, the Seller has agreed in advance to the performance of the steps by the Purchaser, such agreement not to be unreasonably withheld or delayed. In the event such steps would involve any substantive clean-up, any dispute as to whether such agreement is unreasonably withheld or delayed shall be referred to the Expert for determination, who shall have regard to the matters set out in subparagraphs 11(i) to (iv). Such steps may include but shall not be limited to:

     (a) carrying out soil tests before taking any action which is likely to cause a material disturbance to soil;

     (b) carrying on its activities on the Site(s) so as to minimise disturbance to known areas of existing or probable contamination and take all necessary steps to protect human health;

     (c) the Purchaser (with the approval of the Seller) settling a claim which will or may fall within the terms of the Indemnity, the costs and expenses associated with such settlement (so approved by the Sellers) being deemed to be Environmental Liabilities for the purposes of this agreement;

     (d) making reasonable and timely efforts to pursue claims against any third parties (including insurers) who may have some liability to the Purchaser in respect of the matter in question; and

     (e)  avoiding acts or omissions of the nature described in paragraph 4(1).

6.   NOTIFICATION

(1) As soon as reasonably practicable after either party (the "Claimant") becomes aware of any actual or potential Environmental Liabilities which may give rise to a claim by it under the Indemnity or Counter Indemnity (whether or not the Claimant is of the opinion that it has a valid claim against the other party (the "Indemnitor") under the Indemnity or Counter Indemnity or, in the case of any potential Environmental Liabilities, that no liability will in fact arise), the Claimant shall give written notice thereof to the Indemnitor (and thereafter will keep the Indemnitor fully informed of all material developments relating thereto). Such written notice shall include all material details of any actual or potential Environmental Liabilities (including the Claimant's reasonable estimate of the extent of and cost of clean-up of the Environmental Liabilities as a result thereof).

(2) Neither party shall admit, settle compromise or discharge any claim or liability or make any proposal which might constitute or lead to a claim against the other under the Indemnity or Counter Indemnity (as appropriate) without having first served a notice under this paragraph 6 and given the other a reasonable opportunity to consider the circumstances referred to in the said notice.

7.   CLAIMS

(1) In the event that the Claimant wishes to make a claim against the Indemnitor under the Indemnity or Counter Indemnity (as appropriate) in relation to any Environmental Liabilities (whether or not suffered or incurred) then, subject to paragraph 7(2), it shall do so by giving notice in writing of the same to the Indemnitor.

(2) The Claimant shall not be entitled to claim under this Schedule for any actual or potential Environmental Liabilities in relation to either an Environmental Proceeding or Environmental Remediation Agreement unless, in each case, the Claimant has properly served a written notice on the Indemnitor which specifies reasonable details of the nature, extent and location of the Environmental Contamination concerned and specifies the claim with sufficient particularity, including, without limitation, the circumstances giving rise to the Claimants' view that such Environmental Contamination gives rise to an Environmental Liability.

8.   CONDUCT

     If any notice is received by either party under paragraphs 6 or 7 the Claimant shall if so requested by the Indemnitor take all steps which are necessary and reasonable to avoid, mitigate, dispute, resist, appeal, settle, compromise, contest or defend any claim and any adjudication in respect thereof and reasonable costs incurred by the Claimant due to its taking such steps will be borne by the Indemnitor. Subject to consultation with the Claimant, the Indemnitor shall, at its request and its cost, be allowed to conduct any negotiations, proceedings or appeals relating to any claim or potential claim.

9.   SITE ACCESS

     If any notice is received by the Seller under paragraphs 6 or 7, subject, except in the case of emergencies, to the Seller giving written notice three days prior to any site access and the Seller agreeing to comply with all reasonable instructions of the Purchaser's site engineers:

     (a) the Seller and/or its agents and contractors shall be free to have access to the Site(s) during normal business hours to assess (including but not limited to assessment by soil sampling and testing) the extent of the Environmental Liabilities and/or potential Environmental Liabilities and to determine the action required in order to clean-up such liabilities; and

     (b) the Purchaser shall (during normal business hours) allow the Seller or its agents access to inspect and take copies of such books and records of the Business of the Purchaser relating to the Site(s) as may be necessary in connection with any Environmental Liabilities and/or potential Environmental Liabilities.

10.  DISCUSSIONS

     Upon either party having given a notice under paragraphs 6 or 7, either the Seller or the Purchaser may request a meeting as soon as practicable to discuss the matter (and if either does so the other party shall comply promptly with such request) and, irrespective of whether there has been any agreement on liability, each party shall be fully involved in any discussions and/or negotiations with any party imposing or seeking to impose any Environmental Liabilities including reaching agreement with any regulatory authority on measures required to avoid such Environmental Liabilities.

11.  DISPUTE RESOLUTION

     Upon either party giving a notice in accordance with paragraph 7, for the purposes of a determination under the definition of Environmental Remediation Agreement and/or in the event that the Seller and Purchaser are unable to agree promptly the issues set out in subparagraphs (i), (ii),
     (iii) and (iv) below:

     (i) the remediation measures required to comply with an Environmental Proceeding; or

     (ii) the remediation measures required and/or the costs which it is necessary to suffer or incur to avoid in either case an environmental authority bringing an Environmental Proceeding; or

     (iii) whether any costs or expenses incurred in cleaning up Environmental Contamination pursuant to Environmental Law are incurred or suffered as a result of the adoption of standards of clean up more stringent than those which are provided for under Environmental Law; or

     (iv) any factual matter relevant to a claim under this Indemnity or Counter Indemnity (as appropriate);

     the following provisions of this paragraph 11 shall apply:

     (a) a reputable independent firm of experts (the "Experts") (who shall act as experts and not arbitrators) in respect of the Environment relevant to the claim or potential claim (having at least 10 years relevant experience) shall be appointed by mutual agreement of the parties hereto (and the parties shall each be obliged to use their respective best endeavours to reach agreement as soon as practicable) to resolve any factual matter in dispute between the parties but not including any interpretation of laws or regulations as they apply to such factual matters, except where such is necessary for the purpose of making the determinations or agreements referred to in paragraphs 11, 11(i), (ii) and (iii) above, or any conclusions regarding responsibility or liability for or in relation to any factual matters. The Experts shall be offered the appointment within fifteen (15) Business Days of the parties reaching such mutual agreement and shall be notified in writing of the provision of subparagraph (g) below. Failing such mutual agreement on the appointment of Experts, the parties shall promptly refer the issue, at their joint cost, to the President for the time being of the Royal Institute of Chartered Surveyors in the United Kingdom with instructions to appoint suitable Experts within seven (7) days of receipt of such instructions;

     (b) the said Experts shall only be dismissed by the mutual agreement of the parties hereto;

     (c) both parties shall promptly and simultaneously, exchange with each other and submit to the Experts, and in any event in accordance with the Experts' written directions, their arguments and submissions in connection with any matter of fact referred to the Experts in accordance with this paragraph 11;

     (d) following receipt by the Experts of the written arguments and other submissions of the parties pursuant to paragraph 11(c), the parties shall instruct the Experts to issue, as soon as reasonably practicable, a formal written opinion pertaining to the matter of fact referred to them. In any event the Experts shall be instructed to present the said opinion within two months of receiving the written arguments and other submissions of the parties pursuant to paragraph 11(c);

     (e) the formal written opinion of the Experts issued pursuant to paragraph 11(d) shall be conclusive in any proceedings between the parties hereto as to the question of fact so determined;

     (f) the fees and expenses of the Experts, shall be borne equally by the Seller and the Purchaser (unless otherwise directed by the Expert or recoverable pursuant to a claim under the Indemnity or Counter Indemnity as the case may be); and

     (g) the Experts, and any company, firm, partnership or other organisation with which the Experts are connected shall not be eligible to be considered to undertake any clean-up work in respect of the claim for which they have so acted on or around the Site(s) save where the parties hereto mutually agree to waive this provisions. For the avoidance of doubt, either party may withhold such consent in any event.

12.  ACCEPTANCE OF LIABILITY

     In the event that the Seller admits that it has any liability to the Purchaser under the Indemnity relating to clean up (or where the Seller agrees to accept the Purchaser's claim as falling within the Indemnity notwithstanding the fact that no Environmental Liability may at that point in time have arisen):

     (a) the Seller shall have the right independently to carry out the clean-up of the Environmental Contamination which is the subject matter of the claim itself (or through suitable third party agents or contractors) provided that in so doing (i) the Seller shall procure that any such clean-up is to carried out to such standard as is reasonably necessary in the circumstances to comply with the requirements of Environmental Law having regard to the nature and extent of the Environmental Contamination, and (ii) there shall be full consultation with the Purchaser and (iii) the Seller and its agents or contractors shall accede to any reasonable requests from the Purchaser as to the conduct of remediation;

     (b) the Seller and/or its agents and contractors shall, in addition to the rights of access provided for in paragraph 9 above, be free to have access to the Site(s) during normal business hours to carry out the clean-up referred to in paragraph 12(a) above;

     PROVIDED THAT in relation to both subparagraphs (a) and (b) above, if the carrying out of such clean-up operations would be likely to cause material disruption to the carrying on of the Business at any Site(s), the parties shall agree the appropriate and reasonable means of avoiding such disruption in the circumstances.

13.  STATEMENTS

     In the event of any circumstances arising which do or may give rise to Environmental Liabilities which may fall within the terms of the Indemnity or the Counter Indemnity (as appropriate) neither the Purchaser nor the Seller (nor any of their respective Affiliates) shall make any public statements (including, for the avoidance of doubt, any statement to any regulatory authority, unless required by law or in an emergency) regarding such circumstances without first discussing with the other party and reaching written agreement on the text of any such public statement before it is made.

14.  GENERAL

(1) Any information, records, or other material of one party shall be treated as strictly confidential by the other party except when it is required to be used in order to comply with an order of the court or regulatory authority or it is used by the other party to enforce its rights under this
     Schedule 11 or so as to make an insurance claim.

(2) The Purchaser's and its Affiliates' exclusive remedies in respect of Environmental Claims shall be in accordance with the provisions of this
     Schedule 11 and the environmental
     warranties in paragraph A.6 of Schedule 7 (the "Environmental Warranties"), and the Purchaser on behalf of itself and its Affiliates hereby waives all other remedies whether in contract, tort (including, for the avoidance of doubt, negligence) but without prejudice to its rights under clauses 5(6) and 15, or howsoever otherwise arising which it may have against the Seller or any member of the Seller's Group at law or in equity in respect of the matters which fall within the scope of the Indemnity or the Environmental Warranties and, for the avoidance of doubt, if such an Environmental Claim could also give rise to a claim under any other provision of this agreement, the Purchaser may only bring a claim under this Schedule or the Environmental Warranties or clauses 5(6) or 15.

(3) Nothing in the preceding paragraph shall permit the Purchaser any double recovery in respect of the same loss.

                                  SCHEDULE 12

                     CONDUCT OF BUSINESS UP TO COMPLETION

(1) In the period from the date of this agreement until the Completion Date, the Seller shall (in so far as it is within its power to do so) procure that except with the prior consent of the Purchaser:

     (a) the Business is not carried on other than other than in the ordinary course consistent with past practice over the 12 months prior to the date of this agreement;

     (b) projects which the Seller has commenced to implement within the Business are not discontinued or progressed other than pursuant to their respective project plans; and

     (c) except as required by law or by any governmental, administrative or judicial authority of competent jurisdiction or pursuant to any existing agreement it will not;

          (i) dispose of, or grant any security over or any interest in, any material property or plant and equipment used in the Business otherwise than in the normal course of business; or

          (ii) terminate, enter into or amend to any material extent any material contract or arrangement or commitment (whether conditional or unconditional) the term of which will extend more than six months beyond the Completion Date or which would oblige the Purchaser to expend capital of (Pounds)300,000 or more (provided that this subparagraph (ii) shall not apply to any such contract, arrangement or commitment which is in the normal course of business which shall include, but not be limited to, the extension or replacement of existing contracts, arrangements or commitments); or

          (iii) appoint any new Senior Employee or terminate the employment of any Senior Employee (other than for breach of his or her employment contract) (for the purposes of this subclause a Senior Employee shall mean an employee in ICI's Grade 40 or above) or make a change in the terms of employment or pensions benefits of any employees except in the ordinary course of business; or

          (iv) increase or reduce the number of employees engaged in Business other than in accordance with plans which have been disclosed to the Purchaser prior to this agreement.

(2) Prior consent requested from the Purchaser by the Seller under (1) shall not be unreasonably withheld or delayed by the Purchaser.

(3) The requirement for consent under this Schedule 12 shall be overridden and this Schedule 12 shall not be breached in the event that the Seller can demonstrate that it was necessary for it to take the relevant action without the prior written consent of the Purchaser due to emergency operational requirements which would have caused significant operational difficulties if not remedied before it was practicable to consult with and obtain the consent of the Purchaser and provided further that the Purchaser is notified by the Seller of such step as soon as the Seller is reasonably able to do so.

(4) In the period from the date of this agreement until the Completion Date each of the Seller and the Purchaser shall use all reasonable endeavours in obtaining any third party consents necessary for the transfer of the Contracts pursuant to clause 6 of this agreement and to transfer or obtain any permits, consents, licences and authorisations of the Business and, without prejudice to the generality of the foregoing, the Purchaser and the Seller shall make all relevant notifications and applications in respect of such permits, consents, licences and authorisations.

                                    ANNEX 1
                           IMPLEMENTATION AGREEMENTS
                             (not in Agreed Form)

------------------------------------------------------------------------------------------------------
SUPPLIER                     PURCHASER                              AGREEMENT
                                                                    (Schedule)
------------------------------------------------------------------------------------------------------
GOOSE                        ALPHA                                   SERVICES
                                                                   Process Pipes
                                                                   Interface Ops
                                                                 Site Road System
------------------------------------------------------------------------------------------------------
GOOSE                        ACRYLICS                                SERVICES
                                                                   Process Pipes
------------------------------------------------------------------------------------------------------
GOOSE                        KATALCO                                 SERVICES
                                                                 Site Road System
                                                                  Process Pipes
------------------------------------------------------------------------------------------------------
PLYMOUTH                     GOOSE                                   UTILITIES
                                                               Compressed Air Supply
------------------------------------------------------------------------------------------------------
PLYMOUTH                     GOOSE                                   SERVICES
                                                                Pay Roll Services
                                                                  Jetty Services
------------------------------------------------------------------------------------------------------
GANDER                       GOOSE                                   MATERIALS
                                                                   Instrument Air
------------------------------------------------------------------------------------------------------
GOOSE                        HALOCHEMICALS                           UTILITIES
                                                                    Potable Water
                                                               Gately Water/Fire Water
------------------------------------------------------------------------------------------------------
GOOSE                        HALOCHEMICALS                            SERVICES
                                                       Transport of process pipes and cabling via
                                                                     pipebridges
------------------------------------------------------------------------------------------------------
GOOSE                        HALOCHEMICALS                           ELECTRICITY
                                                                  50 Hz Electricity
------------------------------------------------------------------------------------------------------
GOOSE                        TIOXIDE                                  UTILITIES
                                                                      IP Steam
------------------------------------------------------------------------------------------------------
GOOSE                        TRACERCO                                 UTILITIES
                                                                     Potable Water
                                                                       LP Steam
------------------------------------------------------------------------------------------------------
GOOSE                        TRACERCO                                 ELECTRICITY
                                                                   50 Hz Electricity
------------------------------------------------------------------------------------------------------
GOOSE                        EUTECH                                    UTILITIES
                                                                        LP Steam
                                                                     Potable Water
                                                                        Effluent
------------------------------------------------------------------------------------------------------
GOOSE                        EUTECH                                   ELECTRICITY
                                                                         50 Hz
------------------------------------------------------------------------------------------------------
GOOSE*                       EUTECH                                     SERVICES
                                                                     Site Road System
                                                       Transport of Communications via pipebridges
------------------------------------------------------------------------------------------------------

Goose        =     The Business
Alpha        =     Amines
Plymouth     =     ICI
*Plymouth Tabs (Supplier)/The Business (Purchaser): Electricity (Electricity
 50Hz)

                                    ANNEX 2

                               PROPERTY SCHEDULE

                                   SCHEDULE 1

                                   PROPERTIES

Plymouth   =   ICI
Tango      =   The Purchaser

                              PART 1: DEFINITIONS

In this Schedule the following expressions are used with the following meanings, namely:-

"Ancillary Property Documents"         means the documents listed in Table A
                                       (relating to the Billingham Property)
                                       Table B (relating to the Severnside
                                       Property) and Table C (relating to the
                                       Stanlow Property)

"Assignment Properties"                means the leasehold properties in respect
                                       of which the Reversioner's consent to
                                       assign is required namely:-

                                       (a)  the Stanlow Property

                                       (b)  the HOC Corridor

                                       (c)  the Frequency Changer House

"Billingham Documents"                 means the Billingham Transfer and such
                                       of the Ancillary Property Documents as
                                       are listed in Table A

"Billingham Property"                  means the Seller's Billingham Property
                                       and Plymouth's Billingham Property

"Billingham Transfer"                  means a transfer of the Billingham
                                       Property in the form of a draft thereof
                                       which is in Agreed Form

"Frequency Changer House"              means the premises demised by a Lease
                                       dated 6th August 1984 made between (1)
                                       North Eastern Electricity Board and (2)
                                       Plymouth

"HOC Corridor"                         means that part of the Billingham
                                       Property comprising the pipe corridor
                                       known as the HOC Corridor (which
                                       comprises the pipe corridor shown edged
                                       red on Plan V4)

"Lease Completion Date"                means the later of:-

                                       (a)  the tenth working day after the
                                            date of the last of the two
                                            Reversioner's licence permitting
                                            the assignment or underletting (as
                                            the case may be) of the relevant
                                            Lease has been granted and a copy
                                            thereof is supplied to the
                                            Purchaser or its Solicitors

                                       (b)  the Completion Date

"Link Corridor"                        means that part of the Billingham
                                       Property comprising part of the
                                       Seller's/Plymouth's Billingham/Wilton
                                       Link being the part edged red on Plan 1.6 attached to the Billingham Transfer

"Plymouth's Billingham Property"       means that part of the property comprised
                                       in the Billingham Transfer which is to be transferred by Plymouth

"Premises"                             means the premises forming the subject
                                       matter of the Premises Agreements

"Premises Agreements"                  means the aggregate of the following (all
                                       of even date herewith):

                                       (a)  an Agreement for Lease made between
                                            the Seller (1) and Tango (2)
                                            relating to the grant by the Seller
                                            to Tango of a Lease of the Ammonia
                                            Storage Facilities at North Tees;

                                       (b)  an Agreement made between the Seller
                                            and Plymouth (1) and Tango (2)
                                            relating to the grant by the Seller
                                            and Plymouth to Tango of a Licence
                                            to occupy premises at Wilton Centre;

                                       (c)  an Agreement made between Plymouth
                                            (1) and Tango (2) relating to the
                                            grant by Plymouth to Tango of two
                                            Leases at Severnside

"Properties"                           means the aggregate of the Billingham
                                       Property the Severnside Property and the Stanlow Property

"Property Documents"                   means the aggregate of:-

                                       (a)  the Property Transfers; and

                                       (b)  the Ancillary Property Documents

"Property Rights"                      means the rights appurtenant (or to be
                                       granted as appurtenant) to the
                                       Properties and Premises to be granted by the Property Documents

"Property Transfers"                   means the aggregate of:-

                                       (a)  the Billingham Transfer;

                                       (b)  the Severnside Transfer; and

                                       (c)  the Stanlow Assignment

"Reversioner"                          means all persons entitled to the
                                       reversion expectant on the termination of the relevant Leases under which the Seller holds the property/premises and where reference is made in this Agreement to any licence required from or by the Reversioner it shall be deemed to mean all and any such licences where more than one is required

"Seller's Billingham Property"         means that part of the property comprised
                                       in the Billingham Transfer which is to be transferred by the Seller

"Severnside Property"                  means the land at Severn Road Severnside
                                       as more particularly described in the
                                       Severnside Transfer

"Severnside Transfer"                  means a Transfer of the Severnside
                                       Property in the form of a draft thereof
                                       which is in Agreed Form

"Stanlow Assignment"                   means the two assignments of the Stanlow
                                       Property in the form of drafts thereof
                                       which are in Agreed Form (including a
                                       Supplemental Deed of Covenant also in
                                       Agreed Form)

"Stanlow Leases"                       means

                                       (a)  a Lease dated 4th January 1995 made
                                            between (1) Manchester Ship Canal
                                            Company and (2) the Seller and

                                       (b)  a Lease dated 10th November 1993
                                            made between (1) Moorish Holdings
                                            Limited and (2) the Seller

"Stanlow Property"                     means the premises at Oil Sites Road
                                       Stanlow Cheshire as more particularly
                                       described in the Stanlow Leases together with the appurtenant rights

"Table A" to "Table E" (inclusive)     means the Tables at the foot of this
                                       Schedule and respectively so lettered

"Underlet Properties"                  means the No. 1 Tees Tunnel demised by a
                                       Lease dated 21st September 1955 made
                                       between (1) The Commissioner for Crown
                                       Lands and (2) Plymouth and any other part of the Seller's No. 1 Billingham/Wilton
                                       Link over which rights are to be granted to the Purchaser and a reversioner's consent thereto is needed

"Volume of Plans"                      means a volume containing various plans
                                       in Agreed Form and reference to a plan by the letter V followed by a number means the plan in such Volume so numbered

                   PART II: PROVISIONS RELATING TO PROPERTIES
1.      Completion

(1) On Completion the Seller and Plymouth (to the extent of their respective interests therein) will subject to as stated in this Schedule transfer the Properties to the Purchaser by means of assurances which (subject as hereinafter provided) will be in the form of the Property Transfers

(2) The price to be paid for the Properties shall be as stated in Clause 4 of this Agreement and apportioned between the several parts of the Properties as follows:-

     (a) to the Seller's Billingham Property FIVE MILLION NINE HUNDRED AND NINETY FIVE THOUSAND POUNDS ((Pounds)5,995,000)

     (b)  to the Plymouth Billingham Property FOUR THOUSAND POUNDS
          ((Pounds)4,000)

     (c)  to the Severnside Property TWO MILLION POUNDS ((Pounds)2,000,000)

     (d)  to the Stanlow Property ONE THOUSAND POUNDS ((Pounds)1,000)

(3) The Seller and Plymouth shall not be required or compelled to execute any of the Property Transfers:-

     (a) for a consideration greater than that shown in the foregoing paragraph 1(2); or

     (b) otherwise than in favour of the Purchaser as herein named; or

     (c) in such manner as to transfer any of the Properties otherwise than as a single lot

(4) On Completion the Seller Plymouth and the Purchaser will also enter into the Ancillary Property Documents other than the Ancillary Property Documents which relate to the Assignment Properties and/or the Underlet Properties which will be completed on the Lease Completion Date

(5)  The Property Documents will be entered into in duplicate

(6) Save in the case of Deeds of Grant in favour of the Seller or Plymouth all stamp duty payable in respect of all Property Documents (including the duplicates thereof) will be payable by the Purchaser and the Purchaser will deliver the duly stamped and denoted duplicates thereof to the Seller within 30 days of Completion

(7) All stamp duty (if any) payable in respect of Deeds of Grant in favour of the Seller or Plymouth (including the duplicates thereof) will be payable by the Seller or Plymouth and the Seller or Plymouth will deliver the duly stamped and denoted duplicates thereof to the Purchaser within 30 days of Completion

(8) If it is not possible to complete any one or more of the Property Documents at Completion (other than the Billingham Transfer and the Severnside Transfer which shall be completed at Completion in any event) Completion shall none the less occur and any of the Ancillary Property Documents outstanding at Completion will be completed as soon as reasonably practicable thereafter

2.  Form of Billingham Documents

(1) The agreed forms of the Billingham Documents are based on the assumption that:-

     (a)  the Billingham Documents will be completed at Completion; and

     (b) that at Completion the Seller and Plymouth will collectively own the whole of the Retained Land (as so defined in the Billingham Transfer)

(2) The Purchaser agrees that the Seller and Plymouth shall be entitled to deal with any part of the Retained Land (as so defined) prior to Completion PROVIDED THAT any such dealings will take effect subject to the rights of the Purchaser as comprised in this Schedule and in the Billingham Documents

(3) The Seller and Plymouth shall only be entitled to require that the Billingham Documents be amended such as to secure to the Purchaser the Seller and Plymouth the same rights benefits and obligations as would have applied had the Billingham Documents been completed in accordance with the assumption in paragraph 2(1) above to the intent that matters excepted and reserved in the Agreed Form Billingham Transfer may become matters to which the Property is subject but that the Billingham Transfer shall otherwise remain unamended and such amendments shall be agreed between the respective parties or their Solicitors acting reasonably and in default of agreement settled by Conveyancing Counsel agreed upon between the parties or (in default of such agreement) nominated by the President of the Law Society (or his deputy or other person nominated by him to make appointments on his behalf) such Counsel to act as an expert and not as an arbitrator PROVIDED THAT if any amendment shall not have been agreed or settled by the Completion Date the Billingham Transfer shall be completed without such amendments in the Agreed Form and in that event the Seller and Plymouth will procure that any third parties with whom dealings have taken place join in the Billingham Transfer to confirm the grant of any rights or otherwise as may be requisite

3.   Adverse Rights

     The Properties are to be transferred and the Ancillary Property Documents entered into subject so far as thereby affected to but with the benefit (so far as applicable) of all those matters specified contained or referred to in the Property Transfers and the Ancillary Property Documents but otherwise free from encumbrances and the Purchaser shall be deemed to take the Property Transfers and enter into the Ancillary Property Documents with full knowledge and notice of such matters and shall not raise any objection or requisition whatsoever in relation thereto save for any matters revealed by searches of H.M. Land Registry H.M. Land Charges Registry and Companies House

4.   Title

     The Seller and Plymouth shall sell the Properties with full title guarantee and the Ancillary Property Documents shall be entered into with full title guarantee save where otherwise stated in the relevant Agreed Form

5.  Local Land Charges etc.

     The Properties are to be transferred and the Ancillary Property Documents entered into subject to such of the following matters as relate thereto:-

     (a) all Local Land Charges whether registered or not before the date of this Agreement and all matters capable of registration as Local Land Charges whether or not actually so registered;

     (b) all notices served and orders, demands, proposals or requirements made by any local, public or other competent authority whether before or after the date of this Agreement; and

     (c) all actual or proposed orders, directions, notices or charges, restrictions, conditions, agreements, consents, permissions or other matters of any kind arising under any legislation including delegated legislation;

PROVIDED THAT this Clause shall not in anyway prejudice the Warranties given by the Seller or Plymouth

6.   Vacant Possession

     The Properties will be transferred with vacant possession save (a) as specified in the Property Transfers (b) as regards the Stanlow Property which will be transferred subject to the rights of occupation of Air Products Limited (c) as regards the occupation by Eutech Engineering Solutions Limited at Severnside and Billingham (d) as to huts and compounds at Billingham and Severnside used by contractors in relation to current and ongoing contracts on the Completion Date and (e) as otherwise disclosed in the Disclosure Letter

7.   Insurance

(1) The Properties shall be at the Seller's and/or Plymouth's risk for insurance purposes until Completion

(2) From the date of this Agreement until Completion ("the said period") the Seller and/or Plymouth shall maintain in force (at levels applicable at the date hereof) the Seller's and/or Plymouth's existing insurance policies in relation to the Properties

8.   Non-merger
     The provisions of this Schedule shall remain in full force and effect notwithstanding Completion insofar as they remain to be implemented after the date of Completion

9.   National Conditions of Sale

     The National Conditions of Sale (20th Edition) ("National Conditions") as published by The Solicitors' Law Stationery Society plc in December 1981 shall apply (except for Conditions 2,3,4,5,7,9,10, 11(5), 15, 17, 20, 21, and 22) insofar as the same are not inconsistent with the terms of this Agreement PROVIDED THAT:-

     (a) references to "vendor" and "purchaser" shall be deemed to be references to the Seller and the Purchaser respectively and where any rights to be granted affect or benefit the Plymouth Billingham Property or other Property of Plymouth and the Purchaser respectively

     (b) the "prescribed rate" shall be the rate of default interest prevailing under this Agreement

     (c) in National Condition 13(1) the words after the words "such muniments" shall be deemed to be deleted

     (d) in National Condition 16 the reference to the "date of the contract" shall be deemed to be a reference to the date when this Agreement becomes unconditional

10.  Billingham Transfer

(1) Paragraph 2 in each of Parts 1 and 2 of Schedules 2 and 3 to the Billingham Transfer remain to be completed with details of the:-

     Transferee's C & P Apparatus

     Transferee's ICI Apparatus

     C & P Apparatus

     ICI Apparatus

(all as defined in the Billingham Transfer) which as at the date of this Agreement have yet to be fully identified)

(2) Prior to Completion and following Completion the Seller and Plymouth and the Purchaser (acting reasonably and with the utmost good faith) will meet and agree:-

     (a) as to the matters referred to in paragraph 10(1) above ("Reserved Matters");

     (b) as to the adjustments to the form of the Billingham Transfer (and the plans to be annexed to it) required in the light of the agreement on Reserved Matters

(3) The agreement to be reached on Reserved Matters shall be reached on the basis of the apparatus and equipment which belongs to and serves (i) the Business (which will comprise Transferee's C & P Apparatus and Transferee's ICI Apparatus) and (ii) the businesses of the Seller and Plymouth on the Retained Land as defined in the Billingham Transfer (which will comprise the C & P Apparatus and the ICI Apparatus) and will be such as to permit:-

     (a) the Purchaser to make and receive the services necessary to comply with the Implementation Agreements (for this purpose construed as excluding the clause headed and/or relating to Easements and Wayleaves) and the services listed in Table D and Table E; and

     (b) the Seller and/or Plymouth to maintain supplies required for the conduct of its retained business as carried on on the date hereof

(4) The Billingham Transfer shall be completed on Completion and shall grant rights and reserve rights in respect of the Reserved Matters which have been agreed as set out in paragraph 10

     (2) not less than three working days prior to Completion Insofar as the Reserved Matters have not been identified prior to the date being three working days before Completion the Seller and Plymouth and the Purchaser shall continue to act with the utmost good faith in identifying the Reserved Matters and in the event that any Reserved Matters are agreed or determined under paragraph 12 within the period of one year from the date of Completion (time to be of the essence) the parties shall as soon as reasonably practicable but not later than two months after the date such manner is agreed or determined enter into a Deed whereby the Billingham Transfer shall be varied to take account of the Reserved Matters so agreed and determined as if they had been so agreed or determined three working day before completion

(5) Where apparatus which would otherwise be C&P Apparatus and/or ICI Apparatus is located in the Link Corridor such apparatus shall not be listed in
     Schedule 3 to the Billingham Transfer but will form the "Existing Apparatus" for the purposes of the Deeds of Grant which comprise the items numbered 1 and 2 in Table A

11.  Determination of Disputes

(1) Any dispute or difference between the Seller and Plymouth on the one hand and the Purchaser on the other hand as to the Reserved Matters and any amendments required to the Billingham Transfer and the plans to be attached to it in connection with the Reserved Matters shall be resolved by means of a reference to an independent person ("Independent Person") appointed in accordance with paragraph 11(2) below and either party at any time by giving written notice to the other ("Determination Notice") may refer the dispute or difference for determination to an Independent Person

(2) The Independent Person shall be appointed by agreement between the Seller and Plymouth on the one hand and the Purchaser on the other hand or if within five working days after the service of the Determination Notice they are unable to agree then on the application of any of the parties by the President for the time being of the Royal Institution of Chartered Surveyors or the duly appointed deputy of such President or any other person authorised by him to make appointments on his behalf

(3) The Independent Person to be appointed under this paragraph 11 shall act as an expert and the following provisions shall have effect:-

     (a) the Independent Person shall act as an expert and not as an arbitrator and his decision shall be final and binding upon the parties;

     (b) the Independent Person shall consider (inter alia) any written representations and cross-representations and supporting evidence made on behalf of the parties (if made reasonably promptly) but shall not be bound thereby;

     (c) the parties shall use all reasonable endeavours to procure that the Independent Person shall give his decision as speedily as possible;

     (d) the costs of appointing the Independent Person and his costs and disbursements in connection with his duties hereunder shall be shared between the parties in such proportions as the Independent Person shall determine or, in the absence of such determination, equally between the parties; and

     (e) if the Independent Person shall be or become unable or unwilling to act then the procedure contained in this paragraph 12 for the appointment of an Independent Person may be repeated as often as necessary until a decision is obtained

12.  Leases and other Documents where Licence to Assign or Sub-let is needed

(1) Wherever a Licence to Assign or sub-let is required under the terms of a Lease or other documents vested in the Seller or Plymouth in order to complete the Property Documents the Seller or Plymouth (as the case may be) will use all reasonable endeavours to obtain the same as soon as reasonably practicable

(2) The Purchaser will provide such assistance as the Seller or Plymouth may reasonably require in regard to such Licences including:-

     (a) providing such references information and accounts as may be reasonably required by the Reversioner; and

     (b) entering into a direct covenant with and giving or procuring such guarantees in favour of the relevant Reversioner to pay the rents reserved by the relevant lease and to perform the covenants and other obligation of the Tenant therein as the Reversioner shall reasonably require but not otherwise

(3) The Purchaser shall on and from the Completion Date be permitted to enter into occupation of the Assignment Properties and to enjoy the rights to be demised in respect of the Underlet Properties as licensee of the Seller and/or Plymouth and shall be entitled to receive all profit and other profit and income from it pending completion of the relevant Property Documents and the Seller shall from the Completion Date until the relevant Lease Completion Date hold the Assignment Properties on trust for the Purchaser

(4) From the Completion Date until the relevant Lease Completion Date the Purchaser shall be responsible for the payment of all outgoings (save for any rent or sums payable to the landlord which the Seller and/or Plymouth shall continue to pay) for the Assignment Properties and the Seller and/or Plymouth shall observe and perform the covenants agreements conditions and stipulations on its part to be observed and performed in relation to the Assignment Properties

(5) The following further provisions shall apply in relation to any period of occupation of the Assignment Properties prior to completion of the relevant assignment/demise to the Purchaser:-

     (a) the Purchaser shall pay to the Seller a licence fee at the same annual rate and on the same date as specified in the document relating to the Assignment Properties save in respect of the Stanlow Property where the licence fee shall be the sum of (Pounds)23,570 (plus VAT) per annum

     (b) the Purchaser shall not carry out any activity which would constitute a breach or non-observance of the covenants and conditions contained in the document relating to the Assignment Properties and shall not carry out any alterations or other work thereto

     (c) the Seller and/or Plymouth so far as it is lawfully able to as so shall permit the Purchaser to remain in occupation of the Assignment Properties

(6) If any landlord lawfully requested the Seller and/or Plymouth to terminate the Purchaser's occupation or serves a writ or summons for possession of an Assignment Property upon the Seller and/or Plymouth (as the case may be) or the Purchaser on the ground that the Purchaser's occupation constitutes a breach of covenant the Purchaser shall vacate the Assignment Property and the Seller and/or Plymouth shall operate the Business as agent for the Purchaser and shall comply entirely with the Purchaser's requirements and instructions

(7) If the Reversioner's consent to an assignment of the Assignment Properties has not been obtained within three months of the Completion Date the Seller shall where requested by the Purchaser:-

      (a) make application to the relevant landlord for a licence to underlet the Assignment Property and/or

      (b) apply to a court of competent jurisdiction for a declaration that the landlord is acting unreasonably

(8) Completion of the assignment/underlease of the Assignment Property shall take place on the Lease Completion Date and if the parties shall enter into an underlease such underlease shall be for a term equal to the unexpired residue of the term of the lease relating to the Assignment Property (less 3 days) and shall be on the same terms mutatis mutandis as the said lease

13.   Special Conditions of Sale

[(1)] Where any of the Ancillary Property Documents relating to the Billingham
      Property contain a Schedule which remains to be completed as to the matters to which the grant is subject there shall be listed therein such of the documents referred to in the Disclosure Letter as relate to the land identified on the relevant plan

[(2)] In Table A to the Schedule a note is to be inserted to preserve for 5 years the right to build a 16" gas line referred to the proviso to paragraph 1 of Schedule 2 to the draft Deed of Grant (Corridor Deed - Existing and New pipelines) on the same terms as in such draft deed

(3) In Schedule 1 to Business Sale Agreement Tables D & E to be verified by Purchaser as comprising requirements of Implementation Agreements and receipt of supplies
                          A: AS TO BILLINGHAM PROPERTY
1.  Licences from THPA and Crown
--  ----------------------------
(1)  In this paragraph 1 "Licences" means:-
     (i) a Licence dated 16th June 1997 made between The Tees and Hartlepool Port Authority ("THPA") (1) and the Seller (2)
     (ii) a Licence dated 17th June 1977 made between The Queen's Most Excellent Majesty (1) the Crown Estate Commissioners ("CEC") (2) THPA (3) and Imperial Chemical Industries Limited (4) (as varied by Deed dated 17th November 1986 not affecting the Business)

     (iii) a Licence dated 15th October 1990 made between CEC (1) THPA (2) and Plymouth (3)

(2)  The Licences relate to (inter alia):-

     (a)   a 78" and a 66" Outfall at Billingham Reach; and

     (b)   Bamletts Wharf

     ("the Facilities") and are non-assignable.

(3) Plymouth the Seller and the Purchaser will use all reasonable endeavours to obtain prior to completion new Licences (from CEC and THPA) in relation to the Facilities ("New Licences") whereupon the Seller and Plymouth will surrender the Licences in so far as (and only in so far as) they relate to the Facilities. The Seller will provide such information as it is able to assist the Purchaser in negotiating the Licence fees payable to CEC and THPA in respect of the Facilities but settlement of the amount thereof (and its subsequent payment) shall be agreed between the Purchaser CEC and THPA (as to which the Purchaser will act reasonably)

(4) If the New Licences have not been obtained prior to completion Plymouth and the Seller will hold the Licences on trust for the Purchaser (as regards the Facilities) and Plymouth and the Seller (as regards all other works affected thereby) shall jointly permit the Purchaser to use the Facilities as sub-licensee of the Seller or Plymouth (as the case may be)

(5) The Purchaser will comply with the terms of the Licence so far as they relate to the Facilities and not do anything (other than using the Facilities) which may expose Plymouth or the Seller to liability for breach thereof

(6) If CEC or THPA require the Purchaser to cease using the Facilities the Seller and/or Plymouth will operate the same (at the Purchaser's cost and as the Purchaser's agent) pending grant of the New Licences

(7) If the New Licences have not been granted within one year of the Date of Completion the Seller will (if so required by the Purchaser) repurchase from the Purchaser the property secondly described in Part 1 of Schedule 1 to the Billingham Transfer and operate Bamletts Wharf and the above mentioned Outfalls in like manner as heretofore and the Purchaser and the Seller will enter into a Services Agreement whereby the Seller undertakes to operate the Facilities on the same terms as the relevant Implementation Agreement relating to the Facilities with the Seller and/or Plymouth named as the service provider and the Purchaser as the customer The price to be paid by the Seller for the said land shall be:-

                                 A
                         (Pounds)--x (Pounds)6,000,000
                                 B
     where

     A is the acreage of the land repurchased and

     B is the total acreage comprised in the Billingham Transfer

3.   Street Works Consents

(1) The Seller confirms that all licences required from any relevant Highway Authority with regard to any pipelines or cables crossing public highways have been obtained. So far as permissible the Seller will:-

     (a) where the licence or permit concerned relates solely to apparatus to be vested in the Purchaser assign such Licences to the Purchaser; and

     (b) where such licences relate to apparatus to be vested in the Purchaser and to be retained by the Seller/Plymouth either grant a sub-licence of the relevant rights to the Purchaser or (if that is not possible) hold the relevant licence or permit upon trust for the Seller and/or Plymouth and the Purchaser jointly

(2) The arrangement set out in sub-paragraph (1) will apply until such times as the Purchaser obtains new licences or permits from the relevant Highway Authority.

4.   Statutory Declarations

(1) The Seller will provide (in a form reasonably acceptable to the Purchaser and prior to Completion) two Statutory Declarations as follows:-

     (a) a Statutory Declaration to the effect that the Billingham Property has been owned by the Seller or Plymouth (as the case may be) and occupied by them for a period in excess of 12 years without payment to any third party of any rent or other acknowledgement and otherwise than pursuant to any consent issued by a third party;

     (b) a Statutory Declaration to the effect that the various parcels of land so identified in the Deeds referred to in the Disclosure Letter and relate to the pipe corridor running between the Billingham Property and the Nylon Plant at Wilton owned by DuPont plc form a continuous corridor broken only by road and rail crossings

5.   Land Registry Requirements

(1) The Seller and/or Plymouth will use all reasonable endeavours to locate and supply to the Purchaser copies of:-

     (a) any conveyances or other documents referred to in the title documentation relating to the Billingham Property where copies of such documents have not already been provided to the Purchaser; and

     (b) the conveyances and other documents Memoranda whereof are endorsed upon the Seller's/Plymouth's title deeds.

(2) The Seller and/or Plymouth will provide to the Purchaser at their own cost and expense all reasonable assistance required by the Purchaser in securing registration with Title Absolute at H M Land Registry of the Purchaser's freehold interest in the Billingham Property.

(3) On Completion the Seller and Plymouth will provide to the Purchaser at their own cost a certified copy of a letter dated 22nd February 1988 from H.M. Land Registry together with the written confirmation referred to therein

6.   Railtrack Plc

In respect of such of the apparatus of the Purchaser as crosses railways vested in Railtrack Plc the Seller will grant by sub-demise to the Purchaser such rights as the Seller is able to demise pursuant to the combined effect of a Lease dated 13th March 1951 made between British Transport Commission (1) and Imperial Chemical Industries (2) and a further Lease dated 7th July 1966 made between British Railways Board (1) and Imperial Chemical Industries Limited (2)

7.   Lorry Park adjoining Portrack Site

At Completion (if so requested) the Seller will grant to the Purchaser for a period not exceeding one year a non-exclusive licence free of charge for the parking of lorries in the lorry park adjoining the entrance to Portrack Site (edged red on Plan 3 attached to the Billingham Transfer)

                         B: AS TO SEVERNSIDE PROPERTY

1.   New Leases from Zeneca

As soon as practicable following the date of this Agreement Plymouth will call upon ZENECA Limited ("ZENECA") to grant to the Purchaser Leases in favour of the Purchaser in accordance with the Clauses numbered 8 contained in two Leases each dated 18th December 1992 and made between ZENECA (1) and Plymouth (2) and Plymouth and the Purchaser will:-

(a)  procure that such Leases are granted to the Purchaser; and

(b) use all reasonable endeavours to procure that such Leases are granted on Completion and if such Leases have not been granted at Completion then Purchaser shall be entitled to occupy the premises concerned on like terms (mutatis mutandis) to those set out at paragraph 13 above

2.   1962 Bridge Lease

The parties will following the date of this Agreement use their reasonable endeavours to obtain the consent of the Landlord of a Lease ("the Lease") dated 5th April 1962 made between the British Transport Commission (1) Imperial Chemical Industries Limited (2) (relating to an easement to construct a bridge under a railway) to a subletting in favour of the Purchaser in the following terms. If consent is received the format of the sublease will be:-

(1) The sublessee will be granted a right to use the roadway (as referred to in the Lease) in common with Plymouth and all persons thereafter authorised so to do by Plymouth with or without vehicles for the purposes only (insofar as the sublessee is concerned) of gaining access to the foreshore to undertake repairs, maintenance and renewal of the effluent pipelines (such pipelines being the subject of a Deed of Grant to be entered into between Plymouth (1) the Purchaser (2) on Completion)

(2) The sublessee will be granted a right to maintain in position the bridge (as referred to in the Lease)

(3) The term of the sublease will be for the residue of the unexpired term of the Lease less the last three days thereof

(4) The sublessee will take all necessary steps to prevent the acquisition of any public or private rights of way or easements

(5) The sublessee will contribute to all costs incurred by Plymouth pursuant to Plymouth's obligations under the Lease (for the avoidance of doubt to include sums incurred pursuant to clauses 2(6) and 3(5) but not any costs relating to or consequent upon the construction of the bridge and roadway) such proportion to be established by Plymouth (as lessor) acting reasonably on a user basis

(6) The sublessee will permit inspection of the bridge over the roadway by Plymouth (as lessor)

(7)  The sublessee will not make any alterations or additions whatsoever

(8) The sublessee will covenant to repair and maintain the bridge and roadway (both as referred to in the Lease) in a good and substantial condition and Plymouth (as lessor) will contribute to the balance of the proper costs thereby incurred on a user basis as determined by the sublessee (acting reasonably), after any contribution by the landlord of the Lease has been taken into account (which shall be due to the sublessee)

(9) The sublessee will contribute a proportion of all costs which are to be met by the lessee of the Lease (including for the avoidance of doubt rent due and sums due pursuant to clauses 2(5), 2(8), 2(9), 3(1) and 3(2) but not any costs relating to or consequent upon the construction of the bridge and roadway) such proportion to be established by Plymouth (acting reasonably) on a user basis

(10) The sublessee will indemnify Plymouth (as lessor) against any claim or demand by the Head Lessor pursuant to the Lease arising out of any act omission or negligence of the sublessee or any breach of the sublessee's obligations in this sublease and will observe and perform all the covenants and conditions of the Lease (save as to payment of sums due thereunder)

(11) Not to assign charge sublet or deal with the sublease in any way save for an assignment of the whole to a party taking a simultaneous transfer of the Property under the Transfer and then only with the prior written consent of the landlord under the Lease and of Plymouth

(12) The sublease shall contain provisos in the form of clauses 3(3) and 3(5) of the Lease (mutatis mutandis)

(13) The sublease shall contain on the part of the sublessee a covenant with Plymouth in the form (mutatis mutandis) of clause 2(10) of the Lease.

(14) The sublease shall contain provisions for reference to an arbitrator if the parties cannot agree the proportion payable under any of the forgoing provisions, the decision of such arbitrator to be final and binding on the parties and his costs shall be within his award

3.   Schedule of Condition re Main Stores

The parties will act reasonably in agreeing a photographic schedule of condition detailing the present condition of the building known as Main Stores, Central Avenue which is to be the subject of a lease between Plymouth and the Purchaser on Completion. Such schedule shall be agreed within a reasonable time of the date of this Agreement (and in any event before Completion) Provided that in the event of disagreement all photographs taken shall be included in the Schedule

4.   Statutory Declaration

Plymouth will provide to the Purchaser a Statutory Declaration (in a form reasonably acceptable to the Purchaser) in respect of Plymouth's use of the southern access road under the A403 (used in connection with access to the foreshore) and in relation to the effluent mains which lie under the Severn Road. Both Statutory Declarations to relate to a period in excess of twelve years

5.   Rosier Tankers Limited Occupation

(1) Plymouth will use its reasonable endeavours opposite Rosier Tankers Limited, company number 2295236, (previously known as Chemic-Haul Limited) before Completion either to:-

     (i) obtain vacant possession of the premises currently occupied by Rosier Tankers Limited; or

     (ii) enter into a new lease with Rosier Tankers Limited for a term of three years (being contracted out of the provisions of sections 24 to 28 inclusive of the Landlord and Tenant Act 1954, (as amended) and such contractual provision being authorised by Court order) such lease to be on terms approved by the Purchaser (such approval not to be unreasonably withheld) and to include a break clause in favour of the Landlord on six months' notice given at any time

     PROVIDED THAT Plymouth's reasonable endeavours will not involve payment of a sum exceeding FORTY-TWO THOUSAND POUNDS ((Pounds)42,000)

(2) If on Completion Plymouth have not achieved either vacant possession or a new lease as detailed in 5(1) above Plymouth will pay to the Purchaser on Completion the sum of FORTY-TWO THOUSAND POUNDS ((Pounds)42,000) by way of compensation

                           C: AS TO STANLOW PROPERTY

1.   Occupation Pending Completion

The Purchaser shall be entitled to enter into occupation of the Stanlow Property from the Completion Date until the Lease Completion Date (if later)

2.   Dispute re Lease

(1) The Seller shall diligently pursue to determination the proceedings issued by Aubrey Weis in the High Court of Justice Chancery Division Case Number CH1996 W5659 and shall use all reasonable endeavours to procure the dispute referred to therein is determined as soon as reasonably practicable

(2) If the Purchaser shall be joined as a third party into the proceedings referred to in Clause 2(1) above or any proceedings shall be issued or threatened against it arising out of such proceedings or the non-payment of rent under the Stanlow Lease dated 10th November 1993 the Seller will indemnify the Purchaser in respect of all costs claims and expenses incurred by the Purchaser in connection therewith (including interest on rent paid after the due date)

3.   6" Water Main

The Seller will use all reasonable endeavours prior to Completion (but not thereafter) to procure:-

(a) the grant from the Manchester Ship Canal Company ("MSC") and Ellesmere Port and Neston Borough Council of a demise of the 6" water main and associated rights for a term of 21 years from 25th December 1989 in a form reasonably acceptable to the Purchaser; and

(b) a statutory declaration from MSC as to the title to grant such demise in a form reasonably acceptable to the Purchaser and will also deliver at Completion a statutory declaration by the Seller (as to the maintenance in position and use of the said 6" water main for a period in excess of twenty years) in a form reasonably acceptable to the Purchaser

4.   Agreement dated 23rd December 1993

The Purchaser will co-operate with the Seller at the Seller's cost in connection with the Seller's discussions with Shell UK Limited concerning the payment of rates to Shell UK Limited under an Agreement dated 23rd December 1993 made between (1) Shell UK Limited and (2) the Seller and in the event that any sum is payable to the Purchaser in respect of rates for the period prior to the Completion Date the Purchaser shall pay such sum to the Seller

5.   Air Products plc

The Seller shall not without the consent of the Purchaser grant a lease/licence or other property right to Air Products plc

                                    TABLE A
                  Ancillary Property Documents re Billingham

------------------------------------------------------------------------------------------------------------------------------------
No.    Document            Parties                          Description                                    Comment
------------------------------------------------------------------------------------------------------------------------------------
1.  Deed of Grant       Purchaser (1)         Deed of Grant to Seller of easements over     (1)  Agreed Form
                        Seller (2)            the Link Corridor                             (2)  Plan per Plan 1 in Volume of
                                                                                                    Plans
------------------------------------------------------------------------------------------------------------------------------------
2.  Deed of Grant       Purchaser (1)         Deed of Grant to Plymouth of easements        (1)  In like form to 1 above (mutatis
                        Plymouth (2)          over the Link Corridor                             mutandis but for new pipes etc
                                                                                                 only (not existing pipes)
                                                                                            (2)  Plan per Plan 2 in Volume of
                                                                                                 Plans
------------------------------------------------------------------------------------------------------------------------------------
3.  Deed of Grant       Purchaser (1)         Deed of Grant to Seller of easements over     (1)  In like form to 1 above (mutatis
                        Seller (2)            the HOC Corridor                                   mutandis)
                                                                                            (2)  Plan per Plan 3 in Volume of
                                                                                                 Plans
------------------------------------------------------------------------------------------------------------------------------------
4.  Deed of Grant       Purchaser (1)         Deed of Grant to Plymouth of easements        (1)  In like form to 1 above (mutatis
                        Plymouth (2)          over the HOC Corridor                              mutandis)
                                                                                            (2)  Plan per Plan 4 in Volume of
                                                                                                 Plans
------------------------------------------------------------------------------------------------------------------------------------
5.  Deed of Grant       Seller (1)            Deed of Grant to Purchaser of easements       (1)  In like form to 1 above (but
                        Purchaser (2)         for ammonia pipelines to North Tees                excluding the right to lay new
                                                                                                 pipes etc.)
                                                                                            (2)  Plan per Plan 5 in Volume of
                                                                                                 Plans
------------------------------------------------------------------------------------------------------------------------------------
6.  Deed of Grant       Seller (1)            Deed of Grant to Purchaser of easements       (1)  In like form to 1 above (but
                        Purchaser (2)         for ammonia pipeline to Wilton                     excluding the right to lay new
                                                                                                 pipes etc.)
                                                                                            (2)  Easements to be demised where
                                                                                                 the Seller/Plymouth has a
                                                                                                 term of years
------------------------------------------------------------------------------------------------------------------------------------

                                     114

====================================================================================================================================
7.    Deed of Grant              Seller (1)             Deed of Grant to Purchaser of easements
                                 Purchaser (2)          for that part of the Nitrogen Pipeline (to
                                                        BOC at Teesport) lying in the Seller's
                                                        retained land at Billingham

------------------------------------------------------------------------------------------------------------------------------------
8.    Assignment                 Seller (1)             Assignment of Pipe Corridor Easements in
                                 Purchaser (2)          Deed dated 10th March 1970 above
                                                        referred to
------------------------------------------------------------------------------------------------------------------------------------
9.    Assignment                 Seller(1)              Assignment of Lease of Frequency
                                 Purchaser (2)          Changer House dated 6th August 1984
                                                        above referred to
------------------------------------------------------------------------------------------------------------------------------------
10.   Deed of Grant              Seller (1)             Deed of Grant to Purchaser of `De-
                                 Purchaser (2)          Landlock' Corridor Easements
------------------------------------------------------------------------------------------------------------------------------------
11.   Deed of Grant              Purchaser (1)          Deed of Grant to Seller of `De-Landlock'
                                 Seller (2)             Corridor Easements
------------------------------------------------------------------------------------------------------------------------------------
12.   Deed of Grant              Purchaser (1)          Deed of Grant to Plymouth of `De-
                                 Plymouth (2)           Landlock' Corridor Easements
------------------------------------------------------------------------------------------------------------------------------------
13.   Deed of Grant              Seller (1)             Deed of Grant to Purchaser of rights for:-
                                 Purchaser (2)
                                                        (a)  a natural gas pipeline (max 12"
                                                             external diameter); and

                                                        (b)  a liquids pipeline (max 6" external
                                                             diameter)

                                                             from the Link Corridor to (but not to
====================================================================================================================================

=============================================
      only)
(3)   Plan per Plan 6 in Volume of Plans
---------------------------------------------
(1)   Per 1 above
(2)   Plan per Plan 7 in Volume of Plans

---------------------------------------------
Agreed Form

---------------------------------------------
Agreed Form

---------------------------------------------
(1)   Agreed Form
(2)   Plan per Plan 8 in Volume of Plans

---------------------------------------------
(1)   In like form to 10 above (mutatis
      mutandis)
(2)   Plan per Plan 10 in Volume of Plans

---------------------------------------------
(1)   In like form to 10 above (mutatis
      mutandis)
(2)   Plan per Plan 11 in Volume of Plans

---------------------------------------------
(1)   Like form to 5 above - but for new
      (as opposed to existing pipelines)

(2)   Grant to the extent of Seller's rights
      only in BASF and THPA pipe
      corridor where easements only are
      held by Seller) In BASF Land the
      Seller's rights expire 27/10/70


=============================================

                                      115

====================================================================================================================================
                                                          include) Seller's No. 2 Tees Tunnel Head
                                                          House on North Bank of Tees via
                                                          Billingham/Wilton Link
====================================================================================================================================

                                    TABLE B
                  Ancillary Property Documents re Severnside

====================================================================================================================================
No.  Document               Parties                 Description
------------------------------------------------------------------------------------------------------------------------------------
1.   Licence                Plymouth (1)            Licence for Lighting Tower
                            Purchaser (2)
------------------------------------------------------------------------------------------------------------------------------------
2.   Agreement              Plymouth (1)            Agreement re Railway Sidings
                            Purchaser (2)
------------------------------------------------------------------------------------------------------------------------------------
3.   Six Deeds of Grant     Plymouth (1)            Deeds of Grant to Purchaser for rights re pipelines for IP Steam,
                            Purchaser (2)           Firefighting Water, Sharpness Water, Potable Water, Gas and Effluent
------------------------------------------------------------------------------------------------------------------------------------
4.   Deed of Grant          Plymouth (1)            Deed of Grant for Cables
                            Purchaser (2)
====================================================================================================================================

                                    TABLE C
                         ANCILLARY PROPERTY DOCUMENTS
                                  re STANLOW

------------------------------------------------------------------------------------------------------------------------------------
1.   Assignment             Seller (1)              Assignment of rights re CO2 Pipeline
                            Purchaser (2)
------------------------------------------------------------------------------------------------------------------------------------



-------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------
2.  Assignment        Seller (1)        Assignment of Agreement with Briti`sh Railways Board
                      Purchaser (2)     dated 20th December 1976
--------------------------------------------------------------------------------------------

NOTE: All of the documents in Tables B and C above are in Agreed Form









-------------------------------------------------------------------------------------

                                    TABLE D
                                TERRA TO SUPPLY

=================================================================================================
Product                               Amines &                 Acrylics                Methanol
                                      Derivatives                                      Business
-------------------------------------------------------------------------------------------------
LP Steam                               X                       X                       X
-------------------------------------------------------------------------------------------------
IP Steam                               X                                               X
-------------------------------------------------------------------------------------------------
HP Steam                               X
-------------------------------------------------------------------------------------------------
Tees Valley Water                      X                       X                       X
-------------------------------------------------------------------------------------------------
Gately Water                           X                       X                       X
-------------------------------------------------------------------------------------------------
Fire Water                             X                       X                       X
-------------------------------------------------------------------------------------------------
Demineralised Water                                            X                       X
-------------------------------------------------------------------------------------------------
Nitrogen                               X                       X                       X
-------------------------------------------------------------------------------------------------
Effluent                               X                       X                       X
-------------------------------------------------------------------------------------------------
Natural Gas                            X                       X                       X
-------------------------------------------------------------------------------------------------
Propane                                                                                X
-------------------------------------------------------------------------------------------------
50Hz Electricity                       X                                               X
-------------------------------------------------------------------------------------------------
40Hz Electricity                       X
-------------------------------------------------------------------------------------------------
Condensate                             X
=================================================================================================

                                    TABLE E

                               TERRA OBTAIN FROM

Teeside Utilities Business

Raw Water

Nitrogen

Methanol Business

LP Steam

IP Steam

Instrument Air

Acrylics (Cassel Works)

IP Steam Grade 1 and 2

                    SUPPLIED TO AMONIA STORAGE AT NORTH TEES

Nitrogen

Electricity

Compressed Air

                                    ANNEX 3

                              PROPERTY WARRANTIES

                                 G. PROPERTIES

(1) The Properties the Premises and the Property Rights together constitute all the freehold or leasehold or other immovable property and rights in immovable property owned or occupied or used by the Seller for the purposes of the Business.

(2) The Seller has good and marketable title to the Properties the Premises and the Property Rights.

(3) The Property Rights comprise all the easements rights and licences owned occupied or used by the Seller or the Seller's Group on the date hereof in connection with the Business and/or necessary in order to enable the Purchaser to comply with its obligations in the Implementation Agreements (construed for the purposes of this paragraph (3) only as if the Clause headed Easements and Wayleaves were excluded therefrom). No further easements rights and licences are required in order to conduct the Business in the manner in which it has heretofore been conducted and in accordance with statutory requirements and all subsisting governmental and regulatory authorisations licences permits and consents.

(4) Where any pipelines run under over or through any public highways waterways or rivers or any property owned by Railtrack plc the pipelines are lawfully in such positions and the Seller has the benefit of a lease or licence/consent not involving excessive payment or onerous obligations from Railtrack plc, any local highway authority, British Waterways Board or any River Authority or their predecessors in title.

(5) The Seller and/or Plymouth have duly performed, observed and complied with all material covenants, restrictions, reservations, conditions, agreements, statutory and common law requirements, by-laws, orders, building regulations and other stipulations and regulations affecting the Properties and the Premises and the uses of the Properties and the Premises and no lease is liable to be forfeited and all rent and other sums due are paid up to date.

(6) The existing use of each of the Properties the Premises and the Property Rights is the lawful permitted use whether under the current Town and County Planning legislation and is not a temporary use and all necessary consents to such existing use have been obtained.

(7) All development carried out on the Properties the Premises and the Property Rights has been and is lawful and all necessary consents and permissions have been or are being obtained for such development.

(8) The consents and permissions referred to in paragraphs (6) and (7) are valid, subsisting and unimpeachable and are not temporary or suspended and are also either unconditional or subject only to conditions which have been satisfied and no planning permission remains unimplemented (whether in whole or in part) nor has any planning application been submitted which awaits determination.

(9) Neither the Properties the Premises or the Property Rights are subject to or affected by any Agreements made pursuant to S.106 of the Town and Country Planning Act 1990 Section 33 of the Local Government (Miscellaneous Provisions) Act 1982 Section 278 of the Highways Act 1980 Section 104 of the Water Industry Act 1991 or any similar legislation whether or not currently in force.

(10) All relevant matters affecting the Properties the Premises and the Property Rights or the use or value thereof or any proposals relating thereto and full details of all leases have been disclosed in writing to the Purchaser or its Solicitors prior to the date hereof.

(11) The replies given to the enquiries and requisitions concerning the Properties the Premises and the Property Rights made by the Purchaser's Solicitors and all disclosures are true and accurate in all material respects.

(12) All the information produced to or given in writing to the Purchaser or the Purchaser's Solicitors in respect of or relating to the Properties the Premises and the Property Rights is true and accurate.

(13) The Seller has complied with its obligations under the Fire Precautions Act 1971 and has applied for and obtained fire certificates thereunder in respect of all the Properties the Premises and the Property Rights to the extent required by such Act.

(14) The Office Copy Entries of Title No. AV220591 dated 22nd September 1994 reveal all matters affecting and benefitting the Severnside Property and no rights or easements have been granted or covenants created which affect the Severnside Property since 22nd September 1994.

(15) The conveyances and other documents referred to in any memoranda endorsed on the Billingham Documents (here meaning any conveyance or documents of title relating to the Billingham Property referred to in the Disclosure Letter) does not relate to a sale of any part of the Billingham Property. The Seller and Plymouth are not aware of any rights created or covenants imposed by such conveyances or documents referred to in the said memoranda which affect the Billingham Property nor have they received notice of any claim to any such rights.

(16) Any conveyances deeds or documents referred to in the Billingham Documents but not comprised in the Billingham Documents do not create any rights or impose any covenants which affect the Billingham Property and neither the Seller nor Plymouth are aware of any claims made to any such rights.

(17) The Seller and/or Plymouth has a good and marketable title sufficient to enable it to grant to the Purchaser a right as to part in perpetuity and as to the remainder for a period expiring in the year 2070 over the land between the Billingham Property and the Seller's No. 2 Head House on the North Bank of the River Tees (but not including that Head House and other than which such route crosses public highways or railways) to lay a pipe of up to 16" diameter and thereafter inspect maintain and repair the same free from any encumbrances which shall prevent the laying operation maintenance and repair of the same.

(18) Notwithstanding the disclosure of the title documents relating to the route of the Ammonia Pipeline the Seller has good and marketable title to the unregistered part of site ACP No. 616 held by virtue of the conveyance of easements and facilities dated 1st January 1988 made between Plymouth (1) the Seller (2) and that Plymouth had good and marketable title demonstrated by a good root of title at the date of the said conveyance free from encumbrances other than those disclosed in the Disclosure Letter.

SIGNED by J.K. REYNOLDS             )
for and on behalf of                )    J. K. REYNOLDS
ICI CHEMICALS & POLYMERS LIMITED    )    ....................................


SIGNED by G.H. VALENTINE            )
for and on behalf of                )    G.H. VALENTINE
TERRA INDUSTRIES LIMITED            )    ....................................


SIGNED by R.W.R. CARTER             )
for and on behalf of                )    R.W.R. CARTER
IMPERIAL CHEMICAL INDUSTRIES PLC    )    ....................................


SIGNED by B.M. JOYCE                )
for and on behalf of                )    B.M. JOYCE
TERRA INDUSTRIES INC.               )    ....................................